UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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OLD DOMINION FREIGHT LINE, INC.

_________________________________________________________

(Name of Registrant as Specified In Its Charter)

_________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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OLD DOMINION FREIGHT LINE, INC.

500 Old Dominion Way
Thomasville, North Carolina 27360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Old Dominion Freight Line, Inc. will be held Wednesday, May 21, 2025, at 10:00 a.m. Eastern Daylight Time, at the Grandover Resort, 1000 Club Road, Greensboro, North Carolina 27407, for the following purposes:

1.
To elect twelve directors to our Board of Directors for one-year terms and until their respective successors have been elected and qualified or until their death, resignation, removal or disqualification or until there is a decrease in the number of directors, as set forth in the accompanying proxy statement.
2.
To approve, on an advisory basis, the compensation of our named executive officers.
3.
To approve the Old Dominion Freight Line, Inc. 2025 Stock Incentive Plan.
4.
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025.
5.
To vote on a shareholder proposal regarding emission reduction targets.
6.
To transact such other business, if any, as may be properly brought before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 13, 2025, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Ross H. Parr

Senior Vice President - Legal Affairs,

General Counsel and Secretary

Thomasville, North Carolina

April 21, 2025

If you do not intend to be present at the meeting, we ask that you vote your shares using a toll-free telephone number, the Internet, or by signing, dating and returning the accompanying proxy card or voting instruction form promptly so that your shares of common stock may be represented and voted at the Annual Meeting. Instructions regarding the different voting options made available to you are contained in the accompanying proxy statement.

OLD DOMINION FREIGHT LINE, INC.

Principal Executive Offices: 500 Old Dominion Way

Thomasville, North Carolina 27360

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on May 21, 2025:

The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2024 Annual Report to Shareholders are available on our corporate website at https://ir.odfl.com/annual-shareholder-meeting-information.

This proxy statement is first being distributed to shareholders on or about April 21, 2025, in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of Old Dominion Freight Line, Inc. for use at the Annual Meeting of Shareholders to be held at the Grandover Resort, 1000 Club Road, Greensboro, North Carolina 27407 on Wednesday, May 21, 2025, at 10:00 a.m. Eastern Daylight Time, and at any adjournment thereof. If you need directions so you can attend the Annual Meeting and vote in person, please contact our Corporate Secretary at (336) 889-5000.

On February 16, 2024, we announced that our Board approved a two-for-one stock split of the Company’s outstanding shares of common stock, and our common stock began trading on a split-adjusted basis on March 28, 2024 (the “two-for-one stock split”). All share and per-share information presented in this proxy statement has been adjusted to reflect the two-for-one stock split, unless otherwise indicated.

2025 Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders
• Time and Date	10:00 a.m., Wednesday, May 21, 2025
• Place	Grandover Resort
1000 Club Road
Greensboro, NC 27407
• Record Date	March 13, 2025
• Voting

Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on at the meeting.

• Admission

If you decide to attend the meeting in person, upon your arrival you will need to register with our Old Dominion representatives at the Grandview Room, which is located on the second floor of the Grandover Resort. See page 7 for further instructions and registration requirements.

Meeting Agenda/Proposals
	Board Vote Recommendation	Page Reference (for more detail)
• Election of twelve directors	FOR ALL	11
• Approval, on an advisory basis, of the compensation of our named executive officers	FOR	59
• Approval of the Old Dominion Freight Line, Inc. 2025 Stock Incentive Plan	FOR	61
• Ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025	FOR	72
• A shareholder proposal regarding emission reduction targets	AGAINST	73
Transact other business, if any, that properly comes before the meeting

Election of Directors

Our directors are elected annually for one-year terms. The twelve nominees below are comprised of eleven current directors and Debra S. King, each of whom have been recommended by the Board. As previously disclosed, Leo H. Suggs is not standing for re-election at the meeting. The nominees receiving a plurality of the votes cast at the meeting will be elected as directors.

Election of Directors (continued) • 8 of our 12 director nominees are independent • Our director nominees have an average tenure of 9 years
					Committees
Name	Age	Director Since	Occupation	Independent	AC	TCC	GNC	RC
David S. Congdon	68	1998	Executive Chairman of the Board of Directors, Old Dominion
Sherry A. Aaholm	62	2018	Private investor	X	X			C
John R. Congdon, Jr.	68	1998	Private investor
Andrew S. Davis	47	2023	Senior Vice President, Strategy and Investments, Cox Enterprises Inc.	X	X	X
Kevin M. Freeman	66	2024	President and Chief Executive Officer, Old Dominion
Bradley R. Gabosch	73	2016	Private investor	X	C			X
Greg C. Gantt	69	2018	Private investor
John D. Kasarda, Ph.D.	79	2008	CEO and President of Aerotropolis Business Concepts LLC; President of Aerotropolis Institute China; Faculty, University of North Carolina at Chapel Hill's Kenan-Flagler Business School	X		X	C
Debra S. King	53		Vice President, Chief Digital and Information Officer, Stryker Corporation	X
Cheryl S. Miller	52	2024	Private investor	X	X			X
Wendy T. Stallings	50	2020	Owner, President and CEO, TPI Event Solutions, Inc.; Real estate developer and investor	X		X	X
Thomas A. Stith, III	61	2021	Co-Founder and CEO, The Michael Thomas Group; Professor of the Practice, University of North Carolina at Chapel Hill's Kenan-Flagler Business School; Fellow, Kenan Institute for Private Enterprise	X			X	X
AC - Audit Committee TCC - Talent and Compensation Committee			GNC - Governance and Nomination Committee RC - Risk Committee C - Committee Chair

  Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers

We are asking our shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers. The Board believes that our executive compensation policies are designed appropriately and are functioning as intended to align pay with performance and produce long-term value for our shareholders.

Fiscal 2024 Executive Compensation Elements
Type	Form	General Purpose and Terms
Cash	Base Salary	Retention component that is reviewed annually and adjusted as needed, and executives are generally eligible for an annual increase.
Non-Equity Performance Incentive Plan (“PIP”)

Motivates and rewards performance by linking a significant portion of compensation to profitability. Earned monthly based upon a fixed percentage, or participation factor, of our pre-tax income. No payment unless pre-tax income exceeds a required minimum performance threshold, and the aggregate PIP payments for each executive are limited to 10x the executive’s annual base salary.

Equity- based	Performance-Based Restricted Stock Award (“RSA”)

Aligns executive compensation with Company performance and shareholder value. Grants are awarded based on the Company’s operating ratio (a measure of profitability calculated by dividing total operating expenses by revenue). Any shares earned generally vest in increments of 33% per year on the anniversary of the grant date, subject to continued service requirements.

Performance-Based Restricted Stock Unit Award (“PBRSU”)

Ties executive compensation to Company achievement of pre-tax income growth performance targets over a one-year performance period, with one-third of the award vesting following the conclusion of the performance period (to the extent the performance target is met) and an additional one-third of the award vesting on each anniversary thereafter, subject to continued service requirements.

Other Employee Benefits	401(k) Plan	Retirement plan with Company match; executive officers receive the same benefit as all employees.
Nonqualified Deferred Compensation Plan

Self-funded retirement benefit; participants can defer significant percentages of annual base salary and monthly non-equity performance-based incentive compensation. No Company match or other contributions are provided by us.

Recent Compensation Decisions

The principal factors in the Talent and Compensation Committee’s executive compensation decisions for 2024 were (i) our financial performance, (ii) the relationship of executive compensation to the Company’s pre-tax income, (iii) the amount of compensation that is performance-based, (iv) the review and analysis conducted by its independent compensation consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”), and (v) strong support received for “say-on-pay” voting results (approximately 97% of votes cast on the proposal at our 2024 Annual Meeting of Shareholders were in favor of such proposal).

In January 2025, after consideration of shareholder outreach feedback and discussion with Pearl Meyer, as well as consideration of Pearl Meyer’s industry and market analysis, the Talent and Compensation Committee approved a new PBRSU program based on a three-year relative total shareholder return (“TSR”) compared to companies in the Dow Jones Transportation Average, to replace the pre-tax income growth goals of the prior PBRSU program, as further described in the “Compensation Discussion & Analysis” section. The new PBRSU design sets the target performance hurdle above the comparator group 50th percentile and caps award funding at the target level if our three-year absolute TSR is negative. The Talent and Compensation Committee approved this design change to, among other things, align with best competitive practice and tie a portion of senior executive pay directly to long-term shareholder value creation.

Recent Compensation Decisions (continued)

We believe this compensation program change further enhances the pay-for-performance focus of our executive compensation program and continues to strengthen the alignment of our executive compensation program with the long-term interests of our shareholders.

Fiscal 2024 Compensation Summary

The following table summarizes the compensation of our Chief Executive Officer, our Chief Financial Officer, and our next three most highly compensated executive officers who were serving at December 31, 2024, to whom we refer to collectively as our named executive officers, for the fiscal year ended December 31, 2024.

Name	Salary ($) (1)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Kevin M. Freeman President and Chief Executive Officer	984,842	2,251,915	9,345,580	665	39,662	12,622,664
Adam N. Satterfield Executive Vice President, Chief Financial Officer and Assistant Secretary	646,482	1,478,113	4,672,790	—	46,018	6,843,403
Gregory B. Plemmons Executive Vice President and Chief Operating Officer	646,482	1,478,113	4,672,790	420	32,870	6,830,675
Cecil E. Overbey, Jr. Senior Vice President - Strategic Development	516,136	901,589	2,803,674	4,654	43,308	4,269,361

Fiscal 2024 Compensation Summary (continued)
Name	Salary ($) (1)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Ross H. Parr Senior Vice President - Legal Affairs, General Counsel and Secretary	516,136	901,589	2,803,674	—	45,515	4,266,914

(1)
The base salaries reported in this table and corresponding amounts reflected in the “Compensation Discussion and Analysis” section may differ due to the timing of effective dates for base salary changes.

Approval of the Old Dominion Freight Line, Inc. 2025 Stock Incentive Plan

We are asking our shareholders to approve the Old Dominion Freight Line, Inc. 2025 Stock Incentive Plan (the “2025 Plan”) in order to comply with The Nasdaq Stock Market LLC (“Nasdaq”) rules requiring shareholder approval of equity compensation plans.

Ratification of the Appointment of our Independent Registered Public Accounting Firm

As a matter of good corporate governance, we are asking our shareholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025.

Shareholder Proposal Regarding Emission Reduction Targets We recommend that shareholders vote against the shareholder proposal regarding emission reduction targets.

2026 Annual Meeting

• Shareholder proposals submitted pursuant to Securities and Exchange Commission (“SEC”) Rule 14a-8 must be received by us by December 22, 2025.

• Notice of shareholder proposals outside of SEC Rule 14a-8, including director nominations pursuant to the proxy access provisions of our bylaws and pursuant to SEC Rule 14a-19, must be received by us no earlier than November 22, 2025 and no later than December 22, 2025.

General Information

The accompanying proxy is solicited by and on behalf of our Board, and the entire cost of such solicitation will be borne by us. This solicitation is being made by mail and may also be made in person or by fax, telephone, or Internet by our officers or employees. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and we will reimburse them for their reasonable expenses in connection therewith.

The accompanying proxy is for use at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. “Registered holders” who have shares registered in the owner's name through our transfer agent may vote by either: (i) completing the enclosed proxy card and mailing it in the postage-paid envelope provided; (ii) voting over the Internet by accessing the website identified on the proxy card and following the online instructions; or (iii) calling the toll-free telephone number identified on the proxy card. Proxies submitted via the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on Tuesday, May 20, 2025.

For shares held in “street name,” that is, shares held in the name of a brokerage firm, bank or other nominee, you should receive a voting instruction form from that institution in lieu of a proxy card. The voting instruction form provides information on how you may instruct your brokerage firm, bank or other nominee to vote your shares.

If you own shares through the Old Dominion 401(k) Retirement Plan, you can direct the plan trustee to vote the shares held in your account in accordance with your instructions by completing any proxy card or voting instruction form you receive in the mail and returning it in the envelope provided or by registering your instructions via the Internet or telephone as directed on the proxy card. If you register your voting instructions by telephone or on the Internet, you do not have to mail in the proxy card. In order to instruct the plan trustee on the voting of shares held in your account, your instructions must be received by 11:59 p.m. Eastern Daylight Time on Sunday, May 18, 2025. If your voting instructions are not received by that date, the plan trustee will vote your shares in the same proportion as the plan shares for which voting instructions have been received.

If you decide to attend the meeting in person, upon your arrival you will need to register with our Old Dominion representatives at the Grandview Room, which is located on the second floor of the Grandover Resort, 1000 Club Road, Greensboro, NC 27407. Please register at least 15 minutes prior to the start of the Annual Meeting to ensure timely entry to the meeting. Please be sure to have your state- or government-issued photo identification with you at the time of registration. After a determination that you are a registered shareholder of Old Dominion common stock as of the record date, you will be allowed to access the meeting room to attend our Annual Meeting. If you are not a registered shareholder but beneficially own shares of our common stock as of the record date, please be sure that you bring your state- or government-issued photo identification as well as either (i) a proxy issued to you in your name by your brokerage firm, bank or other nominee, or (ii) a brokerage statement showing your beneficial ownership of our common stock as of the record date (and a legal proxy from your brokerage firm, bank or other nominee if you wish to vote your shares at the Annual Meeting) to present to us at the time of registration.

The Board of Directors has fixed March 13, 2025 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On March 13, 2025, there were 212,147,030 outstanding shares of our common stock each entitled to one vote. The presence in person or by proxy of a majority of the shares of common stock outstanding on the record date constitutes a quorum for purposes of conducting business at the Annual Meeting. Shareholders do not have cumulative voting rights in the election of directors.

Brokers that are members of certain securities exchanges and that hold shares of our common stock in street name on behalf of beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under the applicable rules governing such brokers, the proposal to ratify the appointment of our independent registered public accounting firm is considered a “discretionary” item. This means that brokers may vote using their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions. In contrast, certain items are considered “non-discretionary,” and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to such items because the brokers are not entitled to vote such uninstructed shares. The proposals to elect directors, approve, on an advisory basis, the compensation of our named executive officers, approve the 2025 Plan and approve the shareholder proposal are considered “non-discretionary,” which means that brokers cannot vote your uninstructed shares when they do not receive voting instructions from you.

Assuming the existence of a quorum at the Annual Meeting, the voting options for each proposal presented in this proxy statement, as well as the vote required to approve each proposal at the Annual Meeting, are as follows:

Proposal 1 - Election of Directors: With respect to this proposal, you may cast your vote “for all,” “withhold all,” or “for all except” with respect to the director nominees. The nominees receiving a plurality of the votes cast will be elected as directors.

Proposal 2 - Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers: With respect to this proposal (the results of which will not be binding upon Old Dominion or the Board), you may vote “for,” “against,” or “abstain” from voting. For this non-binding vote to be approved by the shareholders, the votes cast “for” this proposal must exceed the votes cast “against” this proposal.

Proposal 3 - Approval of the 2025 Plan: With respect to this proposal, you may vote “for,” “against,” or “abstain” from voting. For this proposal to be approved by the shareholders, the votes cast “for” this proposal must exceed the votes cast “against” this proposal.

Proposal 4 - Ratification of the Appointment of Our Independent Registered Public Accounting Firm: With respect to this proposal, you may vote “for,” “against,” or “abstain” from voting. For this proposal to be approved by the shareholders, the votes cast “for” this proposal must exceed the votes cast “against” this proposal.

Proposal 5 - Shareholder Proposal Regarding Emission Reduction Targets: With respect to this proposal, you may vote “for,” “against,” or “abstain” from voting. For this proposal to be approved by the shareholders, the votes cast “for” this proposal must exceed the votes cast “against” this proposal.

Abstentions, shares that are withheld as to voting and broker non-votes (if any) will be counted for determining the existence of a quorum, but will not be counted as a vote cast with respect to any of the proposals and, therefore, will have no effect on the outcome of the vote for any of the proposals presented at the Annual Meeting.

Where a choice is specified on any proxy as to the vote on any matter to come before the Annual Meeting, the proxy will be voted in accordance with such specification. If no specification is made but the proxy is otherwise properly completed, the shares represented thereby will be voted “for” the election of the director nominees named in this proxy statement, “for” the approval, on an advisory basis, of the compensation of our named executive officers, “for” the approval of the 2025 Plan, “for” the ratification of the appointment of our independent registered public accounting firm, and “against” the shareholder proposal. Any shareholder submitting the accompanying proxy has the right to revoke it by notifying our Corporate Secretary in writing at any time prior to the voting of the proxy. A proxy is suspended if the person giving the proxy properly elects to vote in person and attends the Annual Meeting.

Management is not aware of any matters, other than those specified above, that will be presented for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the persons named as agents in the proxy will vote upon such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our common stock, $0.10 par value, our only class of voting security, as of March 13, 2025, or such other date as indicated in the footnotes to the table, for: (i) each person known by us to own beneficially more than five percent of our common stock; (ii) each current director and the new director nominee; (iii) each named executive officer and each of the other executive officers; and (iv) all current directors, the new director nominee, the named executive officers and all of the other executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, the address of all listed shareholders is c/o Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, NC 27360. As of March 13, 2025, and in compliance with our securities trading policy, none of our directors or executive officers have pledged our common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percent
The Vanguard Group, Inc. (2) 100 Vanguard Boulevard Malvern, PA 19355	21,850,382	10.0%
BlackRock, Inc. (3) 50 Hudson Yards New York, NY 10001	17,603,522	8.1%
T. Rowe Price Associates, Inc. (4) 100 E. Pratt Street Baltimore, MD 21202	15,807,585	7.4%
David S. Congdon (5)	11,331,797	5.3%
John R. Congdon, Jr. (6)	9,507,799	4.5%
Greg C. Gantt (7)	107,529	*
Adam N. Satterfield (8)	75,359	*
Kevin M. Freeman (9)	69,797	*
Cecil E. Overbey, Jr. (10)	49,091	*
Ross H. Parr (11)	42,144	*
Christopher T. Brooks (12)	39,535	*
Gregory B. Plemmons (13)	35,339	*
John D. Kasarda	14,335	*
Bradley R. Gabosch	13,383	*
Christopher J. Kelley (14)	12,669	*
Steven W. Hartsell (15)	12,245	*
Sherry A. Aaholm	10,851	*
Leo H. Suggs(16)	7,383	*
Wendy T. Stallings	5,929	*
Thomas A. Stith, III	2,929	*
Andrew S. Davis	1,747	*
Cheryl S. Miller	795	*
Debra S. King	—	*
All Directors, the Named Executive Officers and all of the other Executive Officers as a Group (20 persons)	21,340,656	10.0%
_______________

* Less than 1%

(1)
Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name. Beneficial ownership was determined from public filings, representations by the named shareholders and the Old Dominion Freight Line, Inc. 401(k) Plan.
(2)
Information was obtained from a Schedule 13G/A filed on March 11, 2024 with the SEC by The Vanguard Group, Inc. (“Vanguard”). Vanguard reported: (i) shared power to vote, or direct the vote of, 249,892 shares; (ii) sole power to dispose of, or direct the disposition of, 21,038,710 shares; and (iii) shared power to dispose of, or direct the disposition of, 811,672 shares. As reported, Vanguard’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. No one other person’s interest in the shares is more than five percent.
(3)
Information was obtained from a Schedule 13G/A filed on January 25, 2024 with the SEC by BlackRock, Inc. (“BlackRock”). BlackRock reported sole power to vote, or direct the vote of, 16,249,732 shares, and sole power to dispose of, or direct the disposition of, 17,603,522 shares. As reported, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. No one person’s interest in the shares is greater than five percent of the total outstanding common shares.
(4)
Information was obtained from a Schedule 13G/A filed on February 14, 2025 with the SEC by T. Rowe Price Associates, Inc. (“T. Rowe”). T. Rowe reported sole power to vote, or direct the vote of, 14,954,282 shares and sole power to dispose of, or direct the disposition of, 15,753,961 shares.
(5)
Includes: (i) 176,491 shares held in Mr. Congdon’s 401(k) retirement plan; (ii) 3,590,642 shares held as trustee of various family trusts; (iii) 3,793,886 shares held through shared voting and investment rights as co-trustee of various family trusts; (iv) 3,619,988 shares held through shared voting and investment rights with the shareholder’s spouse as trustee of various family trusts; and (v) 150,790 shares beneficially owned by certain other family members through various trusts.
(6)
Includes: (i) 795 shares held directly by John R. Congdon, Jr.; (ii) 3,114,257 shares held as trustee of various family trusts; (iii) 782,122 shares held through shared voting and investment rights as co-trustee of various family trusts; and (iv) 3,891,179 shares held by another trust of the shareholder. This amount also includes 1,719,446 shares held by a GRAT Remainder Trust, with respect to which John R. Congdon, Jr. disclaims beneficial ownership.
(7)
Includes 268 shares owned in Mr. Gantt’s spouse's 401(k) retirement plan.
(8)
Includes 23,597 shares owned in Mr. Satterfield’s 401(k) retirement plan.
(9)
Includes: (i) 49,039 shares held as trustee of a family trust and (ii) 10,464 shares owned in Mr. Freeman's 401(k) retirement plan.
(10)
Includes 8,827 shares owned in Mr. Overbey’s 401(k) retirement plan.
(11)
Includes 620 shares owned in Mr. Parr’s 401(k) retirement plan.
(12)
Includes 870 shares owned in Mr. Brooks’ 401(k) retirement plan.
(13)
Includes: (i) 27,437 shares held as trustee of a family trust and (ii) 923 shares owned in Mr. Plemmons’ 401(k) retirement plan.
(14)
Includes: (i) 3,332 shares held as trustee of a family trust and (ii) 4,242 shares owned in Mr. Kelley’s 401(k) retirement plan.
(15)
Includes: (i) 5,782 shares held as trustee of a family trust and (ii) 1,382 shares owned in Mr. Hartsell’s 401(k) retirement plan.
(16)
Mr. Suggs is retiring at the end of his current term and is not standing for re-election at the Annual Meeting.

Proposal 1 - Election of Directors

Our Bylaws currently provide that the number of directors shall be not less than five nor more than twelve, and the Board has determined that it shall consist of twelve directors. The Board, in concert with its Governance and Nomination Committee, has nominated eleven current directors and one new nominee – Debra S. King – for election to the Board at the Annual Meeting. The Board, in concert with its Governance and Nomination Committee: (i) discussed multiple candidates as potential new director nominees as part of its selection process; (ii) sought out highly qualified women and individuals from minority groups to include in the pool from which director nominees were to be chosen; (iii) considered other criteria as set forth in our Corporate Governance Guidelines relating to the recommendation of director nominees; and (iv) obtained input from members of management as appropriate. In recruiting Ms. King, the Board paid a fee to a third-party search firm to help identify director prospects, perform candidate outreach, and provide other related services. Following completion of this process and multiple meetings with members of the Board and Old Dominion’s management team, Ms. King was formally nominated for election to the Board at the Annual Meeting.

Unless authority is withheld, it is intended that proxies received in response to this solicitation will be voted in favor of the nominees. In accordance with its charter and our Corporate Governance Guidelines, the Board, in concert with its Governance and Nomination Committee, has approved the twelve individuals named below to serve as directors until our next annual meeting and until their respective successors have been elected and qualified or until their death, resignation, removal or disqualification or until there is a decrease in the number of directors. The age and a brief biographical description of each director nominee, his or her position with us, certain board memberships, and the nominee’s specific experience, qualifications, attributes, skills, diversity characteristics or other factors that led our Board to conclude that the candidate is well-qualified to serve as a member of our Board are set forth below. This information and certain information regarding beneficial ownership of securities by such nominees contained in this proxy statement has been furnished to us by the nominees or obtained from filings with the SEC. All of the nominees have consented to serve as directors, if elected.

David S. Congdon (68) was appointed Executive Chairman of the Board effective May 2018, having previously served as Vice Chairman of the Board and Chief Executive Officer from May 2015 to May 2018, and President and Chief Executive Officer from January 2008 to April 2015. He was our President and Chief Operating Officer from May 1997 to December 2007 and served in various positions in operations, maintenance and engineering between 1978 and 1997. He was first elected a director in 1998 and is the cousin of John R. Congdon, Jr., who also serves on the Board. Mr. Congdon, through his more than 40 years of service to us, including 27 years of service as an executive officer of Old Dominion, has played a critical role in helping us develop our strategic plan and grow our operations through geographic expansion and acquisitions. He has experience leading us through difficult operating conditions and has helped guide Old Dominion to sustained profitability and significant growth in shareholder value. The Board benefits from Mr. Congdon’s critical knowledge of the less-than-truckload (“LTL”) industry, his leadership in cultivating our unique OD Family Culture, and his deep understanding of the operational and regulatory complexities that we must address as a publicly-traded transportation company.

Sherry A. Aaholm (62) was first elected as a director in 2018. Ms. Aaholm most recently served as Vice President and Chief Digital Officer of Cummins, Inc. (NYSE: CMI), a global power leader and a corporation of complementary business segments that design, manufacture, distribute and service a broad portfolio of power solutions, from April 2021 to June 2024. She also previously served as Vice President - Chief Information Officer of Cummins from June 2013 to March 2021. From August 1999 to December 2012, Ms. Aaholm served as Executive Vice President, Information Technology of FedEx Services. Ms. Aaholm also serves as a member of the board of directors of nVent Electric PLC, a leading global provider of electrical connection and protection solutions. The Board benefits from Ms. Aaholm’s graduate degree in sustainability and her experience as a director of another publicly-traded company, as well as her over 36 years of overseeing mission-critical information systems, extensive experience in technology and information security, and development of digital/Internet of Things (IoT) and prognostics solutions for manufacturing and physical products, including in the transportation and logistics industries. Ms. Aaholm also brings to the Board key human capital management experience, gained from developing successful leadership programs and cultivating talent across different organizations. In addition, the Board benefits from the fact that Ms. Aaholm is National Association of Corporate Directors (“NACD”) Directorship Certified®. NACD Directorship Certified directors establish themselves as committed to continuing education on emerging issues and helping to elevate the role of directorship.

John R. Congdon, Jr. (68) was first elected as a director in 1998. He is the cousin of David S. Congdon, the Company’s Executive Chairman of the Board. Prior to their acquisition by Penske Truck Leasing in July 2017, Mr. Congdon served as the Chairman of the Board of Directors and Chief Executive Officer for each of Old Dominion Truck Leasing, Inc. and Dominion Dedicated Logistics, Inc. Mr. Congdon has over 40 years of experience in the trucking industry and brings to the Board extensive knowledge of dedicated logistics, fleet management services and the purchase and sale of equipment. Having previously served as chairman of a board, Mr. Congdon also brings experience in board management.

Andrew S. Davis (47) was first elected as a director in 2023. Since April 2022, Mr. Davis has served as Senior Vice President, Strategy and Investments of Cox Enterprises Inc. and as Managing Partner of its venture capital fund, Socium Ventures. From December 2019 to February 2022, he served as Director of Private Investments at T. Rowe Price Associates, Inc. (“T. Rowe”), where he managed the private venture capital investments held in portfolios and funds advised by the firm. In a prior role at T. Rowe, from July 2010 to December 2019, Mr. Davis served as Vice President, Equity Investment Analyst, with responsibility for analysis and investment in companies within the transportation sector. Mr. Davis also previously served as a manager in the Financial Advisory Services Group at Deloitte & Touche LLP. Mr. Davis also serves as a member of the board of directors and as chair of the Audit Committee of Wheels Up Experience Inc., a leading provider of on-demand private aviation in the U.S. and one of the largest private aviation companies in the world. The Board benefits from Mr. Davis’ experience in the transportation sector as a public company investor at T. Rowe, his experience as a director of another publicly-traded company and his experience advising on capital allocation and strategic matters in his current and prior roles.

Kevin M. Freeman (66) was first elected as a director in 2024. Mr. Freeman has served as our President and Chief Executive Officer since July 2023 and previously served as our Executive Vice President and Chief Operating Officer since May 2018. He also served as our Senior Vice President – Sales from January 2011 to May 2018 and Vice President of Field Sales from May 1997 to December 2010. Mr. Freeman has 45 years of experience in the transportation industry, and has held various positions in operations and sales with Old Dominion since joining us in February 1992. Mr. Freeman, through his ever-increasing roles and responsibilities with us over the past 33 years, has played a critical role in the development of our operational and sales plans and brings to the Board significant expertise in LTL industry leadership, customer relations and business strategy.

Bradley R. Gabosch (73) was first elected as a director in 2016. Mr. Gabosch previously served as Managing Director for the public accounting firm Grant Thornton LLP from August 2014 to May 2016. Mr. Gabosch also served in various positions at Grant Thornton LLP, including as Carolinas Managing Partner, from October 2009 until his retirement as partner in July 2013. He has over 43 years of experience in the public accounting profession, of which 29 years were spent as an audit partner. Mr. Gabosch brings to the Board extensive knowledge of accounting and management and a strong understanding of financial statement oversight and disclosure matters. The Board also benefits from Mr. Gabosch’s specific public accounting experience in the freight transportation and logistics industry, as well as his expertise in risk management and oversight.

Greg C. Gantt (69) was first elected as a director in 2018. He served as our President and Chief Executive Officer from May 2018 to June 2023 and previously served as our President and Chief Operating Officer from May 2015 to May 2018. He was our Executive Vice President and Chief Operating Officer from June 2011 to May 2015, and served as our Senior Vice President - Operations from January 2002 to June 2011. He joined us in November 1994 and was one of our regional Vice Presidents until January 2002. Prior to his employment with us, Mr. Gantt served in many operational capacities with Carolina Freight Carriers Corporation, including Vice President of its Southern Region. Mr. Gantt, through his ever-increasing roles and responsibilities with us over the past 30 years, played a critical role in the development of our operational plan. He brings to the Board significant expertise in LTL industry leadership and business strategy, and valuable experience with respect to marketing, sales and customer relationship management.

John D. Kasarda, Ph.D. (79) was first elected as a director in 2008. Dr. Kasarda has a Ph.D. in Sociology. He serves as the President and Chief Executive Officer of Aerotropolis Business Concepts LLC and the President of Aerotropolis Institute China. Dr. Kasarda is also on the faculty at the University of North Carolina at Chapel Hill's Kenan-Flagler Business School and is a former Chair of the University's Department of Sociology. He is considered the leading developer of the aerotropolis concept, which brings together air logistics and surface transportation to foster airport-linked business development. He is the former Editor-in-Chief of Logistics, an international journal of transportation and supply chain management, and brings a unique perspective and creative insights to our Board due to his breadth of knowledge in business strategy, transportation, logistics, and sustainable development. Through his thought leadership and worldwide experiences in the transportation industry, he provides our Board with critical perspective and analysis regarding shareholder and stakeholder governance matters.

Debra S. King (53) was nominated by our Board, as further described under “Proposal 1 – Election of Directors.” Ms. King has accepted an offer to serve as Vice President, Chief Digital and Information Officer at Stryker Corporation, a global leader in medical technologies, expected to begin June 2025. Prior to this role at Stryker, she served as Chief

Technology Officer of Bunge Ltd. from December 2022 to April 2025. Before joining Bunge, she was a Senior Advisor at McKinsey & Company during the fourth quarter of 2022. Prior to that role, Ms. King served as Chief Information Officer at Corteva, Inc. from 2017 to 2021, where she led the Agriculture Division information technology spin-off from DowDuPont Inc., built a technology foundation for the new company, and led the company-wide ERP and digital transformation programs. Previously, she spent 15 years at Pfizer, Inc. in a range of information technology leadership roles across business domains, managing information technology organizations and operations at scale, and leading numerous global transformation programs. She started her career in technology consulting before moving into corporate roles. The Board will benefit from Ms. King's more than 20 years of information technology leadership experience.

Cheryl S. Miller (52) was first elected as a director in 2024. Ms. Miller most recently served as Chief Financial Officer of West Marine, the nation’s leading omni-channel provider of products, services and expertise for the marine aftermarket, from January 2022 to October 2022. She previously served as Executive Strategic Advisor to JM Family Enterprises, a diversified automotive company, from May 2021 to December 2021, prior to which she served as Executive Vice President and Chief Financial Officer of JM Family Enterprises from January 2021 to April 2021. She previously served as President and Chief Executive Officer of AutoNation, Inc., a publicly traded automotive retailer with major metropolitan franchises and e-commerce operations from July 2019 to April 2020, prior to which she served as Executive Vice President and Chief Financial Officer of AutoNation, Inc. since 2014, and as its Treasurer and Vice President of Investor Relations since 2010. Ms. Miller also served on the Board of AutoNation, Inc. from July 2019 to July 2020. She currently serves on the board of directors and as chair of the Compensation and Leadership Development Committee of Tyson Foods, Inc., one of the world’s largest food companies and a recognized leader in protein. She also currently serves on the board of directors and as chair of the Audit Committee of Celsius Holdings, Inc., a global lifestyle fitness drink company. The Board will benefit from Ms. Miller’s more than 20 years of corporate finance experience, financial statement expertise and deep understanding of public company shareholder matters. In addition, the Board benefits from the fact that Ms. Miller is NACD Directorship Certified®.

Wendy T. Stallings (50) was first elected as a director in 2020. Ms. Stallings is a real estate developer and investor and the sole owner of TPI Event Solutions, Inc., a full-service event management company specializing in large scale national catering contracts, hospitality, corporate events, merchandise and contract fulfillment, where she has served as President and CEO since founding the company in December 2000. She was also the co-owner of Excel Learning Centers, a children’s early learning program, where she acquired and developed campuses throughout North Carolina and served as Vice President from March 2006 until the sale of the business in August 2021. The Board benefits from Ms. Stallings’ law degree as well as her comprehensive expertise in entrepreneurship, strategic planning, sales, customer relations and business management. Ms. Stallings also brings to the Board significant knowledge with respect to regulatory, reporting, and human relations matters gained from her varied business experiences.

Thomas A. Stith, III (61) was first elected as a director in 2021. Since July 2022 (and from January 2017 to September 2019), Mr. Stith has served as CEO of The Michael Thomas Group, a firm that he co-founded in 1995 focused on consulting and advising clients seeking business development opportunities in the public and private sectors. He also serves as a Professor of the Practice at the University of North Carolina at Chapel Hill's Kenan-Flagler Business School and as a Fellow for the Kenan Institute of Private Enterprise, where he previously served as a 2023 Distinguished Fellow to support the Institute's Grand Challenge: Workforce Disrupted Seeking the Labor Market’s Next Equilibrium initiative. Distinguished Fellows are global scholars committed to leveraging their individual expertise, thought leadership, research and networks to further the institute’s efforts to examine – and drive solutions to – the most complex and timely issues facing business and the economy. From January 2021 to July 2022, Mr. Stith served as President of the North Carolina Community College System, where, as chief administrative officer of the system, he provided policy oversight and guidelines for the 58 community and technical colleges in the system. From September 2019 to December 2020, Mr. Stith served as District Director of the U.S. Small Business Administration (“SBA”), with responsibility, as the SBA’s senior representative in North Carolina, for developing and implementing the District Office Strategic Plan while directing and managing all SBA programs within North Carolina. From January 2013 to December 2016, Mr. Stith served as Chief of Staff to North Carolina Governor Pat McCrory, in which role he advised and made recommendations to the Governor on public policy, budget, and state government operations matters. Mr. Stith brings to the Board extensive experience in public policy and administration, regulatory affairs, enterprise risk assessment, strategic business practices, governance and legislative affairs, including valuable expertise with respect to information system management and governance matters at the federal, state and local levels. The Board also benefits from the fact that Mr. Stith is NACD Directorship Certified® and serves on the NACD Corporate Directors Institute (CDI) Board of Directors.

The nominees receiving a plurality of the votes cast will be elected as directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES IDENTIFIED ABOVE.

Executive Officers

The following provides certain information about our executive officers who are not directors or nominees:

Christopher T. Brooks (54) was appointed Senior Vice President - Human Resources & Safety effective January 2018 after serving as our Vice President - Human Resources from June 2015 to December 2017. Prior to joining us, he served as Senior Vice President of Human Resources at National General Insurance (which was acquired by The Allstate Corporation in 2021) from January 2015 to June 2015 after serving as that company’s Vice President of Human Resources from January 2010 to December 2014.

Steven W. Hartsell (57) was appointed Senior Vice President – Sales effective July 2023, after serving as our Vice President – Field Sales since January 2019. Mr. Hartsell also served as our Director – Expedited Sales & Service from May 2008 to January 2019 and as one of our Regional Sales Directors from March 2002 to May 2008. Mr. Hartsell previously served in various other positions in operations and sales since joining us in January 1998.

Christopher J. Kelley (55) was appointed Senior Vice President – Operations effective May 2023, after serving as our Vice President – Central States Region since November 2011. He also served as one of our Regional Sales Directors from November 2004 to November 2011. Mr. Kelley has 32 years of experience in the transportation industry, and has served Old Dominion in various other positions in sales since joining us in July 2002.

Cecil E. Overbey, Jr. (63) was appointed Senior Vice President - Strategic Development in January 2011 after serving as our Vice President of National Accounts and Marketing since July 2000. Mr. Overbey has 39 years of experience in the transportation and distribution industries, and since joining us in June 1995 as a National Account Executive, has held various other management positions in sales and marketing with Old Dominion.

Ross H. Parr (53) was appointed Senior Vice President - Legal Affairs, General Counsel and Secretary effective January 2016, after serving as our Vice President - Legal Affairs, General Counsel and Secretary since May 2012. Mr. Parr joined us in August 2011 and served as our Vice President, Deputy General Counsel and Assistant Secretary until May 2012. From August 2003 to December 2007 Mr. Parr was an associate, and from January 2008 to August 2011 he was a member, at the law firm Womble Carlyle Sandridge & Rice (now known as Womble Bond Dickinson (US) LLP).

Gregory B. Plemmons (60) was appointed Executive Vice President and Chief Operating Officer effective July 2023 after serving as our Senior Vice President – Sales since January 2019. He also served as our Vice President – Field Sales from September 2013 to January 2019 and as our Vice President – OD Global from December 2002 to September 2013. Mr. Plemmons has 36 years of experience in the transportation industry, and has served Old Dominion in various other positions in operations and sales since joining us in April 1997.

Adam N. Satterfield (50) was appointed Executive Vice President, Chief Financial Officer and Assistant Secretary effective July 2023, after serving as Senior Vice President - Finance, Chief Financial Officer and Assistant Secretary since January 2016. Mr. Satterfield also served as our Vice President – Treasurer from June 2011 to December 2015, as our Director - Finance and Accounting from August 2007 to June 2011 and as our Manager - SEC Reporting from October 2004 to August 2007. Prior to joining us in October 2004, he was an Audit Manager with KPMG LLP, a global accounting firm. Mr. Satterfield is a Certified Public Accountant.

Corporate Governance

Board Leadership Structure

Since January 2008, the Board has separated the roles of Chairman of the Board and Chief Executive Officer. The separation of the roles allows the Company to leverage the extensive knowledge of a former Chief Executive Officer of the Company. Earl E. Congdon served as our Chairman and Chief Executive Officer from 1985 through 2007, Executive Chairman from January 2008 to April 2018, and Senior Executive Chairman from May 2018 to January 2021. David S. Congdon, who currently serves as our Executive Chairman, served as our Chief Executive Officer from January 2008 to May 2018. The Company and the Board benefit from the significant expertise and experience of a prior Chief Executive

Officer in the Chairman role, while providing full oversight of our strategic initiatives and business plans to the current Chief Executive Officer.

The Board also believes that strong, independent Board leadership is an important aspect of effective corporate governance and, as a result, appointed a Lead Independent Director in January 2010. Leo H. Suggs has served in such role since December 2018, and the Board has elected John D. Kasarda to serve in such role following Mr. Suggs' retirement. Our Lead Independent Director's responsibilities and authority include presiding at meetings of our independent directors, coordinating with our Executive Chairman and our Chief Executive Officer on Board meeting agendas, schedules and materials and otherwise acting as a liaison between the independent directors, our Executive Chairman and our Chief Executive Officer. For these reasons, the Board believes that this leadership structure is appropriate for us. The Board believes that there is no specific generally accepted leadership structure that applies to all companies, nor is there one specific leadership structure that permanently suits us. As a result, our decision as to whether to combine, separate or add to the positions of Chairman and Chief Executive Officer and whether to have a Lead Independent Director may vary from time to time, as industry or our own conditions and circumstances warrant. The independent directors of the Board consider the Board's leadership structure on an annual basis to determine the structure that is most appropriate for the governance of Old Dominion.

Independent Directors

In accordance with Nasdaq listing standards, our Board must consist of a majority of independent directors. The Board has determined that current directors Ms. Aaholm, Mr. Davis, Mr. Gabosch, Dr. Kasarda, Ms. Miller, Ms. Stallings, Mr. Stith, and Mr. Suggs, and new director nominee Ms. King, are each independent in accordance with Nasdaq listing standards. The Board performed a review to determine the independence of its members and made a subjective determination as to each that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Old Dominion. In making these determinations, the Board considered information provided by the current directors as well as Ms. King, in addition to information obtained by us, with regard to each individual's business and personal activities as they may relate to us and our management. Our Corporate Governance Guidelines direct the independent directors of the Board to meet in executive session at least twice each year, and they met five times in 2024. Shareholders may communicate with the independent directors by following the procedures set forth in “Shareholder Communications with the Board” in this proxy statement.

Attendance and Committees of the Board

Pursuant to our Corporate Governance Guidelines, directors are expected to attend the Annual Meeting and all meetings of the Board, including all meetings of Board committees of which they are members. All of our directors then in office were present at our 2024 Annual Meeting of Shareholders that was held on May 15, 2024. Our Board of Directors held six meetings during 2024. The Board of Directors has four standing committees: the Audit Committee, the Talent and Compensation Committee, the Governance and Nomination Committee and the Risk Committee. Each member of the Audit Committee, the Talent and Compensation Committee, the Governance and Nomination Committee and the Risk Committee is an “independent director” as such term is defined under applicable SEC rules and regulations and Nasdaq listing standards. In 2024, all incumbent directors attended at least 75% of the aggregate meetings held by the Board and their assigned committees during the period for which they served on the Board or such committees.

Audit Committee

The Audit Committee, which is a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), currently consists of Bradley R. Gabosch (Chair), Sherry A. Aaholm, Andrew S. Davis, and Cheryl S. Miller, each of whom the Board has determined is independent pursuant to applicable SEC rules and regulations and Nasdaq listing standards. The Board has determined that all Audit Committee members are financially literate and that Mr. Davis, Mr. Gabosch, and Ms. Miller each qualify as an “audit committee financial expert” as defined by applicable SEC rules. Please refer to the experience described for each of these members under “Proposal 1 - Election of Directors” in this proxy statement.

The Audit Committee is governed by a written charter approved by the Board, which is available on our website at https://ir.odfl.com/corporate-governance/governance-documents. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board for approval. Committee members are nominated annually by the Governance and Nomination Committee and approved by our Board to serve for one-year terms. Information regarding the functions performed by this committee is set forth in the “Report of Audit Committee,”

which is included in this proxy statement. In fulfilling its duties, the Audit Committee, among other things, appoints, compensates and oversees the work of the independent registered public accounting firm. In addition, the Audit Committee periodically meets with management to review the results of risk assessments, including our major financial risk exposures and steps management has taken to monitor and control such exposures. Our Internal Audit Department reports to the Audit Committee on its audit plan and our audit-related processes and procedures and internal controls. The Audit Committee met ten times in 2024. The Audit Committee holds telephonic meetings after each quarterly period to discuss with both management and our independent registered public accounting firm, Ernst & Young LLP (“EY”), the financial results to be included in our periodic filings with the SEC prior to their release.

Talent and Compensation Committee

Our Talent and Compensation Committee currently consists of Leo H. Suggs (Chair), Andrew S. Davis, John D. Kasarda and Wendy T. Stallings, each of whom the Board has determined to be independent pursuant to applicable SEC rules and regulations and Nasdaq listing standards. Committee members are nominated annually by the Governance and Nomination Committee and approved by our Board to serve for one-year terms.

The Talent and Compensation Committee is responsible for reviewing the components of our compensation plans for our officers, including an evaluation of the components of compensation, the standards of performance measurements and the relationship between performance and compensation. The Talent and Compensation Committee is also responsible for reviewing the results of our most recent “say-on-pay” vote and any shareholder feedback from our shareholder outreach initiatives, and also determines whether any adjustments to our compensation policies and practices are necessary or appropriate in light of such “say-on-pay” vote or shareholder feedback. In addition, the Talent and Compensation Committee regularly engages with our management team regarding the Company’s human capital programs. Please refer to our compensation philosophy described in the “Compensation Discussion and Analysis” section of this proxy statement for further discussion, including the role of executive officers in determining or recommending the amount or form of executive and non-employee director compensation. The Talent and Compensation Committee also reviews and evaluates our non-employee director compensation program, and recommends changes as deemed necessary to maintain alignment with our compensation philosophy.

The Talent and Compensation Committee is governed by a written charter approved by the Board, which is available on our website at https://ir.odfl.com/corporate-governance/governance-documents. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board for approval. The Committee meets periodically and is authorized to obtain opinions or reports from external or internal sources as it may deem appropriate or necessary to assist and advise it in connection with its responsibilities. The Talent and Compensation Committee met four times in 2024. In addition, the Chair of the Talent and Compensation Committee meets periodically with our Executive Chairman and our Chief Executive Officer to review and evaluate our executive compensation program and the relationship between performance and compensation. In accordance with its charter, the Committee may delegate authority to one or more members of the Committee as deemed necessary to fulfill its responsibilities. No such authority was delegated in 2024.

To assist the Talent and Compensation Committee with its review and analysis of executive, non-employee director and employee compensation matters, the Talent and Compensation Committee has engaged the services of an independent compensation consulting firm, Pearl Meyer, periodically since 2013. In 2023 and 2024, the Talent and Compensation Committee engaged Pearl Meyer to review and analyze our executive compensation program and conduct a peer group assessment, as well as assess and consider any shareholder outreach matters and shareholder advisory group observations. In addition, in 2023, the Talent and Compensation Committee also engaged Pearl Meyer to review and analyze the competitiveness of our non-employee director compensation program, including how our program and performance compared to those of our peer group. For a more detailed discussion of the nature and scope of the role of Pearl Meyer with respect to our compensation programs, please see “Compensation Discussion and Analysis - Role of Compensation Consultant” and “Director Compensation - Components of Compensation” below.

Governance and Nomination Committee

The Governance and Nomination Committee currently consists of John D. Kasarda (Chair), Wendy T. Stallings, Thomas A. Stith, III, and Leo H. Suggs, each of whom the Board has determined is independent pursuant to applicable Nasdaq listing standards. This Committee makes recommendations concerning the size and composition of the Board of Directors; evaluates and recommends candidates for election as directors (including nominees recommended by shareholders); coordinates the orientation (in conjunction with our Executive Chairman and our Chief Executive Officer) and educational opportunities for new and existing directors; assesses, with the assistance of our management team, environmental, social and governance (“ESG”) matters and their relationship with various stakeholder, shareholder, sustainability and corporate citizenship considerations; and develops and implements our corporate governance policies. We also maintain a corporate membership in the NACD, which provides our Board members with opportunities and resources to continue to enhance their knowledge of current governance best practices and emerging issues faced by public company directors. As noted in “Proposal 1 – Election of Directors,” each of Ms. Aaholm, Ms. Miller and Mr. Stith are NACD Directorship Certified®.

The Governance and Nomination Committee is responsible for overseeing the annual self-evaluation process of the Board and its committees, which is used by the Board and each committee to assess effectiveness, performance and opportunities for improvement. The Governance and Nomination Committee reports its findings and any recommendations to the Board. During 2024, the Board and committee evaluation process involved the distribution of a self-assessment questionnaire to all Board and committee members inviting a review and written comments on all aspects of the Board and each committee’s composition, role and responsibilities, as well as director performance and Board dynamics. For both the Board and the relevant committee, the process solicited ideas from directors about (i) improving quality of Board and committee discussions on key matters, (ii) identifying specific issues that should be discussed in the future, and (iii) identifying any other matters of importance to the proper functioning of the Board or relevant committee.

The Governance and Nomination Committee is governed by a written charter approved by the Board, which is available on our website at https://ir.odfl.com/corporate-governance/governance-documents. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board for approval. Committee members are appointed annually by a majority of the Board to serve for one-year terms. The Governance and Nomination Committee met four times in 2024.

Risk Committee

The Risk Committee currently consists of Sherry A. Aaholm (Chair), Bradley R. Gabosch, Cheryl S. Miller, and Thomas A. Stith, III, each of whom the Board has determined is independent pursuant to applicable Nasdaq listing standards. The Risk Committee assists the Board in overseeing management’s identification and evaluation of enterprise risks, including the Company’s risk management framework, compliance programs and policies, and procedures and practices employed to manage operational, strategic, reputational, technology, ESG and other risks. Among other responsibilities, the Risk Committee oversees the Company’s risk assessment and risk management practices for risks associated with technology and operations, such as (i) the quality, adequacy and effectiveness of the Company’s data security, privacy and technology policies, procedures and internal controls; (ii) cybersecurity and cyber incident responses; and (iii) business continuity, crisis management and disaster recovery planning and capabilities. With the assistance of the Company's Compliance Department, the Risk Committee also periodically assesses management of sustainability-related risks.

The Risk Committee is governed by a written charter approved by the Board, which is available on our website at https://ir.odfl.com/corporate-governance/governance-documents. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board for approval. Committee members are appointed annually by a majority of the Board to serve for one-year terms. The Risk Committee met four times in 2024.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines, which provide the framework for fulfillment of the Board's duties and responsibilities in light of various best practices in corporate governance and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards, our withhold vote policy, meeting requirements and responsibilities of the Board and its committees. The Corporate Governance Guidelines are available on our website at https://ir.odfl.com/corporate-governance/governance-documents.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all of our directors, officers (including our Chief Executive Officer, Chief Financial Officer, principal accounting officer and any person performing similar functions) and employees. Our Code of Business Conduct is available on our website at https://ir.odfl.com/corporate-governance/governance-documents. To the extent permissible under applicable law, the rules of the SEC and Nasdaq listing standards, we intend to disclose on our website any amendment to our Code of Business Conduct, or any grant of a waiver from a provision of our Code of Business Conduct, that requires disclosure under applicable law, the rules of the SEC or Nasdaq listing standards.

Shareholder Communications with the Board

Any shareholder desiring to contact the Board or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: (name of director(s), as applicable)), care of the Corporate Secretary, Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360. Any communication so received will be processed by our Corporate Secretary and be promptly delivered to the appropriate member(s) of the Board.

Director Nominations

The Governance and Nomination Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with our bylaws and policies regarding director nominations. Shareholders may submit in writing the names and qualifications of potential director nominees to our Corporate Secretary (500 Old Dominion Way, Thomasville, North Carolina 27360) for delivery to the Chair of the Governance and Nomination Committee for consideration. When submitting a nomination to the Governance and Nomination Committee for consideration, a shareholder must provide the following minimum information for each director nominee: (i) full name, age, business address and, if known, residence address; (ii) principal occupation or employment; (iii) number of our shares of common stock beneficially owned; (iv) all information relating to such person that would be required to be disclosed in a proxy statement for the election of directors (including such person's written consent to being named in the proxy statement as a nominee and serving as a director if elected); and (v) a description of all direct and indirect compensation or other material monetary agreements during the past three years, and any other material relationships between or among the nominating shareholder (and his/her respective affiliates and associates) and the director nominee (and his/her respective affiliates and associates). The shareholder's nomination must also include, among other things, information regarding that shareholder's economic, voting and other interests that may be material to our and our shareholders' evaluation of the director nominee. The shareholder’s nomination must also set forth, among other information required by Article 3, Section 6 of our bylaws, a representation as to whether or not the shareholder or beneficial owner, if any, or any of their respective affiliates, associates or others acting in concert therewith intend to solicit proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 under the Exchange Act.

Shareholder nominations for director must also be made in a timely manner and otherwise in accordance with our bylaws, as described in more detail in Article 3 of our bylaws. If the Governance and Nomination Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) have beneficially owned greater than 5% of our outstanding stock for at least one year prior to the date of nomination, we, to the extent required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in our proxy statement whether the Governance and Nomination Committee chose to nominate the candidate, as well as certain other information required by SEC rules and regulations. Shareholders may also nominate and include in our annual proxy materials a candidate for election as a director at our annual meeting of shareholders pursuant to the proxy access provisions described in Article 3, Section 7 of our bylaws, subject to certain limitations and provided that the requirements set forth in our bylaws are satisfied.

In addition to any director nominees submitted by shareholders, the Governance and Nomination Committee considers any candidates submitted by management or directors, as well as self-nominations by directors, and it also may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Governance and Nomination Committee investigates potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, are similarly evaluated by the Governance and Nomination Committee.

In evaluating prospective nominees, the Governance and Nomination Committee considers the criteria outlined in our Corporate Governance Guidelines, which include personal and professional ethics, integrity and values; director independence; relevant educational and business experience; willingness to devote the time required to fulfill the duties of a director and to develop additional insight into our operations; and a willingness to represent the best interests of us and our shareholders and be objective in evaluating management's effectiveness. The Governance and Nomination Committee also considers various specific skills, attributes and qualities of prospective nominees, as well as current

Board members, that are particularly relevant to our business and a strong and effective Board, which include the following:

•
Industry - Extensive knowledge and experience in the freight transportation and logistics industry;
•
Executive Management - Senior level experience in operations, strategic planning, risk management and oversight, finance/accounting and economics, and/or treasury and securities markets;
•
Diversity - Self-identified diversity characteristics (including with respect to gender, race, ethnicity and national origin);
•
Human Resources and Safety - Knowledge of employee relations, safety and environmental issues;
•
Shareholder Relations - Understanding of public company governance and institutional investor considerations;
•
Customer Relations - Insight into marketing, sales and customer relationship management;
•
Information Technology - Understanding of information technology, cybersecurity, data privacy, information systems and related issues;
•
International/Global - Knowledge of global trends and considerations relating to supply chain management and multimodal transportation solutions; and
•
Legal/Regulatory/Government Affairs - Understanding of legal and regulatory implications, including the impact of various ESG matters in this context, and a strong grasp of the workings of government and public policy on a local, state and national level.

In addition to these specific categories, the Governance and Nomination Committee considers a number of other factors in considering director candidates, including board dynamics, an appropriate mix of skills and experience (including a balance between new and experienced directors), reputation of potential nominees, the nature and extent of a nominee’s other commitments, and expected contributions of the nominee to the Board and its committees. Finally, directors are expected to ensure that other commitments do not materially interfere with their attendance at meetings or their ability to fulfill their responsibilities as members of the Board. Directors may not serve on more than three public company boards (including the Board); provided, however, that a director who serves as an executive officer of a public company may not serve on more than two public company boards (including the Board).

Below we identify the skills and qualifications that each director nominee brings to the Board. The fact that a particular skill or qualification is not designated does not mean the director nominee does not possess that particular attribute. Rather, the skills and qualifications noted below are those reviewed by the Governance and Nomination Committee and the Board in making nomination decisions. Each director nominee also contributes other important skills, expertise, experience, viewpoints, and personal attributes to our Board that are not reflected below. We believe the combination of the skills and qualifications shown below demonstrates how the Board is well-positioned to provide strategic oversight and guidance to management.

Director Skills and Qualifications
Industry - Extensive knowledge and experience in the freight transportation and logistics industry	X	X	X	X	X	X	X	X
Executive Management - Senior level experience in operations, strategic planning, risk management and oversight, finance/accounting and economics, and/or treasury and securities markets	X	X	X	X	X	X	X	X	X	X	X	X
Diversity - Self-identified diversity characteristics (including with respect to gender, race, ethnicity and national origin)		X							X	X	X	X
Human Resources and Safety - Knowledge of employee relations, safety and environmental issues	X		X		X		X					X
Shareholder Relations - Understanding of public company governance and institutional investor considerations	X			X	X	X	X	X		X
Customer Relations - Insight into marketing, sales and customer relationship management	X		X		X		X				X	X
Information Technology - Understanding of information technology, cybersecurity, data privacy, information systems and related issues		X							X	X		X
International/Global - Knowledge of global trends and considerations relating to supply chain management and multimodal transportation solutions				X				X	X

Legal/Regulatory/Government Affairs - Understanding of legal and regulatory implications, including the impact of various ESG matters in this context, and a strong grasp of the workings of government and public policy on a local, state and national level

				X				X			X	X

In seeking and evaluating prospective director nominees, diversity in gender, race, ethnicity, culture, tenure of Board service, viewpoint, geography, and other qualities and attributes are important factors to consider in connection with the criteria outlined above and equal opportunity principles. The Governance and Nomination Committee is committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which director nominees are chosen. We and the Governance and Nomination Committee believe that the current composition of the Board reflects a highly talented group of individuals best suited to perform oversight responsibilities for us and our shareholders at this time.

Director succession presents an opportunity for the Company to expand and replace key skills and experience and bring fresh perspectives to the boardroom. Since 2016, as part of our effort to identify, recruit and elect new directors whose qualifications would further strengthen our Board, and as a result of the nomination process described above, six new independent directors are currently serving on the Board (and if elected at the Annual Meeting, Ms. King would be the seventh new independent director). The Governance and Nomination Committee periodically reviews the specific categories and factors considered in evaluating director candidates, and makes updates as needed to inform any future director searches.

Effect of Withheld Votes on an Uncontested Election

In an uncontested election of directors, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall immediately offer his or her resignation for consideration by the Governance and Nomination Committee. This resignation is conditioned upon the Board's acceptance and thus shall not be effective unless and until the Board, after considering the recommendation of the Governance and Nomination Committee, accepts the director nominee's offer to resign. Nevertheless, if the director nominee does not wish to remain a director, he or she shall so state and shall tender a non-conditional resignation, which shall be effective as of the date thereof.

The Governance and Nomination Committee will promptly consider the director nominee's offer to resign and will recommend to the Board whether to accept or reject it. In making this recommendation, the Governance and Nomination Committee will consider all factors deemed relevant by its members, including, without limitation, the stated reasons, if any, why shareholders “withheld” votes for election from such director nominee, the length of service and qualifications of the director nominee, the director nominee's contributions to us, our Corporate Governance Guidelines, whether accepting the offered resignation would cause us to fail to meet any applicable SEC or Nasdaq requirements, and whether the director's resignation from the Board would be in the best interests of us and our shareholders.

The Board will act on the Governance and Nomination Committee's recommendation no later than 90 days following the date of the shareholders' meeting at which the election occurred. In considering the Governance and Nomination Committee's recommendation, the Board will consider the information and factors considered by the Governance and Nomination Committee and such additional information and factors as the Board deems relevant.

Any director nominee who offers his or her resignation for consideration pursuant to our Corporate Governance Guidelines will not participate in the Governance and Nomination Committee or Board deliberations regarding whether to accept the director nominee's offer to resign.

Risk Management

The Board is responsible for the oversight of our policies, procedures and systems in place to manage our risk exposure. Our Chief Executive Officer and Chief Financial Officer are responsible for the assessment and management of our risks and regularly report their findings to our Board directly or through their communications with our Audit Committee or Risk Committee, as appropriate. Our Risk Management Department is responsible for identifying, assessing and monitoring risks inherent to our business and providing guidance to senior management and our Audit Committee or Risk Committee, as appropriate, regarding our enterprise risk management, insurance portfolio, business continuity programs, crisis management, claims management and governance, and record retention initiatives. We regularly assess the likelihood and impact of our enterprise risks, as well as the effectiveness of our management and mitigation strategies, and also regularly consult with our outside advisors to help anticipate future threats and trends with respect to our risk environment.

Our Compliance Department further enhances our ability to manage and assess our enterprise compliance, environmental and sustainability programs, and risk mitigation controls. Our Compliance Department works closely with our Internal Audit and Risk Management Departments to develop strategies to identify, consolidate and maximize the effectiveness of our compliance initiatives across our multiple business functions, including safety, operations, finance, human resources, sales, marketing, pricing, purchasing, real estate, maintenance, legal and technology. Our Compliance Department also regularly interacts with various internal and external stakeholders regarding our ESG efforts and provides guidance to senior management and our Risk Committee regarding our compliance plans and progress.

Our Director of Internal Audit reports on risks that are identified during the internal audit process and our OD Technology Department reports on the risks associated with our information technology systems and data privacy initiatives. Our Internal Audit Department, as part of its audit plan that is approved by the Audit Committee, monitors cybersecurity audits as well as periodically engages third parties to perform cybersecurity assessments. We also use third parties to periodically benchmark and assess our cybersecurity and data privacy programs and to assess how any identified vulnerabilities in the industry might impact our Company as well as the sufficiency of our response. The results generated from these activities are reported to management and are used to develop action plans to address any identified opportunities for risk mitigation and overall improvement. The Risk Committee is apprised by management of the results of the third-party analysis, any related action plans and progress against those plans. Management, together with members of our OD Technology Department, brief the Board directly, or through their communications with the Risk Committee, on information security matters on at least a quarterly basis. After gathering and assessing information about our risk exposure, our Risk Committee reports the results of its review to the Board on a regular basis.

Committees of the Board have risk oversight responsibility. The Audit Committee is responsible for meeting with management to review the results of risk assessments, including our major financial risk exposures and steps management has taken to monitor and control such exposures. The Risk Committee is responsible for assisting the Board in overseeing management’s identification and evaluation of enterprise risks, including the Company’s risk management framework, compliance programs, and policies, procedures and practices employed to manage operational, strategic, reputational, technology and ESG and other risks. The Governance and Nomination Committee is responsible for the oversight of risks associated with succession planning and corporate governance matters. The Talent and Compensation Committee is primarily responsible for the oversight of risks associated with compensation arrangements and human capital considerations, including the attraction and retention of qualified employees. The Chairs of each of the Audit Committee, the Risk Committee, the Governance and Nomination Committee and the Talent and Compensation Committee report the results of their meetings and reviews to the Board on a regular basis.

Our Lead Independent Director promotes effective communication and consideration of matters presenting significant risks to us through his role in coordinating with our Executive Chairman and our Chief Executive Officer on meeting agendas, advising committee chairs, chairing meetings of the independent directors, and communicating between the independent directors, our Executive Chairman and our Chief Executive Officer regarding shareholder, stakeholder and other corporate matters.

Environmental, Social and Governance (ESG) Matters

Corporate responsibility is a critical priority for both the Board and our Company. As reflected in our Code of Business Conduct, we are committed to being an ethical and responsible company acting with integrity and respect for our environment, as well as with respect to each other, our customers, vendors, business partners, shareholders, and other stakeholders.

Our Board and our Governance and Nomination Committee regularly review and consider our human capital practices generally; environmental and sustainability matters; and corporate citizenship practices. Our Risk Committee also regularly considers the enterprise risks, initiatives and other programs associated with these protocols, and our Compliance Department and the leader of our internal ESG working group periodically report on our various ongoing ESG initiatives and related matters. Our Talent and Compensation Committee’s oversight of our human capital management initiatives includes, but is not limited to, periodic review and discussion with management on topics including: (i) talent acquisition, development, assessment and retention of employees; (ii) opportunities to further leverage technology in developing workforce analytics; and (iii) our unique OD Family culture and its connection to our overall strategy. On a day-to-day basis, ESG is collaboratively managed by our respective operational departments with oversight by our ESG working group, which interacts regularly with our third-party ESG consultant, as well as our management-level ESG Steering Committee. Members of our ESG Steering Committee report to the Board regarding our ESG progress, and our operational leaders are responsible for measuring and monitoring such progress and for reviewing and applying stakeholder feedback and insights.

Various ESG highlights are outlined below. For more detail, please refer to our 2022 Environmental, Social, and Governance Report and our 2023 Environmental, Social, and Governance Data Supplement, available at https://ir.odfl.com/corp-responsibility/od-esg-reporting. Our website, our 2022 Environmental, Social, and Governance Report, and our 2023 Environmental, Social, and Governance Data Supplement are not incorporated by reference into, and do not form any part of, this proxy statement.

Building a More Sustainable Supply Chain

We have worked tirelessly to become one of the most efficient LTL companies in North America, and these efforts are directly aligned with reducing fossil fuel usage - one of our significant operating expenses. To reduce our environmental impact, we continue to improve efficiency throughout our operations by investing in new tractors each year to retire older, less efficient tractors from our fleet, adopting new technologies (including certain zero-emission equipment), and making fleet specification modifications.

Our People and Family Spirit

At OD, our employees are the heart of our organization. Our Talent Development and OD Family Culture Plan outlines our strategy to recruit, develop and retain the best, most qualified talent to be the premier solutions provider in the transportation industry. We also recognize that without the hard work and dedication of our Family of employees, we would not be the leader in LTL services. We provide many opportunities for our employees to connect with one another, and our unique culture encourages development and employee engagement while also motivating our employees to provide the superior customer service for which we are known. Creating a safe and collaborative working environment with training and advancement opportunities helps us maintain our “OD Family Spirit.” In addition, each team member at OD is trained and expected to understand how OD's Core Values (Professional, Reliable, Open, Mindful, Innovative, Serving, Ethical, Supportive) contribute to their success in their daily work. Given our comprehensive recruiting strategy and efforts to foster an inclusive workforce that supports the goal of nurturing our OD Family Spirit, we were once again named for both 2024 and 2025 as one of Forbes America’s Best Large Employers.

Driver Development and Safety

OD’s Family Spirit has always led to prioritizing employee safety. Working with OD, each employee is trained and equipped with the skills needed to safely complete their daily activities. OD invests in multiple programs for employee safety including trainings, technology updates, and incentives. We regularly invest in our people, processes, and equipment.

Service Center Safety

Our behavior-based safety program, S.H.I.E.L.D. (Safety/Hazards/Injuries – Employees Leading the Defense), is focused on preventing injuries. OD has trained S.H.I.E.L.D. team members in each of our service centers who are empowered to take corrective action to improve the safety of co-workers and to sustain a safe working environment. These team members work together to develop and implement solutions to reduce safety hazards, while continuously improving communication, awareness, engagement, and training to help ensure that everyone receives the knowledge, skills, guidance, and resources to perform their jobs safely and efficiently.

Engaging our Community

Engaging in our communities is the cornerstone of our organization’s success. As a transportation leader, we know OD has an opportunity to be a catalyst for positive change in the communities we serve. Our commitment to excellence in service expands beyond our customers to the local surrounding communities.

We are focused on supporting the well-being of the members of our communities, especially those in need. We are proud to support family, health, education, and safety causes. On a company-wide basis, we currently support initiatives carried out by these outstanding organizations: the American Red Cross, United Way, United Service Organizations, Salvation Army, Big Brothers Big Sisters, Folds of Honor and Toys for Tots.

Delivering on our P.R.O.M.I.S.E.S.

The OD Family of employees’ work is based on keeping our P.R.O.M.I.S.E.S. – being Professional, Reliable, Open, Mindful, Innovative, Serving, Ethical, and Supportive, which as noted above constitute OD's Core Values. We focus on these commitments and are cognizant of these values when serving our customers each day. As a result, OD was named #1 National LTL Carrier for Quality by Mastio & Company for 2024 and awarded American Trucking Associations' President’s Trophy Award for 2023, an award recognizing our ongoing efforts to have an excellent safety record.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a written policy that requires advance approval of all audit services, audit-related services, tax services and other services performed by our independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and permissible non-audit services. Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to pre-approve permitted services under $50,000, provided that the Chair reports any decisions to all members of the Audit Committee at the earliest convenience. In the event the Chair is unavailable, the remaining members must unanimously approve any request for permitted services, not to exceed $50,000, and notify the Chair at the earliest convenience.

Policy for Accounting Complaints

The Audit Committee has established procedures for (i) the receipt, retention and processing of complaints related to accounting, internal accounting controls and auditing matters, and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. The Company has contracted with a third party to provide a toll-free telephone number and Internet service that is staffed 24 hours a day, seven days a week. This third party documents the complaint, assigns a reference number to the complaint for tracking purposes and notifies, through email, the Chair of the Audit Committee, our Director - Internal Audit, our Manager - Corporate Compliance and Sustainability, and our Manager - Executive Administration that a new complaint is awaiting review. Either the Chair of the Audit Committee or our Director - Internal Audit, using whatever resources are required and working with the Manager - Corporate Compliance and Sustainability and Manager - Executive Administration as needed, initiates and/or manages the investigation of the complaint. Corrective action, if deemed necessary, is decided upon by the Chair of the Audit Committee and then implemented as needed. Unless the individual chooses otherwise, the identity of the individual submitting the complaint and the complaint itself remain anonymous throughout this process.

Securities Trading Policy

We have adopted a securities trading policy governing the purchase, sale and/or other disposition of Company securities by our directors, officers and employees and have implemented processes for the Company that are reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards. Our securities trading policy also prohibits our directors, officers and employees from engaging in short sales of Company securities or purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities we have granted to such individuals as part of their compensation, or held, directly or indirectly, by them, regardless of the purpose for any such proposed transaction. Our securities trading policy also prohibits our directors, officers and employees from holding Company securities in a margin account or pledging Company securities as collateral for a loan, regardless of the purpose of any such proposed transaction. The foregoing summary of the securities trading policy does not purport to be complete and is qualified in its entirety by reference to the full text of the policy, which is included as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 25, 2025 (the “Form 10-K”).

Compensation Committee Interlocks and Insider Participation

The current members of the Talent and Compensation Committee are Mr. Suggs (Chair), Mr. Davis, Dr. Kasarda and Ms. Stallings. None of the current members of the Talent and Compensation Committee has ever served as an officer or employee of our Company or had any relationship during the year ended December 31, 2024 that would be required to be disclosed pursuant to the SEC's Item 404 of Regulation S-K. No interlocking relationships exist between our directors, our executive officers or the Talent and Compensation Committee and the board of directors or compensation committee of any other company.

Report of Audit Committee

The Audit Committee oversees our financial reporting, internal controls and audit functions on behalf of the Board and operates under a written charter, which is reviewed on an annual basis and was most recently revised on May 17, 2023. The Audit Committee is comprised solely of independent directors as defined by SEC rules and regulations and Nasdaq listing standards. Three of the four members of the Audit Committee have been designated as “audit committee financial experts” as that term is defined by SEC rules and regulations. The Chair reports the Audit Committee's actions and deliberations to the Board at quarterly scheduled Board meetings.

During the fiscal year ended December 31, 2024, the Audit Committee fulfilled its duties and responsibilities as outlined in the charter. Among its actions, the Audit Committee:

•
reviewed and discussed, with management and our independent registered public accounting firm, EY, as appropriate, our quarterly earnings releases and the quarterly financial statements filed on Forms 10-Q with the SEC;
•
reviewed with management, the internal auditor and EY the audit scope and plan for the audit of the fiscal year ended December 31, 2024; and
•
met with the internal auditor and EY individually, outside the presence of management, to discuss, among other things, our financial disclosures, accounting policies and principles and internal controls.

In fulfilling its oversight responsibilities, the Audit Committee also reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management and EY. The Audit Committee also has reviewed and discussed with management and EY management’s assessment of the effectiveness of our internal control over financial reporting and EY’s evaluation of our internal control over financial reporting.

The Audit Committee has discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY's communications with the Audit Committee concerning independence, and has discussed with EY that firm's independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

The Audit Committee,

Bradley R. Gabosch, Chair

Sherry A. Aaholm

Andrew S. Davis

Cheryl S. Miller

Compensation Discussion and Analysis

Executive Summary of Compensation Program

Company Performance and Business Highlights

Old Dominion generated revenue of $5.8 billion, net income of $1.2 billion and an operating ratio of 73.4% in 2024. The Company's financial results reflected the continued softness in the domestic economy as well as ongoing inflationary pressure. Despite these challenges, our team remained focused on executing our long-term strategic plan, which is centered on providing our customers with superior service at a fair price. Delivering best-in-class service to our customers supports our consistent, cost-based approach to pricing, which in turn allows us to continue to invest in our capacity, technology and people to support long-term profitable growth and value creation. Due to the relentless commitment of our OD Family of employees in 2024, the Company was able to further improve our service metrics and maintain market share, while also finding ways to maximize our operating efficiencies and reduce discretionary spending.

The consistent execution of our strategic plan to deliver superior service at a fair price, while also continuing to invest in capacity to achieve our long-term market share goals, has been a key piece of our value proposition to our customers. The discipline instilled by our executive officers to remain committed to these long-term philosophies across our organization has contributed to compound annualized total shareholder returns, assuming reinvestment of all dividends, of 23.3% and 21.6% over the five-year and ten-year periods ended December 31, 2024, respectively. During 2024, we repurchased $967.3 million of common stock and returned $223.6 million to shareholders through cash dividends. The compound annualized increase in our per share dividend is 34.1% since inception of this program in 2017. We believe these results continue to demonstrate the alignment of our executive compensation program with Company performance and the long-term interests of our shareholders.

Recent Compensation Program Change

In January 2025, after consideration of shareholder outreach feedback and discussion with Pearl Meyer, as well as consideration of Pearl Meyer’s industry and market analysis, the Talent and Compensation Committee approved a new PBRSU program based on a three-year relative TSR compared to companies in the Dow Jones Transportation Average, to replace the pre-tax income growth goals of the prior PBRSU program, as further described below. The new PBRSU design sets the target performance hurdle above the comparator group 50th percentile and caps award funding at the target level if our three-year absolute TSR is negative. The Talent and Compensation Committee approved this design change to, among other things, align with best competitive practice and tie a portion of senior executive pay directly to long-term shareholder value creation. We believe this compensation program change further enhances the pay-for-performance focus of our executive compensation program, and continues to strengthen the alignment of our executive compensation program with the long-term interests of our shareholders.

We seek to pay our executive officers fairly and competitively and to link pay with performance. The main elements of our compensation program are base salary, performance-based cash incentive awards under our PIP, and performance-based stock incentive compensation in the form of RSAs tied to our operating ratio results and PBRSUs tied to Company profitability (for awards prior to 2025) or relative TSR (for awards beginning in 2025) that we believe drive focus on operational excellence in support of long-term value creation and continuity for our leadership team.

Compensation Objectives

Our guiding principles in the development of our executive compensation philosophy have been to align executive compensation with both our business objectives and the interests of our shareholders. We have attempted to balance the principal elements of our compensation program (base salary, short-term performance-based incentives and long-term performance-based incentives) to motivate our executives to achieve our short-term financial objectives as well as our long-term objectives of increasing our market share and shareholder value. We believe a significant portion of executive compensation should be based upon performance, and we have designed our elements of compensation accordingly. These guiding compensation principles have continued to effectively motivate our executive management team and have enabled us to deliver superior short- and long-term performance relative to our peers.

Shareholder Outreach, Feedback and Talent and Compensation Committee Response

We are committed to ensuring our executive compensation program reinforces key business and strategic objectives and aligns pay with performance and long-term value creation. We believe our executive compensation program has been successful in achieving these objectives by placing a significant emphasis on variable, performance-based incentives and focusing our executive officers and other key employees on continuous operational excellence in support of long-term shareholder value creation. The program’s success is evidenced by our strong absolute and relative financial performance and long-term total shareholder returns. Our Board and Talent and Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we will carefully consider our shareholders’ concerns and the Talent and Compensation Committee will evaluate whether any actions are necessary to address those concerns. At our 2024 Annual Meeting, approximately 97% of the votes cast on the advisory vote to approve the compensation of our named executive officers were in favor of the proposal. We believe this strong support for the executive compensation program from our shareholders was a result of our continued commitment to pay-for-performance, our continued shareholder outreach, and careful consideration of shareholder feedback regarding our executive compensation program.

Continued Pay-for-Performance Alignment

We believe our executive compensation program continues to strike the appropriate balance between driving the Company’s short-term goals while also emphasizing long-term shareholder value creation through the grant of performance-based equity awards. In reviewing and designing our executive compensation program, in 2024, we focused on connecting our compensation objectives to our current business strategy and ensuring our executive officers are compensated based on results that support this strategy. We believe our current executive compensation program establishes the appropriate balance and mix of executive pay between base salaries, short-term incentives, and long-term incentives. We do not believe the elements of our executive compensation program encourage excessive risk-taking, and we regularly review our program with our Talent and Compensation Committee and our Board to ensure it is operating in accordance with our objectives.

Our executive compensation program includes a significant portion of performance-based compensation, which we believe has been critical in supporting the long-term growth of our Company, strong absolute and relative performance, and increased shareholder value. The table below provides a summary of the percentage of total direct compensation for our current named executive officers in the aggregate that is directly based on our corporate performance:

	2024	2023	2022
Non-performance-based Pay
Base Salary	10%	10%	8%
Performance-based Pay
Performance-based Cash Incentive	70%	75%	71%
Performance-based Stock Incentive*	20%	15%	21%
Total Direct Compensation	100%	100%	100%

* The performance-based stock incentive component of total direct compensation includes the grant date fair value of RSAs and PBRSUs granted in each year. The PBRSUs granted in 2022 were earned at the maximum level, and the PBRSUs granted in 2023 and 2024 were not earned.

Our executive compensation program continues to tie a significant portion of cash compensation directly to corporate performance primarily through the PIP. As described below, the PIP provides for monthly bonus opportunities of a specified percentage of our monthly pre-tax income to the PIP participants, subject to (i) a minimum profitability threshold requirement and (ii) limits on the total amount that may be paid to an executive officer under the PIP, to the lesser of (a) 10x such executive officer’s base salary, and (b) 1.5% of the Company’s pre-tax income, as defined in the PIP. We believe the PIP has been instrumental in motivating our named executive officers and other participating officers to consistently achieve and sustain superior profitability in our industry.

We believe long-term incentives are also necessary to align pay with performance, reward loyalty, enhance retention, and create shareholder value. All equity grants issued to named executive officers and other officers in 2024 were made under the Old Dominion Freight Line, Inc. 2016 Stock Incentive Plan (the “2016 Plan”), our only plan for equity-based incentive compensation. Equity grant levels are tied to performance requirements, with any earned shares subject to continued service vesting provisions to further enhance retention. In addition to RSA grants tied to operating ratio results, each executive officer, including each named executive officer, was also eligible to receive a PBRSU grant under the 2016 Plan based on the achievement of forward-looking performance objectives over a one-year performance period that further strengthens the alignment of executive officer compensation with long-term shareholder interests. Other elements of our executive compensation program include employee deferrals of short-term cash compensation into our Nonqualified Deferred Compensation Plan and contributions to our 401(k) retirement plan, which are described in more detail below.

The principal factors in the Talent and Compensation Committee’s executive compensation decisions for 2024 were (i) our financial performance, (ii) the relationship of executive compensation to the Company’s pre-tax income, (iii) the amount of compensation that is performance-based, (iv) the review and analysis conducted by Pearl Meyer, the Talent and Compensation Committee's independent compensation consultant, and (v) our strong support received for “say-on-pay” voting results.

The Company's financial results in 2024 reflect our ongoing focus on superior customer service, the quality of our revenue and disciplined cost management. Our success with these strategic priorities and the strength of our balance sheet allowed us to invest $771.3 million in capital expenditures in 2024 to expand our capacity and further enhance our technology. This consistent investment throughout the economic cycle uniquely positions our Company to capitalize on an improving economic environment when it materializes. Despite our profitable financial performance in 2024, our pre-tax income decreased approximately 5.5%, resulting in lower PIP payments to the named executive officers (excluding those with promotion-related increases in award opportunities during 2023). As a result of our industry-leading operating ratio of 73.4% in 2024, the named executive officers earned performance-based RSAs equal to 100% of base salary. These RSAs were granted in February 2025 and will vest in three equal annual increments beginning on the first anniversary of the grant date. Since the grants were made in February 2025, they will be included in tabular disclosures in our proxy statement for fiscal 2025, based on current SEC reporting requirements. Our financial results resulted in none of the 2024 PBRSU grants being earned by the named executive officers. We believe these actions further demonstrate our commitment to aligning senior executive pay with performance outcomes.

Objectives of Our Executive Compensation Program

Our executive compensation program is designed to achieve the following objectives, consistent with the principles and philosophy outlined above:

•
provide meaningful and competitive compensation opportunities with a primary emphasis on variable incentives to encourage superior corporate performance and long-term shareholder value creation;
•
motivate and reward our executives to increase short- and long-term Company earnings; and
•
promote and foster a supportive environment and “OD Family Spirit.”

We also believe it is critical that our executive compensation program is structured to:

•
attract talented, knowledgeable and experienced executives, who are critical to our success in the highly competitive transportation industry;
•
retain our executives so they can add further value in current and future roles by providing long-term incentives that reward performance, loyalty, retention and growth in shareholder value; and
•
provide a reasonable level of compensation protection to our executive officers to offset some of the risks of a change in ownership.

Below we highlight key compensation practices that we have implemented in our executive compensation program to promote the interests of shareholders and ensure responsible compensation and governance practices.

WHAT WE DO
✓ Pay-for-performance
✓ Limits on maximum incentive payouts
✓ Significant portion of compensation for named executive officers is at-risk
✓ Annual advisory vote on executive compensation
✓ Independent compensation consultant
✓ Multi-year vesting periods for equity grants
✓ Multi-year performance period for PBRSUs awarded in 2025
✓ Significant stock ownership guidelines for executives (who are also subject to stock retention requirements) and directors
✓ Robust Clawback Policy
✓ Maintain a dialogue with shareholders relating to the Company’s governance and compensation practices
WHAT WE DO NOT DO
✗ No hedging or pledging of Company stock
✗ No employment agreements for executives
✗ No single-trigger cash severance benefits upon a change in control
✗ No guaranteed salary increases or bonuses
✗ No tax gross-up payments for executives
✗ No liberal share recycling under the 2016 Plan
✗ No dividends paid on unearned or unvested performance-based restricted stock units

The Company's financial results in 2024, despite a sluggish domestic economy and a challenging operating environment, reflect the combination of our continued focus on revenue quality and the cost control discipline instilled across our organization by our senior executive management team. Our success would not have been possible without our commitment to a long-term strategic plan that is centered on the delivery of superior service at a fair price. We remain focused on this fundamental element of our long-term strategic plan, and we believe the disciplined execution of our plan will continue to support our ability to win market share and increase shareholder value. We continue to evaluate our service offerings and are dedicated to ensuring that our service remains best-in-class, and we were proud to win the Mastio Quality Award for an unprecedented fifteenth consecutive year in 2024. The Mastio Quality Award recognizes the top national LTL company across various customer service categories, based on Mastio’s annual survey conducted with freight customers in numerous industries.

Our commitment to customer service and the consistent execution of our strategic plan by our team, which includes approximately 22,000 employees, has resulted in the long-term consistent improvement in our financial results. As of December 31, 2024, our total shareholder returns relative to companies in our peer group were below the 25th percentile over one year, approximately at the 50th percentile over three years, and above the 75th percentile over five- year and ten-year periods. The consistent improvement in long-term shareholder value creation reinforced the determination by our Talent and Compensation Committee and Board that our executive compensation program is achieving its desired objectives.

Role of Talent and Compensation Committee, Independent Directors and Management

The Talent and Compensation Committee is comprised entirely of independent directors, and this committee is charged with recommending to our Board the compensation of our Chief Executive Officer and determining the compensation paid to our other executive officers. Additionally, the Talent and Compensation Committee makes recommendations to the Board regarding the adoption of, and changes to, our executive compensation plans.

Mr. Freeman, our President and Chief Executive Officer, has a significant role in the compensation-setting process, including (i) providing recommendations to the Talent and Compensation Committee on business performance targets and objectives, and (ii) evaluating individual performance. From time to time, Mr. Freeman and Mr. David

Congdon, our Executive Chairman, also provide recommendations to the Talent and Compensation Committee regarding salary and equity or non-equity based award considerations.

Mr. David Congdon and Mr. Freeman do not participate in any Talent and Compensation Committee decisions regarding their individual performance, salary level, non-equity incentive plan compensation or other compensation that may be granted to them.

The Talent and Compensation Committee has the authority to hire outside advisers, such as compensation consultants, to render guidance and assistance when the Talent and Compensation Committee deems it appropriate and advisable. The Talent and Compensation Committee, at its discretion, determines both the frequency with which outside consultants are engaged and the scope of work these consultants perform. Prior to selecting or receiving advice from a compensation consultant or other adviser, the Talent and Compensation Committee assesses the independence of such adviser and thereafter conducts an annual assessment of any potential conflicts of interest raised by the work of such adviser.

Role of Compensation Consultant

Since 2013, the Talent and Compensation Committee has periodically engaged Pearl Meyer to assist it with its review and analysis of our executive and non-employee director compensation programs. The Talent and Compensation Committee initially selected and has continued to engage Pearl Meyer based primarily on its skill sets, strengths, professionals, industry knowledge and resources.

During the first quarter of 2024, the Talent and Compensation Committee engaged Pearl Meyer to conduct a review and analysis of the Company’s executive compensation program. Pearl Meyer conducted a market pay review for each executive officer position, business performance analysis, TSR analysis and pay and performance alignment review. In conducting its analysis, Pearl Meyer compared and summarized compensation data from the same fifteen peer group companies used during Pearl Meyer’s review of our executive compensation program performed in 2023. At the time the study was conducted, the Company was positioned near or above the 75th percentile for market capitalization, enterprise value, operating income and margin and TSR, and above the 25th percentile for revenue. In addition, Pearl Meyer collected and summarized pay data from multiple and reputable executive compensation surveys to supplement the peer group data when officer position matches were either unavailable or were limited in number.

2024 Peer Group
C.H. Robinson Worldwide, Inc.	Canadian Pacific Kansas City Limited	CSX Corporation	Expeditors International of Washington, Inc.	Hub Group, Inc.
J.B. Hunt Transport Services, Inc.	Knight-Swift Transportation Holdings Inc.	Landstar System, Inc.	Norfolk Southern Corporation	Ryder System, Inc.
Saia, Inc.	Schneider National, Inc.	U-Haul Holding Company	Union Pacific Corporation	XPO, Inc.

Following confirmation of the peer group composition by the Talent and Compensation Committee, Pearl Meyer conducted a review and analysis of our executive compensation program, which was considered by the Talent and Compensation Committee and the Board when making 2025 compensation decisions. With respect to our executive compensation program, Pearl Meyer was requested to review the competitiveness of the program and analyze recent business results in order to evaluate the strength of the relationship between executive officer pay and overall Company performance. Pearl Meyer’s analysis of our executive compensation program: (i) included each of our executive officer positions; (ii) focused on position level pay data (with respect to base salary, short-term incentives, total cash compensation, long-term incentives and total direct compensation (sum of base salary, short-term incentives and long-term incentives)); and (iii) highlighted comparisons to market based on publicly-available proxy statements and further supplemented by published survey data.

Based on its review and analysis, Pearl Meyer determined, among other things, that: (i) our aggregate total direct compensation levels for the executive officer group, as well as our financial performance and TSR, were above the 75th percentile of the market for comparably-sized organizations; (ii) our executive pay structure continued to yield a much higher variable compensation mix as compared to market; (iii) our executive compensation was well aligned with our performance relative to peers, ranking at or near the top of peers for average overall performance and pay to the top five named executive officers in proxy statements; and (iv) we continued to outperform peers on a wide range of key business indicators. Based on these findings, Pearl Meyer determined that our executive compensation program continues to demonstrate strong directional alignment versus industry peers in terms of average overall company performance and named executive officer aggregate total pay ranks. The Talent and Compensation Committee considered Pearl Meyer’s findings and analysis when it assessed our executive compensation program for 2025 and approved (i) modest base salary increases for the named executive officers, and (ii) a new PBRSU program based on a three-year relative TSR compared to companies in the Dow Jones Transportation Average, as described in more detail below.

Although peer data is utilized in Pearl Meyer’s analysis, and the Talent and Compensation Committee reviews and considers such data in making compensation decisions, we do not benchmark compensation to any particular peer group percentile for any of our named executive officers. Given our financial performance, the majority of total compensation for our named executive officers over the past several years has been delivered through the PIP, which rewards our executives for driving superior financial performance. The Talent and Compensation Committee periodically reviews all aspects of our compensation program, including the pay mix for officers, to ensure alignment with desired objectives. After the Talent and Compensation Committee reviewed and considered the results of Pearl Meyer’s analysis conducted in 2024 and our 2024 “say-on-pay” voting results, the Talent and Compensation Committee approved the modifications to our executive compensation program discussed above.

In connection with its engagement of Pearl Meyer, the Talent and Compensation Committee conducted a conflict of interest assessment and determined that Pearl Meyer was independent and that its engagement did not present any conflicts of interest. During fiscal 2024, Pearl Meyer only worked for the Talent and Compensation Committee and performed no additional services for the Company or any of the named executive officers. The Talent and Compensation Committee pre-approved all work performed by Pearl Meyer.

During fiscal 2024, neither the Talent and Compensation Committee nor Company management used the services of any other compensation consultant other than Pearl Meyer.

Elements of Compensation

Set forth below is each of the components of our executive compensation program and the decisions the Talent and Compensation Committee made in connection with 2024 and, where appropriate, 2025 compensation.

Annual Base Salary

Base salaries for our executive officer group are designed to reflect job responsibilities and incumbent qualifications and to provide competitive, fixed pay to balance performance-based risks. We have historically increased the base salaries of our named executive officers annually based in part on the market analysis conducted by our compensation consultant and, in some instances, an incremental adjustment attributable to market factors or a change in responsibilities. Base salaries for our named executive officer group are generally intended to approximate 50th percentile market values for similar roles within comparably-sized organizations. The Talent and Compensation Committee may also approve additional salary increases for certain officers, including certain named executive officers, when job performance, promotions and increased job responsibilities and/or other factors warrant.

The table below reflects the annual base salaries for our named executive officers that have been approved by the Talent and Compensation Committee for 2025, and annual base salaries for 2024 and 2023:

Named Executive Officer	2025 Base Salary (1) ($)	2024 Base Salary (1) ($)	2023 Base Salary (1) (2) ($)
Kevin M. Freeman	1,015,069	985,504	956,800
Adam N. Satterfield	666,324	646,916	628,074
Gregory B. Plemmons	666,324	646,916	628,074
Cecil E. Overbey, Jr.	531,978	516,483	501,440
Ross H. Parr	531,978	516,483	501,440

(1)
The base salaries reported in this table and corresponding amounts reflected in the Summary Compensation Table may differ due to the timing of effective dates for base salary changes.
(2)
These amounts reflect the annualized base salary for Messrs. Freeman, Satterfield and Plemmons effective July 1, 2023 upon their respective promotions.

Non-equity Incentive Plan

The Talent and Compensation Committee has determined that a significant portion of compensation provided to our named executive officers should be performance-based. Accordingly, during 2024, our named executive officers participated with certain other employees in our PIP, which is an incentive cash bonus plan designed to incentivize participants to achieve the Company’s strategic and financial goals for the fiscal year, using a formulaic calculation. The PIP is administered by the Talent and Compensation Committee. Participants were selected by the Talent and Compensation Committee, with input by senior management, to receive a monthly cash incentive payment opportunity based upon a fixed percentage, or participation factor, of our pre-tax income if our pre-tax income exceeds 2% of revenue for that month. The Talent and Compensation Committee approved the participation factors for our named executive officers and other key participants and monitored the compensation derived from the PIP.

The formula applied for each participant in the PIP is shown below:

Monthly Income Before Income Taxes x Participation Factor = Monthly Payout

The Talent and Compensation Committee believes that the PIP has been very effective in focusing our executive officers and other participants on continuous operational excellence and aligning pay with performance. Compensation earned under the PIP is “at risk” and performance-based, and will vary over time based on our profitability. Generally, any decrease in pre-tax income directly – and negatively – impacts the amount of PIP compensation paid to our named executive officers.

For illustration purposes, the following table reflects minimum, threshold and maximum PIP payouts that could be earned by each named executive officer based on his individual PIP participation factor. Pre-tax income must exceed 2% of revenue for the threshold amount to be earned. The threshold amounts below are calculated using a pre-tax income amount of $116.3 million, which is 2% of our 2024 revenue. We used our 2024 revenue of $5.8 billion as the base revenue for this illustration, as we have not provided revenue guidance for any future periods.

	Pro Forma 2025 PIP Payout
Named Executive Officer	Minimum $	Threshold (1) $	Maximum (2) $
Kevin M. Freeman	—	697,800	10,150,690
Adam N. Satterfield	—	348,900	6,663,240
Gregory B. Plemmons	—	348,900	6,663,240
Cecil E. Overbey, Jr.	—	209,340	5,319,780
Ross H. Parr	—	209,340	5,319,780

(1)
Illustrative amount determined by multiplying the named executive officer’s PIP participation factor by $116.3 million of pre-tax income.
(2)
PIP payouts are limited to 10x the named executive officer’s annual base salary.

The following table shows the 2025 and 2024 PIP participation factors as well as the payouts earned by each of our named executive officers for each of 2024 and 2023:

Named Executive Officer	2025 PIP Participation Factor (%)	2024 PIP Participation Factor (%)	2024 PIP Payout ($)	2023 PIP Payout ($)
Kevin M. Freeman	0.60	0.60	9,345,580	7,558,433	(1)
Adam N. Satterfield	0.30	0.30	4,672,790	4,555,292	(2)
Gregory B. Plemmons	0.30	0.30	4,672,790	4,012,039	(3)
Cecil E. Overbey, Jr.	0.18	0.18	2,803,674	2,965,998
Ross H. Parr	0.18	0.18	2,803,674	2,965,998

(1)
This amount reflects an increase in Mr. Freeman’s PIP participation factor from 0.30% to 0.60%, effective July 1, 2023, in connection with his appointment as our President and Chief Executive Officer.
(2)
This amount reflects an increase in Mr. Satterfield’s PIP participation factor from 0.25% to 0.30%, effective July 1, 2023, in connection with his promotion to Executive Vice President.
(3)
This amount reflects an increase in Mr. Plemmons’ PIP participation factor from 0.18% to 0.30%, effective July 1, 2023, in connection with his appointment as our Executive Vice President and Chief Operating Officer.

The cash incentive provided by the PIP is determined on a monthly basis and paid to participants, subject to (i) our pre-tax income exceeding 2% of revenue for that month, and (ii) limits on the total amount that may be paid to an executive officer under the PIP, to the lesser of (a) 10x such executive officer’s base salary, and (b) 1.5% of the Company’s pre-tax income, as defined in the PIP. Each of these criteria were satisfied for each participant for each month in 2024, and as a result, our named executive officers received cash compensation from the PIP each month based upon their respective participation factor. In keeping with our philosophy of pay-for-performance, PIP payouts to our officers, including our named executive officers, in 2024 were directly aligned with our financial performance. In 2024, our annual pre-tax income decreased to approximately $1.56 billion, representing an approximately 5.5% year-over-year decrease as compared to 2023 results. The year-over-year increase in PIP payouts for Messrs. Freeman, Satterfield, and Plemmons was due to mid-year increases in their PIP participation factors effective July 1, 2023 in connection with their promotions. Based on post-promotion annualized PIP factors, their pro forma annualized payouts would have decreased year-over-year by approximately 5.5%, consistent with awards for Messrs. Overbey and Parr.

The Talent and Compensation Committee recognizes that the PIP can produce higher-than-market cash compensation during periods of high profitability, including periods when our period-over-period performance may have declined. However, the PIP can also produce lower-than-market cash compensation during periods of low profitability, including periods when our period-over-period performance has improved and/or outperformed peers.

The Talent and Compensation Committee has considered whether our employee compensation policies and practices, including our PIP, create inadvertent incentives for executive management and other participants to make decisions that are reasonably likely to have a material adverse effect on us, and believes they do not. The PIP and other performance-based incentives are subject to our Clawback Policy, and all executive officers are subject to meaningful stock ownership and retention guidelines to help ensure a strong focus on long-term performance and value creation. The Talent and Compensation Committee believes the overarching characteristic of the PIP is its ability to create a highly motivated and aligned management team that is focused on consistently executing our operating plan, improving our performance, and creating long-term value for our shareholders. The compounded annualized increase in our revenue and pre-tax income over the past ten years was 7.6% and 13.7%, respectively. The compounded annualized TSR, assuming reinvestment of all dividends, over the past five and ten years was 23.3% and 21.6%, respectively, well above 75th percentile returns for companies in our peer group through December 31, 2024.

2016 Stock Incentive Plan

Since 2016, the Talent and Compensation Committee has annually granted performance-based RSAs for shares of our common stock under the 2016 Plan to our named executive officers, as well as other officers, and service-based RSAs to non-employee members of the Board. Since 2019, the Talent and Compensation Committee also has granted PBRSUs to our executive officers, which are settled in shares of our common stock under the 2016 Plan if the requisite prospective performance objective and service requirements are achieved.

The 2016 Plan permits the grant of a broad array of equity award types, including RSAs, PBRSUs and other restricted stock units, stock options and stock appreciation rights. The 2016 Plan authorizes the issuance of up to 6,000,000 shares of our common stock. Given the upcoming expiration of the 2016 Plan in May 2026, shareholders are being asked to approve the Old Dominion Freight Line, Inc. 2025 Stock Incentive Plan (see Proposal 3).

Performance-Based Restricted Stock Awards

RSA grants under the 2016 Plan are based on attainment of Company performance objectives, with no awards provided when results fall below a minimum performance threshold. The Talent and Compensation Committee generally determines the RSA amounts based on a percentage of annual base salary that is determined by our operating ratio for the previous fiscal year. Operating ratio is a profitability measure commonly used within the transportation industry and is calculated by dividing total operating expenses by revenue. The Talent and Compensation Committee may approve an RSA under the 2016 Plan in an amount ranging from 0% up to 150% of an officer’s base salary for achieving certain operating ratio levels, and no grants are made for an operating ratio greater than 90%. Furthermore, for grants at or above 110% of an officer’s salary, any year-over-year reduction in the Company’s operating ratio within a designated range reduces award funding by 10%, but in no event to less than 100% of the officer’s salary, as was the case for grants made in 2025. The Talent and Compensation Committee believes the underlying performance hurdles are challenging and generally require us to perform above industry norms to earn grants in the upper half of the award opportunity range.

If the minimum performance threshold is met, any earned awards are provided in the form of RSAs that vest in equal annual installments over a period of three years, subject to continued employment, to further enhance executive retention and incentive. Vesting may also occur on the earliest of: (i) the date of a change in control of our ownership, which includes a “double trigger” and assumes the RSAs are not substituted, assumed, or continued; or (ii) the date the participant’s employment is terminated without cause by the Company or by the participant for good reason within six months before or one year after the effective date of the change of control; or (iii) the date the participant’s employment is terminated as a result of death or disability.

The RSAs granted in 2024, 2023 and 2022 were determined by our operating ratio results for the preceding fiscal year. Our operating ratio was 72.0%, 70.6%, and 73.5% for the years 2023, 2022, and 2021, respectively. As a result, the Talent and Compensation Committee approved RSAs that were granted under the 2016 Plan equal to 100% of each named executive officer’s annual base salary in each of February 2022 (reported as compensation for fiscal year 2022) and February 2023 (reported as compensation for fiscal year 2023) and 110% of each named executive officer's annual base salary in February 2024 (reported as compensation for fiscal year 2024). The number of shares awarded for each individual was calculated by dividing the cash value of the award by the 50-day moving average closing price of our common stock for the period ending on the trading day immediately preceding each grant date. The fair value at each grant date is calculated by multiplying the number of shares granted for each individual by the closing price of our common stock on such grant date. See “Executive Compensation - 2024 Grants of Plan-Based Awards” for more information about the 2024 RSA grants.

	Value of Earned Restricted Stock Award (RSA) At Grant ($)
Named Executive Officer	2024	2023	2022
Kevin M. Freeman	1,189,265	746,436	570,831
Adam N. Satterfield	780,590	631,177	482,695
Gregory B. Plemmons	780,590	612,517	468,480
Cecil E. Overbey, Jr.	623,175	583,611	(1)
Ross H. Parr	623,175	583,611	(1)

(1)
Neither Mr. Overbey nor Mr. Parr was a named executive officer for the year ended December 31, 2022.

The amounts of our fiscal 2025 RSA grants were determined by our 2024 operating ratio of 73.4%, which resulted in each of the named executive officers earning RSA grants equal to 100% of base salary. Since the grants were made in February 2025, they will be included in tabular disclosures in our proxy statement for fiscal 2025, based on current SEC reporting requirements.

Performance-Based Restricted Stock Units

We believe that grants of PBRSUs under the 2016 Plan are a key long-term incentive component of our executive compensation program and further enhance our pay-for-performance philosophy. PBRSUs granted prior to February 2025 were directly linked to the Company’s prospective financial performance, with annual pre-tax income growth as the sole performance metric. We believe growth in pre-tax income has been a key contributor to the long-term improvement in the price of our common stock.

The amount of the PBRSUs eligible to be earned may range from 0% to 200% of an officer’s base salary for the year in which the grant is made. The earning of the PBRSUs granted prior to February 2025 was tied to the achievement of pre-tax income growth performance goals established by the Talent and Compensation Committee over a one-year performance period. No awards are earned for below-threshold performance. One-third of any earned PBRSUs are paid out following the end of the performance period, and an additional one-third of the PBRSUs are paid out on each anniversary thereafter, subject to continued employment by the named executive officer for further retention and incentive purposes. Vesting may also occur on the earliest of: (i) the date of a change in control of our ownership, which includes a “double trigger” and assumes the PBRSUs are not substituted, assumed, or continued; or (ii) the date the participant’s employment is terminated without cause by the Company or by the participant for good reason within six months before or one year after the effective date of the change of control; or (iii) the date the participant’s employment is terminated as a result of death or disability.

Each of the named executive officers received a PBRSU grant in February 2024. Named executive officers with the title of Chief Executive Officer, Chief Financial Officer, or Chief Operating Officer received a target PBRSU of 100% of base salary, and named executive officers with the title of Senior Vice President received a target PBRSU of 50% of base salary. As such, the target PBRSU award opportunity for each of Messrs. Freeman, Plemmons and Satterfield was equal to 100% of base salary, and the target PBRSU award opportunity for each of Messrs. Overbey and Parr was equal to 50% of base salary. In 2024, the Company did not achieve any annual pre-tax income growth, which resulted in none of the named executive officers earning a PBRSU.

The table below sets forth the target PBRSU for each of the named executive officers, expressed as a percentage of the named executive officer’s base salary for the 2024 performance period, the target number of PBRSUs, and the actual number of PBRSUs earned in 2024:

Named Executive Officer	Target 2024 PBRSU As Percentage of Base Salary	Target 2024 PBRSUs (#)	2024 PBRSUs Earned (#)
Kevin M. Freeman	100%	5,000	—
Adam N. Satterfield	100%	3,282	—
Gregory B. Plemmons	100%	3,282	—
Cecil E. Overbey, Jr.	50%	1,310	—
Ross H. Parr	50%	1,310	—

In January 2025, in connection with the grant of 2025 PBRSUs to our executive officers and following consultation with Pearl Meyer, the Talent and Compensation Committee approved a new PBRSU program based on our three-year relative TSR compared to companies in the Dow Jones Transportation Average. The Talent and Compensation Committee believes that the design change ties a portion of senior executive pay directly to long-term shareholder value creation, and appropriately incentivizes our executive officers. The Talent and Compensation Committee also determined that the target number of shares of common stock subject to the PBRSUs will be equal to a specified percentage of each named executive officer’s 2025 base salary amount. The actual number of PBRSUs earned can range from 0% to 200% of target levels depending on the Company’s relative TSR percentile rank, as shown below. For each incremental increase in the Company’s relative TSR percentile ranking, award funding would increase by 2.0% of target awards between the threshold and target performance levels and by 4.0% of target awards between target and maximum performance levels. The target performance hurdle is set at the comparator group 55th percentile, requiring outperformance in order to earn target awards. Additionally, award funding is capped at the target level if our three-year absolute TSR is negative. The PBRSUs granted in 2025, to the extent earned, will vest following the Talent and Compensation Committee’s certification of our financial results for 2027. In the event that the named executive officer’s employment with the Company is terminated due to death, disability or qualified retirement, then the award of PBRSUs shall, to the extent not then vested or previously forfeited or cancelled, become vested on a pro rata basis based on actual performance through the end of the full three-year performance period.

Performance Level	Old Dominion TSR Percentile Rank for Performance Period Relative to Dow Jones Transportation Average	Applicable Percentage of Target Shares Earned
Below Threshold	Below 30th Percentile	0%
Threshold	30th Percentile	50%
Target	55th Percentile	100%
Maximum	80th Percentile +	200%(1)
(1)
Award funding is capped at 100% of target if our three-year absolute TSR is negative.

The table below sets forth the target PBRSU for each named executive officer, expressed as a percentage of the named executive officer’s 2025 base salary, consistent with the policy described above, for the 2025 to 2027 performance period.

Named Executive Officer	Target PBRSU As Percentage of Base Salary
Kevin M. Freeman	100%
Adam N. Satterfield	100%
Gregory B. Plemmons	100%
Cecil E. Overbey, Jr.	50%
Ross H. Parr	50%

The Talent and Compensation Committee believes that the grant of PBRSUs tied to three-year relative TSR strikes a healthy balance with our RSA program, which is based on the Company’s annual operating ratio with any earned awards vesting annually over a three-year period from the grant date. In conjunction with our RSA program, the Talent and Compensation Committee believes PBRSUs complement our pay-for-performance philosophy, which is designed to drive continuous improvement in our operating and financial results that should further enhance long-term shareholder value. Our most recently completed PBRSU performance period illustrates our commitment to pay for performance. In 2024, the Company did not achieve any annual pre-tax income growth, which resulted in none of the named executive officers earning a PBRSU. We believe that our long-term equity incentive awards, all of which are performance-based, will continue to motivate our executive officers to achieve financial success for the Company and provide long-term benefit to our shareholders.

Phantom Stock Plans

Prior to 2016, phantom stock awards were used to reward our named executive officers for creating shareholder value and to provide a long-term retirement incentive for our named executive officers. No phantom stock awards have been granted since the adoption of the 2016 Plan. In December 2019, upon the recommendation of the Talent and Compensation Committee, the Board approved the amendment and restatement of the Company’s phantom plans to permit stock settlement of outstanding phantom stock awards in shares of our common stock in lieu of cash settlement. The amended and restated Old Dominion Freight Line, Inc. Phantom Stock Plan (the “Amended 2005 Phantom Plan”) and the amended and restated Old Dominion Freight Line, Inc. 2012 Phantom Stock Plan (the “Amended 2012 Phantom Plan” and, together with the Amended 2005 Phantom Plan, the “Amended Phantom Plans”) also provide for waivers of the age 65 or age 55 vesting terms for participants, including each of the Company’s named executive officers, who will settle their outstanding phantom stock awards in shares of our common stock under the 2016 Plan. No other time-based or service-based vesting provisions were modified or accelerated for any participant as a result of the Amended Phantom Plans.

Phantom stock awards were previously granted under the Amended Phantom Plans. Each share of phantom stock awarded to participants under the Amended Phantom Plans represents a contractual right to receive an amount of common stock equal to the fair market value of a share of our common stock on the settlement date, provided that vesting provisions have been satisfied. This component of compensation generally facilitates the retention of key employees, rewards longevity and provides a retirement benefit to our named executive officers that is directly tied to shareholder value. Vesting and settlement provisions for each plan are discussed below.

Our Board approved, and we adopted, the Old Dominion Freight Line, Inc. Phantom Stock Plan (the “2005 Phantom Plan”) in May 2005. The 2005 Phantom Plan expired in May 2012; however, grants under the Amended 2005 Phantom Plan remain outstanding. Awards granted to our named executive officers under the Amended 2005 Phantom Plan vest upon the earlier to occur of the following, provided the recipient is employed by us on such date: (i) the date of a change of control in our ownership; (ii) the fifth anniversary of the grant date; (iii) the date of the recipient’s death; or (iv) the date of the recipient’s total disability. Vested phantom stock awards are settled upon the earlier of the recipient’s: (i) termination of employment for any reason other than death, total disability, or for cause; (ii) death while employed by us; or (iii) termination of employment as a result of total disability. Subject to restrictions under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), settlements are paid in 24 equal monthly installments.

Following expiration of the 2005 Phantom Plan, our Board approved, and we adopted, the Old Dominion Freight Line, Inc. 2012 Phantom Stock Plan (the “2012 Phantom Plan”) in October 2012. Although we now utilize the 2016 Plan to facilitate our long-term incentive program, grants under the Amended 2012 Phantom Plan remain outstanding. Under the Amended 2012 Phantom Plan, a maximum of 6,000,000 shares of phantom stock could be awarded to eligible employees, subject to adjustment to prevent dilution or enlargement caused by changes in our outstanding shares of common stock. Each award granted to our named executive officers vests in 20% increments on the anniversary of the grant date and is fully vested on the fifth anniversary of the grant date provided that the recipient: (i) has been continuously employed by us from the grant date until each respective vesting date; and (ii) has been continuously employed by us for at least 10 years on the respective vesting date. Vesting also occurs on the earliest of: (i) the date of a change in control of our ownership; (ii) the date of the recipient’s death; or (iii) the date of the recipient’s total disability, in each case provided that the recipient has been continuously employed by us from the grant date until the date of the respective event. Vested phantom stock awards are settled upon the earliest of the date of the recipient’s: (i) termination of employment for any reason other than death, total disability or for cause; (ii) death while employed by us; or (iii) termination of employment as a result of total disability. Settlements are generally paid in 24 equal monthly installments of shares of common stock, although recipients may, with respect to each grant, provide for payment in any other manner for up to five years following settlement subject to the limitations set forth in each individual award agreement. Each recipient also has the ability to defer the annual installments payable under an award agreement for a period of five years by filing a written election with the administrator at least one year in advance of the date on which payment of the annual installments would otherwise commence. Any payment may be delayed, if necessary, to comply with Section 409A of the Code.

In connection with the amendment and restatement of the Company’s phantom plans in December 2019, as discussed above, each of the Company’s named executive officers has entered into amended award agreements with respect to outstanding phantom stock awards, whether vested or unvested, to settle such awards in shares of our common stock, as set forth in the table below. The market value was computed by multiplying the number of phantom shares by the closing share price of $176.40 at December 31, 2024, as reported on the Nasdaq Global Select Market.

Named Executive Officer	Outstanding Vested Stock Awards under Amended Phantom Plans, as Amended for Settlement in Common Stock (#)	Market Value at December 31, 2024 ($)
Kevin M. Freeman	75,372	13,295,621
Adam N. Satterfield	22,048	3,889,267
Gregory B. Plemmons	62,504	11,025,706
Cecil E. Overbey, Jr.	75,372	13,295,621
Ross H. Parr	27,658	4,878,871

The outstanding phantom stock awards will be settled in shares of our common stock equal to the number of vested shares of phantom stock on the applicable settlement date. The shares of common stock will generally be distributed in twenty-four substantially equal monthly installments commencing on the first day of the sixth calendar month following such settlement date. All shares of common stock that may be issued to settle phantom stock awards under the Amended Phantom Plans will be issued only under, and will be subject to the terms and conditions of, the 2016 Plan or, if it is approved by shareholders, the 2025 Plan.

We do not provide a supplemental retirement plan for our named executive officers, although we do offer a voluntary, self-funded and unsecured deferred compensation program. See “Nonqualified Deferred Compensation Plan” below.

Stock Ownership Policy

The Talent and Compensation Committee and the Board strongly believe that our officers’ financial interests should be aligned with the long-term interests of our Company and its shareholders. To further this goal, the Board has adopted a stock ownership and retention policy (the “Stock Ownership Policy”) applicable to members of the Board and officers of the Company. Each officer is required to achieve and maintain a level of ownership in our common stock based on a multiple of annual base salary as described below.

Covered Individuals (1)	Base Salary Multiple Threshold
Chief Executive Officer	6.0x (600%) annual base salary
President, Chief Operating Officer and Chief Financial Officer	2.0x (200%) annual base salary
Other Executive Officers	1.5x (150%) annual base salary
All Other Officers	1.0x (100%) annual base salary

(1)
If a covered individual holds multiple positions, the required stock ownership threshold applicable to such individual is the highest threshold.

For purposes of determining whether an officer has satisfied the Stock Ownership Policy, eligible equity may include: (i) shares owned by the officer; (ii) shares owned jointly with the officer’s spouse and/or dependent children; (iii) shares owned by the officer’s spouse or dependent children; (iv) shares held by the officer in a 401(k) plan; (v) shares held in individual brokerage accounts or other custodial accounts or in trust for the benefit of the officer or the officer’s spouse and/or dependent children; (vi) shares underlying time-based RSAs, restricted stock units, deferred stock units or similar awards (including performance- and time-based restricted stock unit awards if and to the extent earned) (in each case, whether vested or unvested); (vii) shares received upon the exercise of stock options, stock appreciation rights or similar awards; and (viii) shares received from earned performance-based awards such as performance-based restricted stock units, performance shares, performance units or similar awards. Shares of phantom stock awarded under the Amended Phantom Plans and unearned PBRSUs are not considered eligible equity for purposes of determining compliance with the Stock Ownership Policy.

Officers may utilize grants under the 2016 Plan, in the manner discussed above, to satisfy the Stock Ownership Policy. Until the applicable thresholds of ownership outlined above are met, an officer is required to retain 50% of the net shares (those shares of common stock that remain after shares are sold, delivered, or withheld in payment of withholding taxes related to equity awards) resulting from the vesting or earning of all RSAs or PBRSUs granted under the 2016 Plan, and 50% of the net shares resulting from the exercise of any stock options that may be granted under the 2016 Plan.

The Stock Ownership Policy also requires all individuals covered under this policy, including named executive officers, to retain 50% of the net shares resulting from the vesting or earning of all RSAs, restricted stock unit awards, performance awards or similar awards granted on or after June 1, 2018, and 50% of the net shares resulting from the exercise of any stock options, stock appreciation awards or similar awards granted on or after June 1, 2018, for a period of twelve months following the applicable vesting, earning or exercise date. This retention requirement applies even after the applicable thresholds of ownership described above are satisfied.

Clawback Policy

The Talent and Compensation Committee and the Board believe it is desirable and in the best interests of the Company and its shareholders to maintain a culture that emphasizes accountability and integrity and discourages conduct detrimental to the Company and its shareholders. To reinforce this objective, in October 2023, the Talent and Compensation Committee and the Board approved an updated Clawback Policy designed to comply with Section 10D of the Exchange Act and Rule 10D-1 adopted thereunder and with applicable Nasdaq listing standards. The Clawback Policy provides for the recoupment of certain incentive compensation in the event that the Company is required to prepare an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws or as otherwise provided under the policy. The Clawback Policy was filed as Exhibit 97 to the Form 10-K.

401(k) Retirement Plan

Our named executive officers may participate in our 401(k) retirement plan, which includes a matching provision that is based upon the participant’s contributions and, at our option, a discretionary contribution that is allocated to all contributing 401(k) participants. Although we consider this match in our evaluation of overall compensation, we believe the maximum employee contribution and matching limits in our plan are, alone, insufficient to enable our named executive officers to save an amount that is adequate for their retirement or to be competitive with similarly-situated executives at other companies in our industry. As a result, we offer certain employees, including our named executive officers, the opportunity to participate in a non-qualified deferred compensation plan.

Nonqualified Deferred Compensation Plan

Because we do not provide a significant retirement plan for our named executive officers, we offer them an alternative vehicle for self-funding their retirement through our 2006 Nonqualified Deferred Compensation Plan. This plan allows eligible participants, including our named executive officers, to defer percentages of both their annual base salary and their monthly non-equity incentive compensation. The retirement benefits for our named executive officers are self-funded and unsecured, and the availability of these retirement benefits will depend on our ability to fund future payments. The Company does not provide any matching contributions or other discretionary contributions to this plan. The plan is described in further detail under the caption “Executive Compensation - 2024 Nonqualified Deferred Compensation” in this proxy statement.

Tax Considerations

For tax years prior to January 1, 2018, Section 162(m) of the Code generally allowed us to deduct certain compensation paid to certain of our named executive officers under the Section 162(m) qualified performance-based compensation exemption. For taxable years beginning on and after January 1, 2018, the qualified performance-based compensation exemption is no longer available, except in limited situations that are eligible for transition relief, and the group of current and former named executive officers who may be covered by the deduction limit was expanded. Going forward, we will therefore not be eligible to take a full deduction under Section 162(m) for qualified performance-based compensation except in limited grandfathered situations. The Talent and Compensation Committee may modify compensation that was initially intended to be exempt from Section 162(m), to the extent permitted by applicable law and the relevant governing documents, as well as its mix of compensation elements, if it determines that such modifications are consistent with our business needs. We will continue to structure our executive compensation program to place primary emphasis on performance-based incentives that are intended to align pay with performance in support of long-term shareholder value creation.

Change of Control and Post-Employment Benefit Considerations

The Severance Plan provides for post-employment benefits in the event of a qualifying termination resulting from a change in control to eligible key officers, including all of our named executive officers. We believe the Severance Plan provides a reasonable level of protection to our named executive officers in the event we experience a change of control. The benefits provided by this plan are described in more detail under the caption “Executive Compensation - Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives” in this proxy statement.

Other Benefits and Perquisites

Our named executive officers participate equitably with our employees in various employee benefits, which include medical, dental, vision, and short- and long-term disability. We also provide all full-time employees a predetermined amount of group life insurance, and each named executive officer receives term-life benefits of $300,000.

In 2024, we once again offered our officers, including our named executive officers, the opportunity to participate, on a voluntary basis, in an executive health program. For participants in this program, we paid the costs for a comprehensive health assessment to address their overall medical needs and assess their health risks. Mr. Satterfield, Mr. Plemmons and Mr. Parr chose to participate in this program and our cost was $2,600 for each officer. This cost is included in the “All Other Compensation” column of the Summary Compensation Table under the caption “Executive Compensation - Summary Compensation Table” in this proxy statement. We plan to continue to offer this benefit to our officers, including our named executive officers, on an annual basis.

In 2024, Mr. Freeman, Mr. Plemmons and Mr. Overbey elected to use a Company-provided vehicle, and Mr. Satterfield and Mr. Parr elected to receive a vehicle allowance provided by the Company. The taxable value of the personal use of these automobiles and applicable vehicle allowances is included in the “All Other Compensation” column of the Summary Compensation Table under the caption “Executive Compensation - Summary Compensation Table” in this proxy statement.

We own a fractional interest in an aircraft that is primarily used for business purposes. Our named executive officers may utilize the aircraft for personal travel to optimize use of their time. The value associated with any personal travel is included in the “All Other Compensation” column of the Summary Compensation Table.

We do not provide any tax gross-up payments on any perquisites or benefits.

Advisory Vote on Executive Compensation

Since our 2011 Annual Meeting, we have conducted an advisory vote on the approval of compensation for our named executive officers each year at our annual meeting of shareholders. While this is a non-binding vote, we believe it is important for our shareholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs and our decisions regarding executive compensation, all of which are disclosed in our proxy statement. Our Board and Talent and Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we will carefully consider our shareholders’ concerns and the Talent and Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our annual advisory vote on executive compensation, we are committed to engagement with our shareholders on executive compensation and corporate governance issues. These engagement efforts take place through meetings, telephone calls and correspondence involving our senior management and representatives of our shareholders.

At our 2024 Annual Meeting, approximately 97% of the votes cast on the advisory vote to approve the compensation of our named executive officers were in favor of the proposal. Our Talent and Compensation Committee and Board believe this shareholder vote reflects strong support for our executive compensation program and alignment of executive and long-term shareholder interests. In addition, the Talent and Compensation Committee believes that our executive compensation program continues to be tailored to our business strategies, is consistent with our pay-for-performance philosophy, reflects competitive pay practices, and appropriately rewards or penalizes our management team based on the level of financial success of our Company each year. Our financial performance in 2024 reinforces the view of our Talent and Compensation Committee and Board that our executive compensation program is achieving its desired objectives.

The Talent and Compensation Committee and the Board will continue to consider shareholders’ sentiments regarding our executive compensation program going forward. As part of that commitment, we have determined that our shareholders should vote on a “say-on-pay” proposal each year, consistent with the preference expressed by our shareholders most recently at our 2023 Annual Meeting. Our Board unanimously recommends that you vote “FOR” Proposal 2 at the Annual Meeting. See “Proposal 2 - Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers” in this proxy statement. Our shareholders will once again have the opportunity to express a preference on the frequency of “say-on-pay” votes at our 2029 Annual Meeting.

Conclusions

Our Talent and Compensation Committee has considered all of the elements of compensation described above and the objective of each element in determining the total amount of current compensation for our named executive officers. The Talent and Compensation Committee also considered whether our compensation policies and practices promote or encourage unnecessary and excessive risks and concluded they do not. Our compensation practices, which provide a balanced mix of short- and long-term incentives and use multiple performance metrics, together with our securities trading policy’s prohibitions on hedging and pledging of our securities, our stock ownership and retention requirements and our Clawback Policy, mitigate excessive risk-taking by our named executive officers. In addition, the Talent and Compensation Committee considered the review and analysis of our executive compensation program conducted by Pearl Meyer, which helped the Talent and Compensation Committee make the aforementioned changes to various components of executive compensation and ultimately reaffirm the Company’s overall compensation strategy and approach. The Talent and Compensation Committee believes the amount of each element of pay and the total amount of compensation for each named executive officer are reasonable and appropriate in light of the officer’s experience and individual performance, our operational and financial performance relative to our own expectations and the industry, and the officer’s role in creating shareholder value. The Talent and Compensation Committee also believes that the program design continues to appropriately incentivize our executives and further strengthen the alignment of executive compensation with our strategic goals, performance, and long-term shareholder interests.

Compensation Committee Report

The Talent and Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on such review and discussions, the Talent and Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2024 through incorporation by reference to this proxy statement.

Except for the Annual Report on Form 10-K described above, this Compensation Committee Report is not incorporated by reference into any of our previous or future filings with the SEC, unless such filing explicitly incorporates this report.

The Talent and Compensation Committee,

Leo H. Suggs (Chair)

Andrew S. Davis

John D. Kasarda, Ph.D.

Wendy T. Stallings

Executive Compensation

Summary Compensation Table

The following table provides an overview of compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers serving as of December 31, 2024 (collectively, our “named executive officers”).

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Kevin M. Freeman	2024	984,842	2,251,915	9,345,580	665	39,662	12,622,664
President and Chief	2023	784,387	1,113,075	7,558,433	2,390	38,326	9,496,611
Executive Officer	2022	604,024	1,692,240	5,513,125	6,943	32,460	7,848,792
Adam N. Satterfield	2024	646,482	1,478,113	4,672,790	—	46,018	6,843,403
Executive Vice President,	2023	576,909	941,023	4,555,292	—	46,023	6,119,247
Chief Financial Officer and Assistant Secretary	2022	510,753	1,430,697	4,594,271	—	44,554	6,580,275
Gregory B. Plemmons	2024	646,482	1,478,113	4,672,790	420	32,870	6,830,675
Executive Vice President	2023	568,682	762,767	4,012,039	809	31,877	5,376,174
and Chief Operating Officer	2022	495,619	928,521	3,307,875	1,578	33,232	4,766,825
Cecil E. Overbey, Jr.(5)	2024	516,136	901,589	2,803,674	4,654	43,308	4,269,361
Senior Vice President -	2023	501,037	726,672	2,965,998	10,319	41,935	4,245,961
Strategic Development
Ross H. Parr(5)	2024	516,136	901,589	2,803,674	—	45,515	4,266,914
Senior Vice President -	2023	501,037	726,672	2,965,998	—	44,467	4,238,174
Legal Affairs, General Counsel and Secretary

(1)
The amount reflects the grant date fair value of RSAs and PBRSUs granted under the provisions of the 2016 Plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation - Stock Compensation (“ASC 718”), disregarding the estimate of forfeitures related to applicable performance-based and service-based, as applicable, vesting conditions. The valuation assumptions used are summarized in Note 8 of the Notes to the Financial Statements included in Part II, Item 8 of the Form 10-K. The actual amounts, if any, ultimately realized may differ from the ASC 718 grant date fair value amounts. Our Talent and Compensation Committee considers the grant date fair value of a restricted stock grant and the grant date fair value at target of PBRSU grants as part of compensation in the year of grant when evaluating annual compensation for our named executive officers. Assuming achievement of the PBRSUs granted in 2024 at the maximum level, the grant date fair value of the PBRSUs would have been as follows: Mr. Freeman, $2,125,300; Mr. Satterfield, $1,395,047; Mr. Plemmons, $1,395,047; Mr. Overbey, $556,829; and Mr. Parr, $556,829. The PBRSUs for 2024 were subsequently forfeited as the minimum performance threshold was not met.
(2)
Pursuant to our PIP, we pay monthly cash incentives to our named executive officers based upon our pre-tax income during the fiscal year, subject to certain restrictions. Cash incentives are generally paid in the month following the actual month in which the cash incentive is earned. The table reflects the cash incentives earned for each of the 12 months of the respective year, regardless of when the incentive payment was actually made.
(3)
The amounts in this column are treated as “above-market interest” (defined by current SEC rules as the portion exceeding 120% of the applicable federal long-term rate) credited to deferrals under the Company’s Nonqualified Deferred Compensation Plan.
(4)
See “All Other Compensation” below for the amounts and descriptions of these components of compensation in 2024.

(5)
Neither Mr. Overbey nor Mr. Parr was a named executive officer for the year ended December 31, 2022.

All Other Compensation

The allocation of 2024 “All Other Compensation” from the Summary Compensation Table is presented below:

Named Executive Officer	Life Insurance Premiums ($)(1)	Executive Health Program ($)(2)	Corporate Automobile Benefits ($)(3)	Personal Use of Corporate Aircraft ($)	Company Contributions to the 401(k) Plan ($)(4)	Vested Restricted Stock Accumulated Dividends ($)(5)	Total ($)
Kevin M. Freeman	3,810	—	7,053	—	22,562	6,237	39,662
Adam N. Satterfield	690	2,600	14,820	1,708	20,928	5,272	46,018
Gregory B. Plemmons	1,980	2,600	766	—	22,541	4,983	32,870
Cecil E. Overbey, Jr.	1,980	—	12,690	—	23,761	4,877	43,308
Ross H. Parr	690	2,600	14,820	—	22,528	4,877	45,515

(1)
The amount reflects the taxable excess group term-life insurance premiums under our group term-life insurance policy for all full-time employees.
(2)
The amount reflects our cost to provide our named executive officers with the opportunity to participate, on a voluntary basis, in an executive health program.
(3)
For Mr. Freeman, Mr. Plemmons and Mr. Overbey, the amount reflects compensation for the personal use during 2024 of a Company-provided vehicle calculated by allocating the fixed and variable costs of the vehicle over the percentage of personal versus total mileage driven. For Mr. Satterfield and Mr. Parr, the amount reflects compensation for a vehicle allowance in lieu of a Company-provided vehicle for 2024.
(4)
Each of our named executive officers is eligible to participate in our 401(k) retirement plan on the same basis as other employees. Employee contributions are limited to a percentage of their compensation, as defined in the plan. We guaranteed a match of 50% of the first 6% of all employee contributions in 2024. Additional employer contributions may be awarded on a non-discriminatory basis to all contributing participants, and such discretionary employer contributions were awarded in 2024 and are included in the amounts disclosed.
(5)
Each participant in the 2016 Plan accumulates dividends for each unvested RSA, payable upon vesting. In 2024, Mr. Freeman vested in 4,488 shares and received a payment for his accumulated dividends of $6,237; Mr. Satterfield vested in 3,794 shares and received a payment for his accumulated dividends of $5,272; Mr. Plemmons vested in 3,608 shares and received a payment for his accumulated dividends of $4,983; Mr. Overbey vested in 3,510 shares and received a payment for his accumulated dividends of $4,877; and Mr. Parr vested in 3,510 shares and received a payment for his accumulated dividends of $4,877. For more details, refer to the “2024 Stock Vested” table below.

2024 Grants of Plan-Based Awards

The following table provides information regarding plan-based awards under our 2016 Plan made to our named executive officers during fiscal year 2024. The actual amounts, if any, ultimately realized may differ from the amounts set forth in the “Grant Date Fair Value of Stock and Option Awards” column. Our 2016 Plan is discussed in more detail under the caption “Compensation Discussion and Analysis - Elements of Compensation - 2016 Stock Incentive Plan” in this proxy statement.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number	Grant Date Fair Value of Stock
Named Executive Officer	Award Type (1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Shares of Stock or Units (#)	and Option Awards ($)(2)
Kevin M.	RSA	2/7/2024	—	—	—	—	—	—	5,500	1,189,265
Freeman	PBRSU	2/7/2024				2,500	5,000	10,000		1,062,650
Adam N.	RSA	2/7/2024	—	—	—	—	—	—	3,610	780,590
Satterfield	PBRSU	2/7/2024				1,640	3,282	6,564		697,523
Gregory B.	RSA	2/7/2024	—	—	—	—	—	—	3,610	780,590
Plemmons	PBRSU	2/7/2024				1,640	3,282	6,564		697,523
Cecil E.	RSA	2/7/2024	—	—	—	—	—	—	2,882	623,175
Overbey, Jr.	PBRSU	2/7/2024				654	1,310	2,620		278,414
Ross H.	RSA	2/7/2024	—	—	—	—	—	—	2,882	623,175
Parr	PBRSU	2/7/2024				654	1,310	2,620		278,414

(1)
The 2024 earned RSA grants for each of our named executive officers reflect awards equal to 110% of base salary on the grant date divided by $197.09, the average closing price of our common stock for the 50-day period beginning November 24, 2023 and ending February 6, 2024 (the “50-day moving average”). Target PBRSU grants reflect target award opportunities equal to 100% of base salary for each of Messrs. Freeman, Satterfield, and Plemmons and 50% of base salary for Messrs. Overbey and Parr, in each case divided by the average closing price of our common stock for the 50-day moving average. PBRSUs are earned, if at all, at the end of a one-year performance period based on the achievement of pre-tax income performance targets established by the Talent and Compensation Committee. One-third of any earned PBRSUs vest following conclusion of the performance period (to the extent any of the performance targets are achieved) and an additional one-third of the PBRSUs vest on each anniversary thereafter, subject to continued employment. Payouts of PBRSUs could range from 0% up to a maximum of 200% of the target award. For 2024, the Company did not achieve any pre-tax income growth, which resulted in none of the named executive officers earning the 2024 PBRSUs. Our Talent and Compensation Committee considers the value of the RSA grant and the target value of the PBRSU grant as part of the compensation in the year of grant when evaluating compensation to our named executive officers.
(2)
These amounts represent the aggregate grant date fair value computed in accordance with ASC 718. The valuation assumptions used are summarized in Note 8 of the Notes to the Financial Statements included in Part II, Item 8 of our Form 10-K. These amounts do not reflect compensation actually received by the named executive officer, and the actual amount of the stock award ultimately realized upon vesting may differ from the aggregate grant date fair value.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table reflects awards under our equity-based award incentive plans to our named executive officers that had not vested as of December 31, 2024:

			Stock Awards
Named Executive Officer	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Kevin M. Freeman	2/7/2024	(1)	5,500	970,200
	2/7/2024	(2)	—	—
	2/8/2023	(1)	2,720	479,808
	2/8/2023	(2)	—	—
	2/9/2022	(1)	1,206	212,738
	2/9/2022	(2)	2,410	425,124
Adam N. Satterfield	2/7/2024	(1)	3,610	636,804
	2/7/2024	(2)	—	—
	2/8/2023	(1)	2,300	405,720
	2/8/2023	(2)	—	—
	2/9/2022	(1)	1,020	179,928
	2/9/2022	(2)	2,038	359,503
Gregory B. Plemmons	2/7/2024	(1)	3,610	636,804
	2/7/2024	(2)	—	—
	2/8/2023	(1)	2,232	393,725
	2/8/2023	(2)	—	—
	2/9/2022	(1)	990	174,636
	2/9/2022	(2)	988	174,283
Cecil E. Overbey, Jr.	2/7/2024	(1)	2,882	508,385
	2/7/2024	(2)	—	—
	2/8/2023	(1)	2,126	375,026
	2/8/2023	(2)	—	—
	2/9/2022	(1)	942	166,169
	2/9/2022	(2)	942	166,169
Ross H. Parr	2/7/2024	(1)	2,882	508,385
	2/7/2024	(2)	—	—
	2/8/2023	(1)	2,126	375,026
	2/8/2023	(2)	—	—
	2/9/2022	(1)	942	166,169
	2/9/2022	(2)	942	166,169

(1)
These unvested RSAs under the 2016 Plan are scheduled to vest in accordance with the vesting provisions described in this proxy statement under “Compensation Discussion and Analysis - Elements of Compensation - 2016 Stock Incentive Plan”.
(2)
These unvested PBRSUs under the 2016 Plan are scheduled to vest in accordance with the vesting provisions described in this proxy statement under “Compensation Discussion and Analysis - Elements of Compensation - 2016 Stock Incentive Plan”. For each of 2024 and 2023, the Company did not achieve any annual pre-tax income growth, which resulted in none of the named executive officers earning the PBRSUs for the respective year. For 2022, the Talent and Compensation Committee determined that the Company achieved a level of pre-tax income growth relative to the target that provided for the earning of the 2022 PBRSUs equal to 200% of the target award. One-third of the earned 2022 PBRSUs vested following the conclusion of the performance period, one-third of the 2022 PBRSUs vested on the second anniversary of the grant date, and one-third of the 2022 PBRSUs are scheduled to vest on the third anniversary of the grant date, subject to continued employment on the vesting date.

(3)
The market value of RSAs and PBRSUs that have not vested as of December 31, 2024 for each named executive officer is determined by multiplying the number of shares or units set forth above by the closing share price of $176.40 at December 31, 2024, as reported on the Nasdaq Global Select Market.

2024 Stock Vested

The following table reflects stock awards to our named executive officers that vested during 2024 under the 2016 Plan.

		Stock Awards
Named Executive Officer	Award Type	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kevin M. Freeman	Performance-Based Restricted Stock Unit	6,262	1,363,050
	Restricted Stock	4,488	976,781
Adam N. Satterfield	Performance-Based Restricted Stock Unit	5,290	1,151,474
	Restricted Stock	3,794	825,736
Gregory B. Plemmons	Performance-Based Restricted Stock Unit	2,494	542,869
	Restricted Stock	3,608	785,253
Cecil E. Overbey, Jr.	Performance-Based Restricted Stock Unit	2,446	532,421
	Restricted Stock	3,510	763,926
Ross H. Parr	Performance-Based Restricted Stock Unit	2,446	532,421
	Restricted Stock	3,510	763,926

(1)
The value realized upon vesting of PBRSUs and RSAs was computed by multiplying the number of shares vested on the settlement dates of February 8 and February 9, 2024, by the closing share price of $217.58 and $217.67, respectively, as reported on the Nasdaq Global Select Market.

2024 Nonqualified Deferred Compensation

The following table provides information regarding our named executive officers' contributions and earnings in our deferred compensation plans in 2024:

Named Executive Officer	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Kevin M. Freeman	—	—	11,869	—	227,545
Adam N. Satterfield	—	—	—	—	—
Gregory B. Plemmons	—	—	251,367	—	1,647,202
Cecil E. Overbey, Jr.	—	—	75,341	(448,463)	1,363,511
Ross H. Parr	—	—	—	—	—

(1)
Aggregate earnings (losses) represent the return on the investment options selected by each named executive officer in 2024 in our deferred compensation plans. Earnings are not guaranteed rates of return and reflect actual market fluctuations of the funds in which they are deemed to be invested. These earnings are calculated in the same manner and at the same rate as earnings on externally managed funds or are based upon other market-determined rates. A portion of the earnings reflected in this column are reported in the Summary Compensation Table and are treated as “above-market interest,” as that term is defined by current SEC rules and as described in footnote 3 to such table.

2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc.

Effective January 1, 2006, we adopted the 2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc. (the “Nonqualified Deferred Compensation Plan”) to permit certain of our management employees, including each of the named executive officers, to defer receipt of current compensation. This plan was amended and restated effective January 1, 2009, and further amended effective January 1, 2010, November 10, 2011, January 29, 2015 and July 20, 2022. The Nonqualified Deferred Compensation Plan is an unfunded plan maintained primarily for the purpose of providing retirement benefits for eligible employees. Participating employees may elect to reduce their (i) regular base salary by a whole number percentage from one to fifty percent, and/or (ii) non-equity incentive compensation by a whole number percentage from one to seventy-five percent. The deferred amount is credited to the deferred compensation account we maintain for each participant. While not funded, each participant is allowed to select one or more investment options. Deferral amounts, along with gains and losses on investment options in which participants are deemed invested, are posted to the deferred compensation account of each participant. The total deferrals, plus the cumulative gains and losses on the investment options, are eligible for distribution from our general corporate funds. Distributions are subject to elections made by the participants, which generally require a five-year waiting period for active employees; however, distributions can begin immediately in the event of retirement, disability, death or other termination of service. Distributions also may be made upon the occurrence of certain other events, such as an unforeseeable emergency, or delayed under certain circumstances, such as when a distribution might violate the terms of a Company borrowing agreement. Payments are made from the Nonqualified Deferred Compensation Plan in a lump sum or in annual installments over a certain term, as elected by the participant. The plan also allows us, in our sole discretion and without any participant discretion or election, to make a mandatory lump-sum payment in settlement of a participant's entire accrued benefit.

Prior to the adoption of the Nonqualified Deferred Compensation Plan, we offered a similar plan allowing participating employees to defer receipt of regular base salary and/or cash incentive compensation. The deferral of wages earned subsequent to December 31, 2004 is no longer permitted under this plan, as required by Section 409A of the Code.

Potential Payments Upon Termination or Change of Control

Potential payments and benefits upon termination without cause, which includes resignation, retirement, death and total disability, or change of control, are provided to our named executive officers pursuant to (i) the Severance Plan, (ii) our Amended Phantom Plans, and (iii) our 2016 Plan. All payments and benefits are forfeited if termination of the named executive officer resulted (i) for cause, (ii) from failure to comply with the non-competition and non-solicitation provisions of the respective plan, or (iii) from termination by the executive for a reason not constituting “good reason.” A “change of control” does not constitute “good reason,” but a fundamental disagreement with the Board following a change of control does constitute “good reason.” The Severance Plan is discussed in further detail under “Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives” below.

The Severance Plan provides that upon the termination of employment of one of our named executive officers as a result of a compensation continuance termination event (termination of the officer’s employment by the Company for any reason other than for cause (as defined in the Severance Plan), death or total disability, or by the officer for good reason (as defined in the Severance Plan)) occurring within 36 months following a change of control (as defined in the Severance Plan), the officer will be entitled to receive certain benefits, including a monthly severance benefit equal to the officer’s monthly termination cash compensation during the 12-calendar month period following the termination date. The Severance Plan is further described in the “Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives” section below.

Our named executive officers, or their beneficiaries, would also receive payments due to them at retirement, death or disability pursuant to our 401(k) retirement plan, our Amended Phantom Plans, our 2016 Plan and our deferred compensation plans. The vested amounts due to each named executive officer under our 2016 Plan and under our deferred compensation plans are provided under the captions “Executive Compensation - 2024 Stock Vested” and “Executive Compensation - 2024 Nonqualified Deferred Compensation” in this proxy statement.

Below is a table showing the amount of post-employment compensation and benefits that would be provided to each named executive officer due to a termination of employment or a change in control of the Company, assuming that the triggering event occurred on December 31, 2024. The amounts in the table below do not include payments for compensation and benefits earned prior to the triggering event, and no excise tax gross-ups are provided.

	Termination of Service		Change in Control(2)
Named Executive Officer	With Cause ($)	Without Cause ($)(1)	Without Termination of Service ($)	With Qualifying Termination of Service ($)
Kevin M. Freeman	—	2,087,870	2,087,870	27,497,143	(3)
Adam N. Satterfield	—	1,581,955	1,581,955	14,741,622	(4)
Gregory B. Plemmons	—	1,379,448	1,379,448	15,348,523	(5)
Cecil E. Overbey, Jr.	—	1,215,749	1,215,749	11,878,368	(6)
Ross H. Parr	—	1,215,749	1,215,749	10,095,328	(7)

(1)
Pursuant to our 2016 Plan, previously earned and unvested RSAs would be accelerated and vest upon termination of service without cause in the case of death or total disability for each of our named executive officers (calculated using the number of unvested shares and awards multiplied by the closing share price of our common stock of $176.40 at December 31, 2024, as reported on the Nasdaq Global Select Market). In addition, upon termination of service without cause in the case of death or total disability for each of our named executive officers, previously unvested PBRSUs would be accelerated and vest to the extent earned after completion of the performance period.
(2)
A change in control, without termination of service for the named executive officers, provides for the accelerated vesting of unvested RSAs and PBRSUs pursuant to our 2016 Plan only in the event such awards are not assumed or substituted by the surviving company. The amounts in the “Without Termination of Service” and the “With Qualifying Termination of Service” columns are calculated using the number of each named executive officer's unvested shares or units multiplied by the closing share price of our common stock of $176.40 at December 31, 2024, as reported on the Nasdaq Global Select Market. The amounts in the “With Qualifying Termination of Service” column reflect acceleration of previously unvested awards of restricted stock and PBRSUs under the 2016 Plan for each named executive officer in the event of a change of control if (i) such awards are not assumed or substituted by the surviving company, or (ii) his employment is terminated by the Company not for cause or by him for good reason within specified time periods (even if such awards are assumed or substituted by the surviving company).
(3)
Mr. Freeman, upon a change in control with termination of service, would receive payments and benefits provided for under the provisions of the Severance Plan of $25,373,650 and welfare benefits of $35,623. Pursuant to our 2016 Plan, his previously unvested RSAs would be accelerated and vest and he would receive payments of $1,662,746. Pursuant to our 2016 Plan, his previously unvested PBRSUs would also be accelerated and vest and he would receive payments of $425,124. The amounts are calculated using the number of unvested shares or units multiplied by the closing share price of our common stock of $176.40 at December 31, 2024, as reported on the Nasdaq Global Select Market.
(4)
Mr. Satterfield, upon a change in control with termination of service, would receive payments and benefits provided for under the provisions of the Severance Plan of $13,135,918 and welfare benefits of $23,749. Pursuant to our 2016 Plan, his previously unvested RSAs would be accelerated and vest and he would receive payments of $1,222,452. Pursuant to our 2016 Plan, his previously unvested PBRSUs would also be accelerated and vest and he would receive payments of $359,503. The amounts are calculated using the number of unvested shares or units multiplied by the closing share price of our common stock of $176.40 at December 31, 2024, as reported on the Nasdaq Global Select Market.
(5)
Mr. Plemmons, upon a change in control with termination of service, would receive payments and benefits provided for under the provisions of the Severance Plan of $13,933,452 and welfare benefits of $35,623. Pursuant to our 2016 Plan, his previously unvested RSAs would be accelerated and vest and he would receive payments of $1,205,165. Pursuant to our 2016 Plan, his previously unvested PBRSUs would also be accelerated and vest and he would receive payments of $174,283. The amounts are calculated using the number of unvested shares or units multiplied by the closing share price of our common stock of $176.40 at December 31, 2024, as reported on the Nasdaq Global Select Market.
(6)
Mr. Overbey, upon a change in control with termination of service, would receive payments and benefits provided for under the provisions of the Severance Plan of $10,626,996 and welfare benefits of $35,623. Pursuant to our 2016 Plan, his previously unvested RSAs would be accelerated and vest and he would receive payments of $1,049,580. Pursuant to our 2016 Plan, his previously unvested PBRSUs would also be accelerated and vest and he would receive payments of $166,169. The amounts are calculated using the number of unvested shares or units multiplied by the closing share price of our common stock of $176.40 at December 31, 2024, as reported on the Nasdaq Global Select Market.
(7)
Mr. Parr, upon a change in control with termination of service, would receive payments and benefits provided for under the provisions of the Severance Plan of $8,855,830 and welfare benefits of $23,749. Pursuant to our 2016 Plan, his previously unvested RSAs would be accelerated and vest and he would receive payments of $1,049,580. Pursuant to our 2016 Plan, his previously unvested PBRSUs would also be accelerated and vest and he would receive payments of $166,169. The amounts are calculated using the number of unvested shares or units multiplied by the closing share price of our common stock of $176.40 at December 31, 2024, as reported on the Nasdaq Global Select Market.

Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives

On October 31, 2018, the Board, upon the recommendation of the Talent and Compensation Committee, approved the Severance Plan. The Severance Plan is an amendment and restatement of the Change of Control Severance Plan originally adopted effective May 16, 2005 and previously amended and restated effective January 1, 2009 (the “Prior Plan”). Each named executive officer is a participant in the Severance Plan.

Under the Severance Plan, in the event an officer’s employment is terminated as a result of a compensation continuance termination event (termination of the officer’s employment by the Company for any reason other than for cause (as defined in the Severance Plan), death or total disability, or by the officer for good reason (as defined in the Severance Plan)) occurring within 36 months following a change of control (as defined in the Severance Plan), the officer will be entitled to receive the following benefits: (i) base salary through the last day of the month in which the termination date occurs; (ii) a cash payment in lieu of any accrued but unused vacation through the termination date; (iii) any unreimbursed business expenses incurred through the termination date; (iv) any earned but unpaid cash incentive bonus amounts; (v) any payments and benefits to which the officer is entitled pursuant to the terms of any employee benefit or compensation plan or program in which the officer participates or participated; (vi) a monthly severance benefit equal to the officer’s monthly termination cash compensation during the 12-calendar month period following the termination date; and (vii) continued participation in the Company welfare benefit plans until the earlier of the officer’s death or the last day of the 24-calendar month period following the termination date. The monthly termination compensation is an amount equal to: two and one-half (2.5) times the sum of the officer’s base salary and bonus amount for officers with the title of Senior Vice President or higher (excluding the Chief Executive Officer), and three (3) times the sum of the officer’s base salary and bonus amount for the Chief Executive Officer, in each case divided by twelve (12). Base salary and bonus amount generally means the sum of: (i) the officer’s base salary on an annualized basis, plus (ii) a 3-year lookback average of the cash bonuses earned by the officer. Any eligible officer who was a participant in the Prior Plan on October 30, 2018 and was eligible based on years of service under the terms of the Prior Plan for 36 months of severance shall be entitled to the greater of the termination compensation benefits under the Severance Plan or the terms of the Prior Plan. As a result, based on their prior service to the Company, each of Mr. Freeman, Mr. Plemmons and Mr. Overbey qualify for 36 months of severance. In no event, however, shall the termination compensation for any officer exceed an aggregate amount equal to three (3) times the sum of an officer’s base salary and bonus amount.

All payments of benefits to an officer under the Severance Plan are subject to the officer’s compliance with certain confidentiality, non-compete, non-solicit, and non-disparagement provisions during and following the termination of employment with the Company. The officer’s rights, if any, with respect to any phantom stock awards, RSAs, PBRSUs, restricted stock units and/or other equity awards granted to such officer under any Company equity-based incentive plans shall be as determined under the applicable incentive plan and award agreement(s). All payments and benefits made to an officer under the Severance Plan will be subject to any recoupment, clawback or similar policy or arrangement adopted by the Board, and any similar provisions under applicable law.

CEO Pay Ratio

In August 2015, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC adopted a rule requiring disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the Chief Executive Officer (“CEO”). For the fiscal year ended December 31, 2024, the total compensation for our CEO, Mr. Freeman, was $12,622,664 as reported in the “Total” column of the Summary Compensation Table. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K:

Median Employee annual total compensation	$77,394
CEO annual total compensation	$12,622,664
Ratio of CEO to Median Employee annual total compensation	163:1

There has been no change to our employee population or our compensation arrangements in 2024 that we reasonably believe would significantly affect our pay ratio disclosure. As a result, we have used the same median employee, initially identified in 2023, in our pay ratio calculation for 2024.

The median employee’s annual total compensation was calculated in accordance with the requirements of the Summary Compensation Table and includes: salary, bonus, and 401(k) employer matching contribution. SEC rules for identifying the median employee and calculating the pay ratio allow companies to use various methodologies and assumptions. As a result, our reported pay ratio may not be comparable to other companies’ pay ratios.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance measures of the Company. You should refer to “Compensation Discussion and Analysis” for a complete description of how executive compensation relates to Company performance and how the Talent and Compensation Committee makes its decisions.

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for Gantt ($)(1)	Summary Compensation Table Total for Freeman ($)(1)	Compensation Actually Paid to Gantt ($)(2)	Compensation Actually Paid to Freeman ($)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(4)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(5)	Total Shareholder Return ($)(6)	Peer Group Total Shareholder Return ($)(7)	Net Income (in thousands) ($)	Pre-Tax Income (in thousands) ($)(8)
2024	—	12,622,664	—	11,335,630	5,552,588	4,921,341	285	157	1,186,073	1,557,597
2023	11,296,746	9,496,611	7,675,675	10,515,744	4,994,889	5,671,123	325	154	1,239,502	1,647,776
2022	12,828,375	—	10,494,358	—	6,184,287	4,864,545	227	128	1,377,159	1,841,349
2021	10,577,833	—	16,385,495	—	5,983,437	9,749,517	285	155	1,034,375	1,388,423
2020	7,987,957	—	9,878,641	—	5,260,421	6,660,167	155	131	672,682	901,364

(1)
Mr. Freeman has served as our Chief Executive Officer since July 1, 2023. Mr. Gantt served as our Chief Executive Officer during 2020, 2021, and 2022 and through June 30, 2023. The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Gantt and Mr. Freeman for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Summary Compensation Table.”

(2)
The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Gantt, as computed in accordance with Item 402(v). The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Gantt during the applicable year. In accordance with the requirements of Item 402(v), the following adjustments were made to Mr. Gantt’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for Gantt ($)	Reported Value of Equity Awards ($)(a)	Equity Award Adjustments ($)(b)	Compensation Actually Paid to Gantt ($)
2024	—	—	—	—
2023	11,296,746	(5,927,559)	2,306,488	7,675,675
2022	12,828,375	(2,578,625)	244,608	10,494,358
2021	10,577,833	(1,975,247)	7,782,909	16,385,495
2020	7,987,957	(1,608,515)	3,499,199	9,878,641

(a)
The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year, as well as a pro rata RSA grant of 898 shares with a grant date fair value of $165,174 computed in accordance with ASC 718, received by Mr. Gantt for his service as a non-employee director beginning July 1, 2023 (following his retirement as our President and Chief Executive Officer effective June 30, 2023).
(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year (any such dividends are accrued but not paid unless and until the applicable award (or portion thereof) vests). The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards ($)		Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)		Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)		Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2024	—		—	—		—	—		—	—
2023	181,993	(i)	—	4,066,217	(ii)	708,783	(2,650,505)	(iii)	—	2,306,488
2022	2,344,590		(1,459,624)	—		(648,995)	—		8,637	244,608
2021	4,121,370		3,520,877	—		134,605	—		6,057	7,782,909
2020	2,129,804		1,234,369	—		130,549	—		4,476	3,499,199

(i)
The amount reflects a pro rata RSA grant of 898 shares received by Mr. Gantt for his service as a non-employee director beginning July 1, 2023 (following his retirement as our President and Chief Executive Officer effective June 30, 2023).

(ii)
This amount reflects the accelerated vesting on June 23, 2023, of an aggregate of 24,898 shares subject to Mr. Gantt’s outstanding unvested RSAs and outstanding earned and unvested PBRSUs in connection with his retirement from the Company as discussed above.
(iii)
This amount reflects 18,680 shares of outstanding unvested RSAs and outstanding earned and unvested PBRSUs granted in 2021 and 2022 that were forfeited in 2023 due to the accelerated vesting of these shares on June 23, 2023, in connection with Mr. Gantt’s retirement from the Company as discussed above.

(3)
The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Freeman, as computed in accordance with Item 402(v) for his service as CEO during 2023 and 2024. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Freeman during his service as CEO in 2023 and 2024. In accordance with the requirements of Item 402(v), the following adjustments were made to Mr. Freeman’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for Freeman ($)	Reported Value of Equity Awards ($)(a)	Equity Award Adjustments ($)(b)	Compensation Actually Paid to Freeman ($)
2024	12,622,664	(2,251,915)	964,881	11,335,630
2023	9,496,611	(1,113,075)	2,132,208	10,515,744

(a)
The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.

(b)
The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2024	970,200	(166,447)	—	161,128	—	—	964,881
2023	826,873	790,440	—	514,895	—	—	2,132,208

(4)
The dollar amounts reported in this column represent the average of the amounts reported for the Company’s named executive officers as a group (excluding Mr. Gantt for 2020, 2021, 2022 and through June 30, 2023, and Mr. Freeman since July 1, 2023) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the named executive officers (excluding Mr. Gantt for 2020, 2021, 2022 and through June 30, 2023, and Mr. Freeman since July 1, 2023) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024 and 2023, Messrs. Satterfield, Plemmons, Overbey and Parr; (ii) for 2022 and 2021, Mr. David S. Congdon and Messrs. Satterfield, Freeman and Plemmons; and (iii) for 2020, Mr. Earl E. Congdon, Mr. David S. Congdon and Messrs. Satterfield and Freeman.

(5)
The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding Mr. Gantt for 2020, 2021, 2022 and through June 30, 2023, and Mr. Freeman since July 1, 2023), as computed in accordance with Item 402(v). The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding Mr. Gantt for 2020, 2021, 2022 and through June 30, 2023, and Mr. Freeman since July 1, 2023) during the applicable year. The names of each of the named executive officers (excluding Mr. Gantt for 2020, 2021, 2022 and through June 30, 2023, and Mr. Freeman since July 1, 2023) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024 and 2023, Messrs. Satterfield, Plemmons, Overbey and Parr; (ii) for 2022 and 2021, Mr. David S. Congdon and Messrs. Satterfield, Freeman and Plemmons; and (iii) for 2020, Mr. Earl E. Congdon, Mr. David S. Congdon and Messrs. Satterfield and Freeman. In accordance with the requirements of Item 402(v), the following adjustments were made to average total compensation for the named executive officers as a group (excluding Mr. Gantt for 2020, 2021, 2022 and through June 30, 2023, and Mr. Freeman since July 1, 2023) for each year to determine the compensation actually paid, using the same methodology described in footnote 2 above:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments ($)(a)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	5,552,588	(1,189,851)	558,604	4,921,341
2023	4,994,889	(789,283)	1,465,517	5,671,123
2022	6,184,287	(1,012,865)	(306,877)	4,864,545
2021	5,983,437	(1,237,056)	5,003,136	9,749,517
2020	5,260,421	(1,181,548)	2,581,294	6,660,167

(a)
The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2024	572,595	(115,510)	—	101,519	—	—	558,604
2023	667,680	478,724	—	319,113	—	—	1,465,517
2022	920,299	(788,746)	—	(444,787)	—	6,357	(306,877)
2021	2,559,819	2,344,205	—	94,849	—	4,264	5,003,136
2020	1,564,465	913,007	—	100,333	—	3,490	2,581,294

(6)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(7)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose was the Dow Jones Transportation Average (“DJTA”) for 2024, 2023, 2022 and 2021, and the Nasdaq Industrial Transportation Index for 2020 (prior to the Company being added to the DJTA in December 2021).

(8)
The Company has determined that Pre-Tax Income is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s named executive officers, for the most recently completed fiscal year, to Company performance.

Financial Performance Measures

As described in greater detail in “Compensation Discussion and Analysis,” our executive compensation program reflects a pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our named executive officers to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s named executive officers, for the most recently completed fiscal year, to the Company’s performance are as follows:

Most Important Financial Performance Measures
Pre-Tax Income
Annual Pre-Tax Income Growth
Operating Ratio

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the section “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, as part of its executive compensation program, the Company seeks to incentivize long-term performance and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v)) for a particular year. In accordance with Item 402(v), the Company is providing the following graphs to show the relationships between information presented in the Pay versus Performance table.

Policy Regarding Options and Similar Equity Awards

The Company does not currently grant awards of stock options, stock appreciation rights or similar option-like equity awards. Accordingly, the Company does not have a specific policy or practice on the timing of grants of such awards in relation to the disclosure of material nonpublic information. In the event the Company determines to grant awards of stock options or similar equity awards in the future, the Talent and Compensation Committee will evaluate the appropriate steps to take in relation to the foregoing.

Director Compensation

2024 Compensation of Non-Employee Directors

The following table reflects compensation earned for services performed in 2024 by non-employee members of our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Sherry A. Aaholm	123,750	146,216	819	270,785
John R. Congdon, Jr.	101,667	146,216	819	248,702
Andrew S. Davis	101,667	146,216	819	248,702
Bradley R. Gabosch	116,250	146,216	3,419	265,885
Greg C. Gantt	101,667	146,216	593	248,476
John D. Kasarda	119,583	146,216	2,319	268,118
Cheryl S. Miller	64,167	146,216	—	210,383
Wendy T. Stallings	110,000	146,216	3,289	259,505
Thomas A. Stith, III	101,667	146,216	819	248,702
Leo H. Suggs(3)	146,667	146,216	2,319	295,202

(1)
Each non-employee director was awarded an RSA of 795 shares on May 15, 2024, with the number of shares determined by dividing the target value of $165,000 by the 50-day average closing price of our common stock $207.34 beginning March 5, 2024 and ending May 14, 2024. The grant date fair value of these awards, computed in accordance with ASC 718, was determined by multiplying the 795 shares of restricted stock underlying each RSA by the closing price of our common stock of $183.92 on the grant date of May 15, 2024, as reported on the Nasdaq Global Select Market. The value of each RSA assumes that all shares will vest in accordance with the requirements of the 2016 Plan described in “Components of Compensation” below. As of December 31, 2024, the RSA of 795 shares granted to each non-employee director on May 15, 2024 represented the only unvested shares for each non-employee director.
(2)
The amount in the table reflects: (i) our contribution to a qualifying charitable organization, recognized as a tax-exempt organization under Section 501(c)(3) of the Code, made on behalf of the non-employee director ($1,500 for each of Dr. Kasarda and Mr. Suggs); (ii) our cost to provide our non-employee directors with the opportunity to participate, on a voluntary basis, in an executive health program ($2,600 for Mr. Gabosch and $2,470 for Ms. Stallings); and (iii) $819 of accumulated dividends on each non-employee director's restricted stock award that was granted in 2023 and vested in 2024 (excluding Mr. Gantt, who received $593 of accumulated dividends and Ms. Miller, who was elected to the Board in 2024 and did not receive the 2023 grant). See the “Components of Compensation” section below for more information on vesting terms of the restricted stock granted to non-employee directors.
(3)
Mr. Suggs is retiring at the end of his current term and is not standing for re-election at the Annual Meeting.

Components of Compensation

The non-employee director compensation structure applicable for 2024 is provided below:

Director Role	Annual Cash Retainer Amount ($)	Annual Restricted Stock Grant Amount ($)
Member (all non-employee directors)	110,000	165,000
Audit Committee Chair (1)	25,000	—
Talent and Compensation Committee Chair (1)	20,000	—
Governance and Nomination Committee Chair (1)	20,000	—
Risk Committee Chair (1)	20,000	—
Lead Independent Director (1)	25,000	—

(1)
Each non-employee Chair of a Board Committee and the Lead Independent Director receives an annual cash retainer for service as Chair of a Committee and/or as Lead Independent Director, which is in addition to the non-employee director cash retainer of $110,000.

The annual cash retainers, for both the Board and its Committees, are paid ratably at the end of each fiscal quarter. Directors receive reimbursement of certain business and travel expenses incurred in their capacities as directors, including participation in director education programs. Otherwise, there is no additional compensation provided for attendance at any meetings. As employees in 2024, each of Mr. David Congdon and Mr. Freeman received no cash retainer or RSAs for Board service.

Non-employee members of the Board are eligible to receive grants under the 2016 Plan. RSAs granted to non-employee directors under the 2016 Plan generally vest upon the earlier to occur of the following, provided the participant is still serving as a director: (i) the one-year anniversary of the grant date; (ii) the date of a change of control in our ownership; (iii) death; or (iv) total disability. Awards that are not vested upon termination of service as a director are forfeited. Each director is also subject to our Stock Ownership Policy and is required to achieve and maintain a stock ownership threshold equal to five times the annual Board cash retainer. The descriptions of eligible equity and treatment of grants under the 2016 Plan described above for officers also apply to directors. See “Compensation Discussion and Analysis - Stock Ownership Policy.”

The Talent and Compensation Committee, in conjunction with Pearl Meyer, its independent compensation consultant, periodically reviews and approves the compensation of the non-employee directors and reviews any changes with the Board. The table above reflects the changes previously ratified by the Board, upon the recommendation of Pearl Meyer and approval by the Talent and Compensation Committee.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2024, relating to our only equity compensation plan, the 2016 Plan. Under the 2016 Plan, grants of stock options, restricted stock and other rights to acquire shares of our common stock may be made from time to time. In addition, outstanding phantom stock awards under our Amended Phantom Plans may be settled in shares of our common stock from time to time under the 2016 Plan. At the Annual Meeting, our shareholders are being asked to approve the 2025 Plan. See “Proposal 3 - Approval of the Old Dominion Freight Line, Inc. 2025 Stock Incentive Plan” for more information.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	1,029,820	(1)	—	3,522,766	(2)
Equity compensation plans not approved by shareholders	—		—	—
Total	1,029,820	(1)	—	3,522,766	(2)

(1)
Includes 36,066 shares that may be issued pursuant to outstanding PBRSUs, if certain performance-based and service-based conditions are met, assuming the maximum level of performance is achieved; 8,262 shares that may be issued pursuant to outstanding PBRSUs, if certain service-based vesting conditions are met at the maximum level of performance, and 985,492 shares that may be issued pursuant to outstanding vested, unsettled phantom stock awards following termination of employment. PBRSUs do not have an exercise price because their value is dependent upon the achievement of the specified performance criteria and may be settled for shares of common stock on a one-for-one basis. Phantom stock awards that will be settled in shares of common stock are distributed to participants in accordance with their terms.
(2)
The total shares available for future issuance in column (c) may be the subject of awards other than options, warrants or rights granted under the 2016 Plan. As of December 31, 2024, only grants of RSAs and PBRSUs have been awarded under the 2016 Plan.

RELATED PERSON TRANSACTIONS

Executive Officer and Director Family Relationships and Transactions

At March 13, 2025, the affiliate members of the Congdon family, in the aggregate, beneficially owned approximately 12% of our outstanding common stock.

For the year ended December 31, 2024, we paid Mr. David Congdon, Executive Chairman of the Board, a base salary of $488,735 and cash bonuses of $2,141,695, as well as other benefits totaling $34,937. The Talent and Compensation Committee annually reviews and approves, and the Board ratifies, the compensation of Mr. David Congdon.

Other Family Relationships

For the year ended December 31, 2024, we paid Christopher M. Harrell, Director – Maintenance Administration & Fuel, a base salary and bonus of $532,150 as well as other benefits totaling $16,549. Mr. Harrell, who is the son-in-law of David S. Congdon, resigned from the Company in December 2024.

Audit Committee Approval and Related Person Transactions Policy

The relationship between the Company and Mr. Harrell described above was reviewed and approved by the Audit Committee. In considering whether to approve this or similar transactions, the Audit Committee determined that they were fair to us and that the terms and conditions of such transactions were substantially the same as, or more favorable to us than, transactions that would be available from unaffiliated parties. Any extensions, modifications or renewals of the foregoing transactions, or any new transactions that involve us and a related party, must be approved by the Audit Committee and must be on terms no less favorable to us than the terms that could be obtained in a similar transaction with an unaffiliated party in accordance with our written Related Person Transactions Policy.

Our Related Person Transactions Policy governs the procedures for review and consideration of all related person transactions in which we are a participant to help ensure that any such transactions are identified and given appropriate consideration. Generally, any financial transaction, arrangement or relationship in an amount exceeding $120,000 in which we are or would be a participant, and in which any related person, as defined by Item 404 of Regulation S-K under the Exchange Act, has or would have a direct or indirect material interest, is prohibited unless: (i) approved or ratified by the Audit Committee (or, as applicable, approved by the Talent and Compensation Committee and ratified by the Board) in accordance with the policy; (ii) approved by the Chair of the Audit Committee and ratified by the Audit Committee in accordance with the policy; or (iii) the transaction is of the type of pre-approved transactions listed in the policy. It is our policy to enter into or ratify such transactions only when the Board, acting through the Audit Committee, determines that the transaction is in, or is not inconsistent with, the best interests of the Company and our shareholders.

In conducting its review of any proposed related person transaction, the Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including, but not limited to: (i) whether the transaction was entered into in the ordinary course of business of the Company; (ii) the purpose of, and potential benefits to the Company of, the transaction; (iii) the approximate dollar value of the amount involved in the transaction, particularly as it relates to the related person; (iv) the related person’s interest in the transaction; (v) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (vi) the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or officer; (vii) the availability of other sources for comparable products or services; (viii) the terms available to unrelated third parties or to employees generally in an arms-length negotiation; (ix) required public disclosure, if any; and (x) any other information regarding the transaction or the related person that would be material to investors in light of the circumstances of the particular transaction. No member of the Audit Committee will participate in any review, consideration, approval or ratification of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

In accordance with the Related Person Transactions Policy, the Audit Committee will also perform an annual review of previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000, when aggregated with all other amounts received or paid. Based on all relevant facts and circumstances, the Audit Committee will determine if it is in our best interest to continue, modify or terminate any ongoing transaction, arrangement or relationship. Except as discussed above, since the beginning of our last fiscal year, no financial transactions, arrangements or relationships, or any series of them, were disclosed or proposed through our process for review, approval or ratification (as summarized above) with related persons in which the Company was or is to be a participant, the amount involved exceeded $120,000, and any related person had or will have a direct or indirect material interest.

Proposal 2 - Approval, on an Advisory Basis, of the Compensation

of our Named Executive Officers

As required by Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC (a “say-on-pay” vote). Taking into consideration the most recent voting results from our 2023 Annual Meeting concerning the frequency of the shareholder advisory vote to approve the compensation of our named executive officers, we determined that we will continue to hold an annual advisory vote to approve the compensation of our named executive officers until the next required advisory vote on the frequency of such votes at our 2029 Annual Meeting.

The relentless commitment of our OD Family of employees to customer service helped the Company achieve revenue of $5.8 billion, net income of $1.2 billion and an operating ratio of 73.4%. We believe our financial performance was attributable to the execution of our strategic plan, which included key decisions made by our named executive officers. We also believe our compensation program has been effective in focusing our executives on continuous operational excellence, long-term value creation, and in aligning executive pay with performance. Evidence of our performance includes a compounded annualized total shareholder return (“TSR”), assuming reinvestment of all dividends, of 23.3% and 21.6% for the five-year and ten-year periods ended December 31, 2024, respectively.

Highlights of our executive compensation program include the following:

•
Pay-for-Performance
o
Our PIP is designed to tie a significant portion of current cash compensation directly to corporate performance. PIP payouts are directly tied to changes in our profitability, ensuring that our executive compensation is aligned with our financial performance. Just as our PIP can produce higher-than-market cash compensation during periods of high profitability, including periods when our period-over-period performance may have declined, it can produce lower-than-market cash compensation during periods of low profitability, including periods when our period-over-period performance has improved and/or outperformed peers.
•
Focus on Long-Term Success
o
The 2016 Plan serves as our only equity incentive plan. It is important that our officers have financial interests that are aligned with the long-term interests of the Company and our shareholders. All equity grants to executive officers are performance-based. The long-term equity component of our executive compensation program includes grants of RSAs and PBRSUs under the 2016 Plan to each of our named executive officers.
•
Alignment with Shareholder Interests
o
Our compensation policies are designed to attract, motivate and retain key executives who are critical to our success.
o
The PIP links a significant portion of executive compensation directly to our profitability. The PIP provides that in no event shall PIP payments exceed the lesser of 10x an executive officer’s base salary or 1.5% of the Company’s income before tax and the effects, if any, of a change in accounting principle, extraordinary items or discontinued operations.
o
The RSAs currently link a portion of executive compensation directly to Company performance and the creation of long-term shareholder value. PBRSU grants through 2024 were based on a forward-looking performance goal over a one-year performance period tied to Company profitability. The RSAs and PBRSUs also have multi-year continued service vesting requirements to enhance retention, further strengthening the alignment of executive compensation with shareholder interests. Beginning in 2025, PBRSU grants are tied to our three-year relative TSR vs. companies in the Dow Jones Transportation Index, with the target performance hurdle set above the 50th percentile and award funding capped at target if our absolute TSR is negative.
o
Severance and change in control agreements do not include gross-ups for excise taxes.
o
Our securities trading policy prohibits hedging or pledging of our securities by directors, officers and employees. The policy also prohibits directors, officers and employees from holding our securities in margin accounts or pledging our securities for a loan.
o
Our Stock Ownership Policy subjects our directors, executive officers and other officers to minimum stock ownership and equity retention requirements.
o
Our Clawback Policy supports a culture of accountability and discourages conduct detrimental to the Company and our shareholders by requiring the Company to recover cash and equity incentive compensation from executive officers and our principal accounting officer in the event of a covered accounting restatement.

We urge our shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement for a more thorough discussion of our compensation philosophy, which is designed to align our key executives' compensation with both our business objectives and the interests of our shareholders. We also recommend that our shareholders review the application of our compensation philosophy and the elements of compensation provided to each named executive officer as reflected in the discussion and tables included under the caption “Executive Compensation” in this proxy statement.

For the reasons stated above, the Board recommends that our shareholders vote “for” the following advisory resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to Old Dominion's named executive officers, as disclosed in the proxy statement for our 2025 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.”

To be approved, the number of votes cast “for” this advisory resolution must exceed the votes cast “against” this advisory resolution. Because this proposal is advisory, the results of the vote on this proposal will not be binding on our Board, Talent and Compensation Committee or our management. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, however, the Talent and Compensation Committee will evaluate whether any actions are necessary in the future to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE

OFFICERS.

PROPOSAL 3 - APPROVAL OF THE OLD DOMINION FREIGHT LINE, INC. 2025 STOCK INCENTIVE PLAN

General Information

The Board, upon the recommendation of the Talent and Compensation Committee, has approved the adoption of the Old Dominion Freight Line, Inc. 2025 Stock Incentive Plan (the “2025 Plan”), subject to shareholder approval. If our shareholders approve the 2025 Plan, no further grants will be made under the 2016 Plan after May 21, 2025 (the “Effective Date”). We intend that the 2025 Plan will serve as our primary equity incentive plan, although the terms of the 2016 Plan and the Amended Phantom Plans will continue to govern all awards previously granted under such plans, as applicable, until such awards have been settled, forfeited, canceled or have otherwise expired or terminated.

Shareholder approval of the 2025 Plan is required to comply with applicable Nasdaq rules and to allow the grant of incentive stock options to employee participants in the 2025 Plan.

The following discussion is qualified by and subject to the terms of the 2025 Plan, a copy of which is attached as Appendix A to this proxy statement. We will promptly provide, upon request and without charge, a copy of the full text of the 2025 Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to Adam N. Satterfield, Executive Vice President, Chief Financial Officer and Assistant Secretary, Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360. An electronic copy of the 2025 Plan is also available free of charge as Appendix A to the electronic version of this proxy statement on the SEC’s website at www.sec.gov. Shareholders are encouraged to refer to the 2025 Plan for more complete and detailed information about the 2025 Plan.

Approval of the 2025 Plan should provide us with the flexibility and resources we need to continue to use equity compensation and other incentive awards to attract, retain and motivate talented employees and directors who are important to our long-term growth and success. The Board also believes that our equity compensation program, as implemented under our 2016 Plan and strengthened under the 2025 Plan, positions us to be more competitive with comparable companies in our industry. The Board also believes that the 2025 Plan will effectively incentivize eligible participants to achieve our business objectives and build shareholder value. In these ways, the 2025 Plan is intended to further align the interests of our employees and directors with those of our shareholders. As noted in the Compensation Discussion and Analysis section of this proxy statement above, all equity grants to our executives are currently performance-based. Beginning in 2025, PBRSU grants to executive officers will be tied to our three-year relative total shareholder return (“TSR”) compared with companies in the Dow Jones Transportation Index, with the target performance hurdle set above the comparator group 50th percentile and award funding capped at target if our absolute TSR is negative.

If our shareholders do not approve the 2025 Plan, the Company will not have an equity incentive plan in place upon the expiration of the 2016 Plan on May 18, 2026 to achieve our recruiting, incentive and retention objectives, which the Board believes are essential to our continued success.

“Best Practices” Integrated Into Old Dominion’s Equity Compensation Program and the 2025 Plan

Our compensation practices and the 2025 Plan include a number of features that the Board believes reflect responsible compensation and governance practices and promote the interests of our shareholders, including the following:

•
Prudent Share Request. No more than 6,000,000 shares will be authorized for issuance under the 2025 Plan (subject to adjustment for anti-dilution purposes). No shares under any other plans will be carried forward to the 2025 Plan or otherwise potentially further dilute shareholder interests. See “Share Limitations” below. After factoring in the 2016 Plan available pool (3,467,711 shares as of March 13, 2025) that would no longer be used for future equity grants upon approval of the 2025 Plan, the net incremental increase in our equity plan available pool would be 2,532,289 shares.

•
No Stock Option or Stock Appreciation Right (“SAR”) Repricings Without Shareholder Approval. The 2025 Plan prohibits the repricing of stock options or SARs without shareholder approval. This limitation applies to (i) direct repricings (lowering the exercise price of an option or SAR), (ii) indirect repricings (exchanging an outstanding stock option or SAR that is underwater for cash, for new stock options or SARs with an exercise price less than that applicable to the original option or SAR, or for another equity award), and (iii) any other action that would be treated as a repricing under Nasdaq rules (subject to anti-dilution adjustments).

•
Minimum Vesting Requirements. The 2025 Plan generally imposes minimum vesting periods of one year subject to potential accelerated vesting in cases of a participant’s death, disability, retirement or other termination of employment or service, or upon the occurrence of a change of control. The Administrator (as defined below under “Administration; Amendment and Termination; Minimum Vesting Requirements”) retains discretion to grant an award with different vesting terms in accordance with the restrictions as set forth in the 2025 Plan. Our historical practice has been to impose multi-year vesting periods (typically, three years) for awards to employees.

•
Double Trigger Vesting on a Change of Control. The 2025 Plan generally provides that awards will vest upon a change of control of Old Dominion only if (i) awards are not assumed, substituted or continued by the surviving company, or (ii) if such awards are assumed, substituted or continued by the surviving company, if a participant’s employment or service is terminated without cause or for good reason within specified time periods related to the change of control. See “Change of Control” below.

•
Prudent Change of Control Provisions. The 2025 Plan includes prudent change of control triggers such as requiring a change in beneficial ownership of more than 35% of our voting stock and consummation (rather than shareholder approval) of a significant merger or other transaction in order for a “change of control” to be deemed to have occurred. See “Change of Control” below.

•
Prohibition of Certain Share Recycling, or “Liberal Share Counting,” Practices. The 2025 Plan does not allow shares to be added back to the maximum share limitation under the 2025 Plan if they were withheld from an award or delivered by a participant to satisfy tax withholding requirements for awards, not issued or delivered as a result of the net settlement of an outstanding award, withheld or delivered to pay the exercise price related to an award or repurchased on the open market with the proceeds of an option exercise.

•
No Discounted Stock Options or SARs and Limit on Option and SAR Terms. The 2025 Plan requires that stock options and SARs have an exercise price equal to or greater than the fair market value of our common stock on the date of grant. In addition, the term of an option or SAR is limited to no more than 10 years.

•
No Grants of “Reload” Awards. The 2025 Plan does not provide for “reload” awards (the automatic substitution of a new award of like kind and amount upon the exercise of a previously granted award).

•
No “Evergreen” Provision. The 2025 Plan requires shareholder approval of any additional authorization of shares (other than adjustments for anti-dilution purposes), rather than permitting an annual “replenishment” of shares under a plan “evergreen” provision.

•
Stock Ownership Policy. The Stock Ownership Policy, which subjects our directors, executive officers and other officers to minimum stock ownership and equity retention requirements, will apply with respect to shares acquired by such persons under the 2025 Plan.

•
Forfeiture and Recoupment Policies. The 2025 Plan authorizes the Talent and Compensation Committee or the Board to require the forfeiture and/or recoupment of plan benefits if a participant engages in certain types of detrimental conduct. Participants will also be required to comply with any clawback policy, stock ownership policy and/or other similar policies adopted by us from time to time or imposed under applicable laws.

•
Independent Committee Administration. The 2025 Plan will be administered by the Talent and Compensation Committee. All members of our Talent and Compensation Committee are non-management directors who are “independent” under Nasdaq listing standards and SEC rules and regulations. In addition, we believe each Talent and Compensation Committee member qualifies as a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.

•
No Dividends or Dividend Equivalents on Unearned Awards. Dividends and dividend equivalents on awards issued under the 2025 Plan may only be paid if and to the extent the award has vested or been earned, and no dividends may be paid on options or SARs.

•
Limits on Transferability of Awards. The 2025 Plan does not permit options or other awards to be transferred for value or other consideration.

•
Limitation on Non-Employee Director Awards. The 2025 Plan provides that the maximum number of shares subject to awards granted during any 12-month period to a non-employee director, together with any cash fees paid during the 12-month period for service as a non-employee director, may not exceed $1,000,000 in total value (calculating the value of awards based on the fair market value per share on the grant date).

•
Prohibition Against Hedging and Pledging. Our securities trading policy prohibits hedging or pledging of our securities by directors, officers and employees. The policy also prohibits directors, officers and employees from holding our securities in margin accounts or pledging our securities for a loan.

•
Efficient Use of Equity. We are committed to the efficient use of equity awards and are mindful of ensuring that our equity compensation program does not overly dilute the holdings of existing shareholders. To that end, the Talent and Compensation Committee considers potential shareholder dilution, including burn rate and overhang, in the design and administration of equity awards.

Approval of the 2025 Plan will position Old Dominion to continue and expand these “best practices.”

Description of 2025 Plan

Share Limitations

The maximum number of shares of common stock that we may issue or deliver pursuant to awards granted under the 2025 Plan is 6,000,000 shares (subject to adjustment for anti-dilution purposes as described below). Of such number, the maximum number of shares of common stock that we may issue pursuant to incentive stock options under the 2025 Plan is 6,000,000 shares (subject to adjustment for anti-dilution purposes).

In addition, under the 2025 Plan, in any 12-month period, the maximum number of shares of common stock subject to awards granted to any non-employee director will not exceed $1,000,000 in total value (taken together with any cash fees paid during such 12-month period to such non-employee director), subject to adjustment for anti-dilution purposes.

For purposes of determining the number of shares of common stock to be counted against the maximum share limits described above, each share of common stock subject to an award will be counted against the limit as one share. In addition, the following shares will be counted against the limits described above and will not be available for re-issuance: (i) shares withheld from an award or delivered by a participant to satisfy tax withholding requirements for awards; (ii) shares not issued or delivered as a result of the net settlement of an outstanding award; (iii) shares withheld or delivered to pay the exercise price related to an award; and (iv) shares repurchased on the open market with the proceeds of the exercise price of an option.

In calculating the 2025 Plan share limitations described above, the following shares will not be included: (i) shares subject to an award (or any portion of an award) that is canceled, terminates, expires, is forfeited or lapses for any reason; (ii) awards settled in cash; (iii) dividends, including dividends paid in shares; and (iv) any shares subject to an award other than an option or SAR that are not issued for any reason, including by reason of failure to achieve maximum performance goals or criteria.

In addition, (i) shares issued under the 2025 Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving Old Dominion acquiring another entity will not reduce the maximum number of shares available for delivery under the 2025 Plan and (ii) available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the 2025 Plan and will not reduce the maximum number of shares available under the 2025 Plan, subject, in the case of both (i) and (ii), to applicable stock exchange listing requirements.

The number of shares reserved for issuance under the 2025 Plan may be adjusted in the event of an adjustment in the capital structure of Old Dominion (due to a merger, change in control, consolidation, recapitalization, reorganization, stock split, stock dividend or similar transaction or event), as provided in the 2025 Plan.

On March 13, 2025, the closing sales price of our common stock as reported on Nasdaq was $162.98 per share.

Purpose and Eligibility; Term

The purposes of the 2025 Plan are to encourage and enable selected employees and non-employee directors of Old Dominion and its affiliates to acquire or increase their holdings of our common stock and other equity-based interests in Old Dominion and/or to provide other incentive awards in order to promote a closer alignment of their interests with those of Old Dominion and our shareholders. The 2025 Plan is also intended to provide flexibility to Old Dominion in its ability to motivate, attract and retain the services of participants upon whose judgment, interest and special effort the successful conduct of our operation largely depends.

If approved by our shareholders, the effective date of the 2025 Plan will be May 21, 2025, and awards may be granted under the 2025 Plan until May 20, 2035 or any earlier termination date set by the Board.

The 2025 Plan’s purposes will be carried out by the granting of awards to selected participants. Awards may be granted to selected (i) employees of Old Dominion or our affiliates and (ii) non-employee directors of the Board in the discretion of the Administrator. As of March 13, 2025, approximately 30 employees and ten non-employee directors were eligible to participate in the 2025 Plan based on historical grant practices, which may be subject to change in the future.

The types of awards authorized under the 2025 Plan include: stock options in the form of incentive options and/or nonqualified options; SARs in the form of freestanding SARs and/or related SARs; restricted awards in the form of restricted stock awards, restricted stock units and/or deferred stock units; performance awards in the form of performance shares and/or performance units; phantom stock awards; other stock-based awards; and/or dividend equivalent awards. We discuss the material terms of each type of award below under “Types of Awards.”

Administration; Amendment and Termination; Minimum Vesting Requirements

The 2025 Plan may be administered by the Board or, upon its delegation, by the Talent and Compensation Committee. As a matter of practice, the Talent and Compensation Committee will administer the 2025 Plan, subject to Board discretion to assume administration of the plan. Each member of the Talent and Compensation Committee is intended to be independent under SEC Rule 16b-3 and applicable Nasdaq listing standards. The Board and the Talent and Compensation Committee are referred to in this discussion collectively as the “Administrator.”

Subject to the terms of the 2025 Plan, the Administrator’s authority includes but is not limited to the authority to:

•
determine all matters relating to awards, including selection of individuals to be granted awards, the types of awards, the number of shares of common stock, if any, subject to an award, and all terms, conditions, restrictions and limitations of an award;

•
prescribe the form(s) of award agreements under the 2025 Plan;

•
establish, amend and rescind rules and regulations for the administration of the 2025 Plan;

•
correct any defect, supply any omission or reconcile any inconsistency in the 2025 Plan or in any award or award agreement; and

•
construe and interpret the 2025 Plan, awards and award agreements made under the 2025 Plan, interpret rules and regulations for administering the 2025 Plan and make all other determinations deemed necessary or advisable for administering the 2025 Plan.

The Administrator also has unilateral authority to amend the 2025 Plan and any award to the extent necessary to comply with applicable laws, rules or regulations. The Administrator may also adjust awards upon the occurrence of, or in anticipation of, certain unusual or nonrecurring events, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits under the 2025 Plan or to comply with applicable laws, rules or regulations.

Awards granted under the 2025 Plan will generally be subject to a minimum vesting (or earning) (collectively, “vesting”) period of one year (with no installment vesting during such first year). However, the Administrator may provide for the acceleration of vesting and or exercisability of any award in its discretion, including but not limited to in cases of death, disability, retirement or other termination of employment or service or, under certain circumstances, upon a change of control as described below. In addition, the Administrator may grant awards without a minimum vesting period or with a shorter minimum vesting period, but only with respect to awards for no more than an aggregate of 5% of the total number of authorized shares under the 2025 Plan. The 2025 Plan also permits the grant of awards to participants that have different vesting terms in the case of awards that are substituted for other equity awards in connection with mergers or similar transactions. In addition, non-employee directors are also subject to a minimum vesting period commencing with the date on which such non-employee director is elected or appointed to the Board and ending on the earlier of the one year anniversary of the grant date of the award or the date of the next annual meeting of the Company’s shareholders following such non-employee director’s election or appointment to the Board (so long as the period between the date of the annual meeting of the Company’s shareholders related to the grant date and the date of the next annual meeting of the Company’s shareholders is not less than 50 weeks). Our historical practice has been to impose multi-year vesting periods for employee equity awards, and we anticipate that employee awards granted under the 2025 Plan will also have multi-year vesting periods (typically three years).

In certain circumstances, the Board may delegate authority (within specified parameters) to one or more officers to grant awards, and to make other determinations under the 2025 Plan with respect to such awards to participants who are not directors or officers subject to Section 16 under the Exchange Act.

The 2025 Plan and awards made under the 2025 Plan may be amended, suspended or terminated at any time by the Board (or the Administrator, with respect to awards). However, shareholder approval is required of any 2025 Plan amendment if required by applicable laws, rules or regulations, and an amendment or termination of an award may not materially adversely affect the rights of a participant without the participant’s consent. In addition, except for anti-dilution adjustments as provided in the 2025 Plan or in connection with a change in control, shareholder approval is required to take any action with respect to options or SARs that would be treated as a “repricing” under the rules of the principal stock exchange on which shares of our common stock are listed (currently, Nasdaq). Such repricing transactions include amendments to reduce the exercise price of such outstanding options or SARs, or exchanges of outstanding options or SARs for cash, for options or SARs with an exercise price that is less than the exercise price of the original option or SAR, or for other equity awards at a time when the original option or SAR has an exercise price above the fair market value of the common stock.

Types of Awards

A summary of the material terms of the types of awards authorized under the 2025 Plan is provided below.

Options. Options granted under the 2025 Plan may be incentive options or nonqualified options. Incentive options may only be granted to our employees. The Administrator will determine the exercise price for options. The exercise price may be no less than 100% of the fair market value per share of our common stock on the date the option is granted, or 110% of the fair market value with respect to incentive stock options granted to an employee who owns more than 10% of the total combined voting power of all classes of our stock (except for certain options assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations). The exercise price is payable in cash or cash equivalent, and except where prohibited by the Administrator or applicable law, by delivery of shares of our common stock owned by the participant, withholding of shares upon exercise of the option, delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to Old Dominion the amount of sale or loan proceeds to pay the exercise price or by such other payment methods as may be approved by the Administrator and which are acceptable under applicable law (or any combination of these methods).

The Administrator will determine the term and conditions of an option, the period or periods during which a participant may exercise an option and any conditions on the ability of a participant to exercise an option. The option period may not exceed 10 years, or five years with respect to incentive options granted to an employee who owns more than 10% of the total combined voting power of all classes of our stock, if any. Options are generally subject to certain restrictions on exercise if the participant terminates employment or service unless an award agreement provides otherwise.

Stock Appreciation Rights. SARs may be granted in the form of “related SARs” or freestanding SARs. A related SAR is granted to the holder of an option (a “related option”) with respect to all or a portion of the shares of common stock subject to the related option, and a freestanding SAR is an SAR that is not granted in tandem with an option. The holder of an SAR is entitled to receive consideration equal to the excess, if any, of the fair market value of a share of our common stock on the date of exercise over the exercise price per share of such SAR. This consideration may be paid in cash, shares of common stock (valued at fair market value on the date of the SAR exercise) or a combination of cash and shares of common stock, as determined by the Administrator. The exercise price may be no less than 100% of the fair market value per share of our common stock on the date the SAR is granted (except for certain SARs assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations).

SARs are exercisable according to the terms established by the Administrator and stated in the applicable award agreement. An SAR may not be exercised more than 10 years after it was granted, or such shorter period as may apply to the related options in the case of related SARs.

Restricted Awards. Restricted awards may be in the form of restricted stock awards, restricted stock units and/or deferred stock units that are subject to certain vesting conditions. Restricted stock awards are payable in shares of common stock. Restricted stock units and deferred stock units may be payable in cash or shares of common stock, or partly in cash and partly in shares of common stock, in accordance with the terms of the 2025 Plan and at the discretion of the Administrator.

The Administrator will determine the restriction period and vesting conditions applicable to any restricted award. Vesting conditions may include payment of a specified purchase price, performance objectives, continued service or employment for a certain period of time, retirement, disability, death or other termination of employment or service or any combination of conditions. Performance measures may vary between participants and will be based upon such performance factors or criteria as the Administrator determines.

The Administrator has authority to determine whether and to what degree restricted awards have vested and been earned and are payable, as well as to establish and interpret the terms and conditions of restricted awards.

Performance Awards. Performance awards may be in the form of performance shares and/or performance units. Performance shares are granted with reference to a specified number of shares of our common stock and afford the holder the right to receive shares of common stock or the cash value thereof, or a combination thereof (as determined by the Administrator), contingent upon the achievement of performance or other objectives during a specified time period, and which have a value on the date of grant equal to the fair market value (as determined in accordance with the 2025 Plan) of a share of common stock. An award of a performance unit is a grant in an amount determined by the Administrator that gives the holder the right to receive shares of common stock or a designated dollar value amount of common stock, contingent upon the achievement of performance or other objectives during a specified time period and which has an initial value determined by the Administrator at the time of grant.

The Administrator has discretion to determine the performance period for each performance award and to determine the performance measures and conditions that must be met in order for a performance award to be granted or to vest or be earned. These conditions may include payment of a specified purchase price, attainment of performance objectives, continued service or employment for a certain period of time or a combination of performance objectives and service conditions, retirement, disability, death or other termination of employment or service or a combination of any such or other conditions. Performance measures may vary between participants and may be based upon such performance factors or criteria as the Administrator determines.

The Administrator has authority to determine whether and to what degree performance awards have been earned and are payable, as well as to interpret the terms and conditions of performance awards.

Phantom Stock Awards. Phantom stock awards consist of hypothetical share units with respect to shares of our common stock, with a value based on the fair market value of a share of common stock.

The Administrator has authority to determine whether and to what degree phantom stock awards have vested and are payable and to interpret the terms and conditions of phantom stock awards, subject to the limits of the 2025 Plan. Upon vesting of all or part of a phantom stock award and satisfaction of any other terms and conditions that the Administrator establishes, the holder of a phantom stock award will be entitled to a payment of an amount equal to the fair market value of one share of our common stock with respect to each such phantom stock unit that has vested, been earned and is payable (unless the Administrator determines otherwise). We may make payment in cash, shares of common stock or a combination of cash and stock, as determined by the Administrator.

Other Stock-Based Awards. The Administrator may grant other stock-based awards, which may be valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock or awards for shares of common stock. Such other stock-based awards include, but are not limited to, awards granted in lieu of bonus, salary or other compensation, awards granted with vesting or performance conditions and/or awards granted without being subject to vesting (subject to the minimum vesting terms summarized above) or performance conditions. The Administrator will determine the number of shares of common stock to be awarded to a participant under (or otherwise related to) such other stock-based awards, whether such awards may be settled in cash or shares of common stock, other securities or any other form of property (or a combination of such forms of consideration), and the other terms and conditions of such awards.

Dividends and Dividend Equivalent Rights. The Administrator may provide that awards (other than options and SARs) earn dividends or dividend equivalent rights (“dividend equivalents”). However, dividends and dividend equivalents (whether paid in cash or shares of common stock), if any, on unearned or unvested awards may not be paid (even if accrued) unless and until the underlying award (or relevant portion thereof) has vested and/or been earned.

Change of Control

Under the terms of the 2025 Plan, the following provisions will apply in the event of a change of control (except to the extent, if any, as may be otherwise provided under Section 409A of the Code or provided in an award agreement):

•
To the extent that the successor or surviving company in the change of control event does not assume or substitute for an award (or in which Old Dominion is the ultimate parent corporation and does not continue the award) on substantially similar terms or with substantially equivalent economic benefits as awards outstanding under the 2025 Plan (as determined by the Administrator), (i) all outstanding options and SARs will become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (ii) any restrictions, including but not limited to the restriction period, performance period and/or performance factors or criteria applicable to any award other than options or SARs will be deemed to have been met, and such awards will become fully vested, earned and payable to the fullest extent of the original grant of the applicable award (or, in the case of performance-based awards, the earning of which is based on attaining a target level of performance, such awards will be deemed earned at the greater of actual performance or target performance).

•
In addition, in the event that an award is substituted, assumed or continued, the award will become vested (and, in the case of options and SARs, exercisable) in full and any restrictions, including but not limited to the restriction period, performance period and/or performance factors or criteria applicable to any outstanding award will be deemed to have been met and such awards will become fully vested, earned and payable to the fullest extent of the original award (or, in the case of performance-based awards, the earning of which is based on attaining a target level of performance, such awards will be deemed earned at the greater of actual performance or target performance), if the employment or service of the participant is terminated within six months before (in which case vesting will not occur until the effective date of the change of control) or one year (or such other period after a change of control as may be stated in a participant’s employment, change in control, severance, consulting or other similar agreement) after the effective date of a change of control if such termination of employment or service (i) is by Old Dominion without cause or (ii) is by the participant for good reason.

•
Notwithstanding the above, and unless an individual award agreement expressly provides otherwise, in the event that a participant has entered into or is a participant in a change of control, employment, severance, consulting or other similar plan or agreement with or established by the Company or an affiliate, the participant will be entitled to the greater of the benefits provided upon a change of control of the Company under the 2025 Plan or the other respective plan or agreement, and such other respective plan or agreement will not be construed to reduce in any way the benefits otherwise provided to a participant upon the occurrence of a change of control as defined in the 2025 Plan.

Transferability

Incentive options are not transferable other than transfers for no consideration by will or the laws of intestate succession or, in the Administrator’s discretion, such transfers for no consideration as may otherwise be permitted in accordance with Section 422 of the Code and related regulations. Nonqualified options and SARs generally are not transferable other than transfers for no consideration by will or the laws of intestate succession, except for transfers for no consideration if and to the extent permitted by the Administrator in a manner consistent with the registration provisions of the Securities Act of 1933, as amended. Restricted awards, performance awards, phantom stock awards and other stock-based awards that have not vested and/or been earned generally are not transferable other than transfers for no consideration by will or the laws of intestate succession, and participants may not sell, transfer, assign, pledge or otherwise encumber shares subject to an award until the award has vested and/or been earned and all other conditions established by the Administrator have been met.

Termination of Employment or Service

If a participant’s employment or service is terminated for any reason, the Administrator will determine the extent, if any, to which a participant may have the right to exercise or vest in his or her awards following termination. These rights, if any, generally will be stated in the individual participant’s award agreement. Unless otherwise determined by the Administrator or provided in an award agreement, all or any part of an award that has not vested or been earned will be forfeited immediately upon a termination of the participant’s employment or service for any reason.

Forfeiture, Recoupment and Stock Retention

As noted above, the Administrator may require the forfeiture and/or recoupment of plan benefits if a participant engages in certain types of detrimental conduct and require that a participant comply with the Clawback Policy, the Stock Ownership Policy, and any additional policies adopted by Old Dominion from time to time that may apply to the participant or be imposed under an award agreement, other agreement or arrangement and/or applicable laws.

Certain United States Federal Income Tax Consequences

The following summary generally describes the principal U.S. federal (and not foreign, state or local) income tax consequences of awards granted under the 2025 Plan as of the date of this proxy statement. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to Old Dominion. The provisions of the Code and related regulations concerning these matters are complicated and their impact in any one case may depend upon the particular circumstances. Tax laws are subject to change. Generally, all amounts taxable as ordinary income to participants under the 2025 Plan in respect of awards are deductible by Old Dominion as compensation income at the same time the participant recognizes the ordinary income for tax purposes, subject to the provisions of the Code.

Incentive Options. Incentive options granted under the 2025 Plan are intended to qualify as incentive stock options under Section 422 of the Code. Pursuant to Section 422 of the Code, the grant and exercise of an incentive option generally will not result in taxable income to the participant (with the possible exception of alternative minimum tax liability) if the participant does not dispose of shares received upon exercise of such option less than one year after the date of exercise and two years after the date of grant, and if the participant has continuously been our employee from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). However, the excess of the fair market value of the shares received upon exercise of the incentive option over the exercise price for such shares generally will constitute an item of adjustment in computing the participant’s alternative minimum taxable income for the year of exercise. Thus, certain participants may experience an increase in their federal income tax liability as a result of the exercise of an incentive option under the alternative minimum tax rules of the Code. We generally will not be entitled to a deduction for income tax purposes in connection with the exercise of an incentive option.

If the holding period requirements for incentive option treatment described above are met, upon the disposition of shares acquired upon exercise of an incentive option, the participant will be taxed on the amount by which the amount realized upon such disposition exceeds the exercise price, and such amount will be treated as capital gain or loss.

If the holding period requirements for incentive option treatment described above are not met, the participant will be taxed as if he or she received compensation in the year of the disposition. The participant must treat any gain realized in the disqualifying disposition as ordinary income to the extent of the lesser of: (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition of the stock minus the exercise price. Any gain in excess of these amounts may be treated as capital gain.

Pursuant to the Code and the terms of the 2025 Plan, in no event can there first become exercisable by a participant in any one calendar year incentive options granted by Old Dominion with respect to shares having an aggregate fair market value (determined at the time an option is granted) greater than $100,000. To the extent an incentive option granted under the 2025 Plan exceeds this limitation, it will be treated as a nonqualified option. In addition, no incentive option may be granted to an individual who owns, immediately before the time that the option is granted, stock possessing more than 10% of the total combined voting power of all classes of stock of Old Dominion, unless the exercise price is equal to or exceeds 110% of the fair market value of the stock and the option period does not exceed five years.

Nonqualified Options. For federal income tax purposes, the grant of a nonqualified option should not result in taxable income to a participant or a tax deduction to Old Dominion. The difference between the fair market value of the stock on the date of exercise and the exercise price will constitute taxable ordinary income to the participant on the date of exercise. The participant’s basis in the shares of common stock acquired upon exercise of a nonqualified option will equal the exercise price plus the amount of ordinary income taxable at the time of exercise. Any subsequent disposition of the stock by the participant will be taxed as a capital gain or loss to the participant, and will be long-term capital gain or loss if the participant has held the stock for more than one year at the time of sale.

Stock Appreciation Rights. For federal income tax purposes, the grant of an SAR should not result in taxable income to a participant or a tax deduction to Old Dominion. Upon exercise, the amount of cash and the fair market value of any shares received by the participant, less cash or other consideration paid (if any), is taxed to the participant as ordinary income.

Restricted Stock Awards. The grant of a restricted stock award will not result in taxable income to the participant or a tax deduction to Old Dominion for federal income tax purposes, unless the restrictions on the stock do not present a substantial risk of forfeiture or the award is transferable, as defined under Section 83 of the Code. In the year that the restricted stock is no longer subject to a substantial risk of forfeiture, or the award is transferable, the fair market value of such shares at such date and any cash amount awarded, less cash or other consideration paid (if any), will be included in the participant’s ordinary income as compensation, except that, in the case of restricted stock issued at the beginning of the restriction period, the participant may elect to include in his or her ordinary income as compensation at the time the restricted stock is awarded, the fair market value of such shares at such time, less any amount paid for the shares.

Restricted Stock Units, Deferred Stock Units, Performance Awards, Phantom Stock Awards, Other Stock-Based Awards and Dividend Equivalents. The grant of a restricted stock unit, deferred stock unit, performance award, phantom stock award, other stock-based award or dividend equivalent award generally should not result in taxable income to the participant or a tax deduction to Old Dominion for federal income tax purposes. However, the participant will recognize ordinary income on account of the settlement of such award. The income recognized by the participant at that time will be equal to any cash that is received and the fair market value of any shares of common stock that are received in settlement of the award.

Section 409A of the Code. Awards granted under the 2025 Plan may be subject to Section 409A of the Code and related regulations and other guidance. If, by its terms or at the election of the participant, the award defers settlement beyond the vesting date (e.g., a deferred stock unit), the award will generally be subject to Section 409A of the Code. Section 409A of the Code imposes certain requirements on compensation that is deemed under Section 409A of the Code to involve deferred compensation. If Section 409A of the Code applies to the 2025 Plan or any award, and the 2025 Plan and award do not, when considered together, satisfy the requirements of Section 409A of the Code during a taxable year, the participant will have ordinary income in the year of non-compliance in the amount of all deferrals subject to Section 409A of the Code to the extent that the award is not subject to a substantial risk of forfeiture. The participant will be subject to an additional tax of 20% on all amounts includable in income and may also be subject to interest charges under Section 409A of the Code. We do not have any responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any participant.

Tax Withholding

Generally, a participant will be required to pay Old Dominion in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by Old Dominion to such authority for the account of the recipient. Alternatively, the Administrator may in its discretion establish procedures to permit or require a recipient to satisfy such obligations in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to an award, by electing to deliver to Old Dominion shares of common stock held by the participant (which are fully vested and not subject to any pledge or other security interest) or to have Old Dominion withhold shares of common stock from the shares to which the recipient is otherwise entitled. Under the 2025 Plan, the number of shares to be withheld or delivered will have a fair market value (as determined pursuant to the 2025 Plan) as of the date that the amount of tax to be withheld is determined as nearly as equal as possible to, but not exceeding (unless otherwise permitted by the Administrator in a manner in accordance with applicable laws, rules, and regulations and applicable accounting principles), the amount of such obligations being satisfied.

Additional Information Regarding Equity Awards

Outstanding Awards and Share Reserves

The following table provides additional information regarding outstanding equity awards and shares available for future awards under all plans as of March 13, 2025. The 2016 Plan was the only plan with outstanding and available shares as of March 13, 2025. Awards granted under the 2016 Plan that are outstanding on the Effective Date will continue in accordance with their terms, and thus shares subject to such awards will be issued if and to the extent provided under such award terms. If the 2025 Plan is approved by shareholders, no further new awards will be granted under the 2016 Plan. If our shareholders do not approve the 2025 Plan, however, the Company expects to continue to grant awards under the 2016 Plan until the expiration of the 2016 Plan on May 18, 2026. As of March 13, 2025, 3,467,711 shares remained available for issuance under the 2016 Plan. No new equity grants have been made or will be made between the record date of March 13, 2025 and the Effective Date. Shares currently available for grant under the 2016 Plan will not be rolled into the 2025 Plan. As of March 13, 2025, there were a total of 212,147,030 shares of our common stock outstanding, and no options or stock appreciation rights were outstanding.

Total Shares Underlying Outstanding Unvested Performance-Based Restricted Stock Units(1) (#)	Total Shares Underlying Outstanding Unvested Restricted Stock Awards(2) (#)	Total Vested and Outstanding Phantom Stock Awards(3) (#)	Total Shares Currently Available for Grant(1) (#)
18,997	113,456	962,753	3,467,711

(1)
Share amounts are determined based upon the target number of shares that may be delivered pursuant to performance-based awards.

(2)
These shares are included in the Company’s outstanding share count and include shares granted following the achievement of performance objectives set forth in underlying performance-based awards.

(3)
Phantom stock awards will be settled in shares of common stock equal to the number of vested shares of phantom stock on the applicable settlement date.

Overhang. The Board recognizes the impact of dilution on our shareholders and has evaluated the share request carefully in the context of the need to motivate and retain our leadership team and other employees and non-employee directors and to ensure that they are focused on our strategic priorities. As of March 13, 2025, based on currently outstanding awards shown above and assuming that the 6,000,000 shares proposed to be authorized for grant under the 2025 Plan are included in the calculation with no additional new grants under the 2016 Plan, our overhang percentage would be equal to 3.34% of 212,147,030 common shares currently outstanding. In this context, overhang is calculated as the sum of all outstanding equity awards (including phantom stock awards payable in common stock) and shares available for future awards (numerator) divided by common shares outstanding. The Board believes that this number of shares of common stock represents a reasonable amount of potential equity dilution, which will allow us to continue awarding the equity awards that are vital to our equity compensation program. As previously noted, no new equity grants have been made or will be made under the 2016 Plan between the record date of March 13, 2025 and the Effective Date. Upon shareholder approval of the 2025 Plan, no new grants will be made under the 2016 Plan. If for any reason the 2025 Plan is not approved by shareholders, the 2016 Plan’s share pool will remain available for future grants through the 2016 Plan’s expiration date of May 18, 2026.

Historical Annual Share Usage

The following table provides, for each of the past three fiscal years, information regarding full-value, performance-based equity awards granted, vested and forfeited/canceled. The table provides aggregate share totals for all such awards from the 2016 Plan to all plan participants (including, but not limited to, our executive officers). During the past three fiscal years, there were no appreciation awards (stock options) granted, exercised and forfeited, or full-value, time-based equity awards granted, vested and forfeited.

Fiscal Year Ending December 31	Weighted Average Number of Common Shares Outstanding	Total Number of RSAs Granted	Total Target Number of PBRSUs Granted	Total Number of PBRSUs Vested	Total Number of Restricted Shares Granted Plus Performance Shares Vested
2024	215,326,370	63,602	18,030	26,496	90,098
2023	218,842,489	75,460	21,798	70,926	146,386
2022	224,681,583	64,584	19,308	45,570	110,154
3-Year Totals		203,646	59,136	142,992	346,638
3-Year Average		67,882	19,712	47,664	115,546

Burn Rate. For the three-year period ending December 31, 2024, our three-year average burn rate was equal to 0.05% of weighted average basic common shares outstanding. Burn rate provides a measure of the potential dilutive impact of our annual equity award program and is defined as restricted stock awards granted and performance-based restricted stock units vested under the Company’s equity plan during the year divided by the basic weighted average shares outstanding.

New Plan Benefits

No awards will be granted under the 2025 Plan unless it is approved by our shareholders. The selection of individuals who will receive awards under the 2025 Plan, if our shareholders approve the 2025 Plan, and the amount of any such awards is not yet determinable due to vesting, performance and other requirements. Therefore, it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups of participants.

In 2024, we granted awards under the 2016 Plan to our named executive officers, non-employee directors and other eligible employees. The awards granted to our named executive officers and non-employee directors are described under the “Compensation Discussion and Analysis—Elements of Compensation,” “Executive Compensation” and “Director Compensation—Components of Compensation” sections in this proxy statement.

The Board believes that approval of the 2025 Plan is in the best interests of Old Dominion in order to continue the purposes of our equity compensation program and to serve as an important recruitment and retention tool. The Board believes that substantial equity-based ownership encourages management to take actions favorable to the long-term interests of Old Dominion and our shareholders. The Board believes that the adoption of the 2025 Plan will allow us to enhance the use of equity compensation as a significant component of a competitive, but measured, overall compensation program.

To be approved, the number of votes cast “for” this proposal must exceed the votes cast “against” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE OLD DOMINION FREIGHT LINE, INC. 2025 STOCK INCENTIVE PLAN.

Proposal 4 – Ratification of the Appointment of our Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP (as defined above, “EY”) to serve as our independent registered public accounting firm for the year ending December 31, 2025. Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of EY to the shareholders for ratification as a matter of good corporate governance. In the event the shareholders fail to ratify the appointment of EY, the Audit Committee will consider whether to appoint another independent registered public accounting firm for the year ending December 31, 2025. Representatives of EY are expected to be present at the Annual Meeting and will have an opportunity to respond to appropriate questions and to make a statement if they so desire.

To be approved, the number of votes cast “for” this proposal must exceed the votes cast “against” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025.

Independent Registered Public Accounting Firm Fees and Services

EY charged the following fees for services relating to fiscal years 2024 and 2023:

Category of Service	Fiscal Year 2024 ($)	Fiscal Year 2023 ($)
Audit Fees	1,092,000	949,912
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	1,092,000	949,912

Audit Fees. This category includes the aggregate fees billed for professional services rendered by EY for the audits of our financial statements for fiscal years 2024 and 2023, including fees associated with the reviews of our quarterly reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements for the relevant fiscal years. Audit fees also include the aggregate fees billed for professional services rendered for the audit of our internal control over financial reporting.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by EY that are reasonably related to the performance of the audits or reviews of the financial statements and which are not reported above under “Audit Fees.”

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by EY for tax compliance, tax planning and tax advice. Tax compliance includes the preparation of state and federal income tax returns. Tax planning and tax advice includes assistance with various tax accounting methods, analysis of various state filing positions and assistance in obtaining state and federal tax credits.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by EY that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Our engagement of EY to provide these services described above was approved by the Audit Committee in accordance with our written pre-approval policy. This policy is described under “Corporate Governance - Audit Committee Pre-Approval Policies and Procedures” above.

PROPOSAL 5 – SHAREHOLDER PROPOSAL REGARDING EMISSION REDUCTION TARGETS

We received the following proposal from As You Sow, 2020 Milvia Street, Suite 500, Berkeley, California 94704, which it filed on behalf of LongView LargeCap 500 Index Fund (for which Amalgamated Bank serves as Trustee). The proponent has represented to us that it is the beneficial owner of shares of our common stock in an amount and for a period of time sufficient to meet the requirements to file the proposal. Shareholdings of the proponent will be promptly provided upon oral or written request to our Corporate Secretary at 500 Old Dominion Way, Thomasville, North Carolina 27360 or (336) 889-5000.

In accordance with SEC rules, we are presenting the text of the proposal and supporting statement in this proxy statement as they were submitted to us. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent. Additionally, none of the websites referenced in the shareholder proposal shall be considered to be a part of or incorporated by reference into this proxy statement. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.

As explained below, our Board unanimously recommends that you vote “AGAINST” the shareholder proposal.

Beginning of Proposal and Proponent’s Statement of Support

WHEREAS: The Intergovernmental Panel on Climate Change reports that immediate emission reductions are required to limit global warming to 1.5°C, thereby avoiding the most catastrophic consequences of climate change. Investor demand for science-aligned emission reduction strategies underscores the reality that companies and investors are increasingly exposed to severe physical, transition, and systemic climate risks.

Old Dominion Freight Line Inc, a leading less-than-truckload (LTL) carrier with a fleet of 10,700 vehicles across the continental United States, faces customer and investor demand for decarbonized supply chains and increasing climate regulations. Despite a shareholder proposal on emissions last year with nearly 25% support, the Company has not demonstrated any meaningful progress.

The Company's actions remain limited to disclosure of emissions and fuel-efficiency metrics, ongoing route-optimization, and limited pilots of alternative fuels and vehicles.1 The Company lags competitors in setting emissions reduction targets, integrating alternative vehicles, and providing customer-specific decarbonization services.

Transportation, responsible for 28% of U.S. energy consumption, faces increasing climate-protective regulations.2 A consortium of 17 states in key operating corridors has set targets to achieve 100% zero-emission truck sales by 2050.3 California's Advanced Clean Fleets rule requires commercial fleets to phase out non-zero emission vehicles starting in

2027.4 Per Old Dominion's 2024 10-K, the increase in climate-related laws and regulations could increase direct costs and impact operational risks.5

Heavy-duty zero-emission vehicle technology is accelerating. Battery-electric Class 8 vehicles are expected to achieve cost parity with diesel models by 2030, driven by higher energy efficiency and lower operating costs.6 Additionally, current battery technologies provide economically viable alternatives for a variety of other vehicle classes and duty cycles.7 Setting emissions reduction targets would position Old Dominion to systematically incorporate cost-effective technologies and optimize long-term fleet management.

Competitors in the LTL space, including Knight-Swift Transportation, Werner Enterprises, DHL, and FedEx,8 have emission reduction targets. DHL and FedEx also provide advanced services to support customer decarbonization, a critical advantage as a growing number of companies set targets to reduce their value chain emissions.9

By committing to emission reduction targets and creating a climate transition plan, Old Dominion can address customer, regulatory, and competitive pressures and position itself to benefit from the transition to a low-carbon economy.

RESOLVED: Shareholders request the Board disclose how Old Dominion intends to reduce its Scope 1 and 2 greenhouse gas emissions in alignment with interim and long-term climate targets aligned with the Paris Agreement.

SUPPORTING STATEMENT: Proponents suggest, at management discretion, the Company disclose:

•
A timeline for setting emission reduction targets; and
•
An enterprise-wide emissions transition plan to meet evolving consumer demand and regulations, including anticipated costs and emissions reductions.

_______________

1https://d1io3yog0oux5.cloudfront.net/odfl/db/515/4165/pdf/ODFL+2023+ESG+Data+Supplement+Report.pdf

2https://www.epa.gov/greenvehicles/fast-facts-transportation-greenhouse-gas-emissions

3https://www-f.nescaum.org/documents/multi-state-medium-and-heavy-duty-zero-emission-vehicle-action-plan/

4https://www.movingforwardnetwork.com/wp-content/uploads/2024/03/MFN_Key-Facts_Understanding-the-Advanced-Clean-Fleet-Rule_2024.pdf, pg.8

5https://www.sec.gov/ix?doc=/Archives/edgar/data/878927/000095017024020176/odfl-20231231.htm, p.15

6https://theicct.org/wp-content/uploads/2023/04/tco-alt-powertrain-long-haul-trucks-us-apr23.pdf, p.1, 31

7https://nacfe.org/research/emerging-technologies/electric-trucks/charting-the-course-for-early-truck-electrification/rch/emerging-technologies/electric-trucks/charting-the-course-for-early-truck-electrification/

8https://s24.g4cdn.com/286931391/files/doc_financials/2024/sr/knx-sustainability-report-2023-final.pdf; https://s1.g4cdn.com/812671447/files/doc_downloads/ESG/Werner-2023-CSR-Report.pdf; https://group.dhl.com/en/sustainability/environment.html; https://newsroom.fedex.com/newsroom/asia-english/sustainability2021

9https://www.cdp.net/en/corporate-environmental-action-tracker?report=target_setting

Old Dominion Statement in Opposition

After careful consideration, our Board recommends a vote “AGAINST” the shareholder proposal. We remain committed to building a more sustainable supply chain. As described below, we continue to take important actions to address climate-related risks and enhance the overall sustainability of our business.

We have worked tirelessly to become one of the most efficient LTL companies in North America, and these efforts are directly aligned with reducing fossil fuel usage – one of our significant operating expenses.

To reduce our environmental impact, we continue to improve efficiency throughout our operations by investing in new tractors each year to retire older, less efficient tractors from our fleet, adopting new technologies (including certain zero-emission equipment), and making fleet specification modifications. Nevertheless, even with our continued focus and commitment on operating efficiencies, in order to significantly reduce our greenhouse gas emissions we need an economical replacement for our existing diesel Class 8 day cab tractors with a similar operating range. Based on our research, no such tractor replacement currently exists in the market.

The majority of our emissions fall under Scope 1 due to the large volume of diesel fuel that is consumed by our tractors. To provide a standardized, industry-specific measure, we normalize these emissions using ton-miles, which is defined as one ton of freight carried one mile. From 2020 to 2023, we increased our ton miles by approximately 14.8%, as our business levels increased significantly over this period. The efficiency of our operations improved over this same period, which supported our ability to reduce our Scope 1 emissions per ton mile by approximately 6.7%.

The reduction in our emissions per ton mile also reflects a 46.7% increase in our use of biodiesel and other renewable fuels. We plan to further incorporate biodiesel, renewable diesel, and other low-carbon fuels where practical and cost-effective, while adhering to manufacturers’ guidelines to achieve optimal performance and longevity of our fleet.

We focus on implementing processes and technologies to enhance our efficiency in carrying our customers’ LTL freight, including, but not limited to:

•
operating our newest, most efficient tractors on our longest mileage linehaul routes;
•
maximizing weight per dispatch to minimize miles and diesel gallons used to deliver our LTL freight through our linehaul network;
•
maximizing route planning efficiencies through technology advancements to reduce miles driven;
•
optimizing the use of our tractors in both linehaul and pickup and delivery (“P&D”) routes to limit our total number of tractors acquired and the associated tractor manufacturing emissions;
•
utilizing long combination vehicles in our linehaul operations where permitted to maximize cargo carried per load mile;
•
utilizing fuel-efficiency improvement tools such as air dams, deflectors and trailer skirts on our tractors and trailers;
•
modifying vehicle specifications to maximize fuel economy through high efficiency axles, as well as speed governing and adaptive cruise control on our automated transmissions;
•
providing customers with industry-leading freight damage prevention, resulting in reduced freight handling, mileage and emissions to return and replace damaged goods; and
•
training our drivers to maximize their individualized fuel efficiency performance by focusing on progressive gear shifting in our manual transmission tractors, maintaining consistent speeds and reducing idle time.

In support of these initiatives, we invested $385.0 million and $322.6 million in 2023 and 2024, respectively, to upgrade our fleet of tractors and trailers. Our equipment reinvestment program allows us to operate one of the newest fleets in the LTL industry, with an average tractor age of 4.3 years as of December 31, 2024. Our newer fleet generally provides for greater fuel efficiency, lower emissions, and lower maintenance costs on a per mile basis.

We have continued our focus on zero-emission opportunities in other equipment, such as yard tractors and forklifts, and we purchased and evaluated zero-emission electric straight trucks during 2024. However, our zero-emission, electric vehicle (EV) Class 8 day cab tractor usage does not meet various operational requirements. Specifically, the range of the unit is less than one-fifth of our minimum targeted operational range of an equivalent diesel-powered tractor, but approximately three times the cost. We will continue to monitor EV development and evaluate its use within our fleet with the hope that over time, the technology will continue to improve and enable us to expand the business case for this equipment. However, zero-emission tractor utilization will continue to be a challenge given the limitations of currently available zero-emission Class 8 day cab tractor technology. Moreover, an electric fleet could have other negative unintended effects on our financial and operating performance, such as imposing significantly higher operating costs that we do not believe we can offset with freight rate increases, requiring significant increases to our workforce and fleet size, and requiring expansion of our service center network at significant cost to account for the increased number of trailers necessary for our operation.

In addition to the lack of commercially available equipment, there is a general lack of infrastructure to support electric fleets. We have experienced issues with the availability of repair parts that has caused our electric unit to be unavailable for significant lengths of time. We have also encountered power supply issues in certain parts of the United States that could limit our ability to recharge an electric fleet and service our customers. The lack, or limited availability, of power could render an electric fleet useless without significant internal financial investment in power generation and battery storage and reduce the quality of our service, which would in turn compromise the Company’s value proposition that has supported our ability to win market share and increase shareholder value over the long term.

Our team remains committed to building a more sustainable supply chain despite all of the aforementioned operational challenges. We continue to work with Class 8 tractor and engine manufacturers to monitor and evaluate next-generation tractor technologies, and we will continue our efforts to reduce our impact on the environment. We remain engaged with multiple manufacturers of equipment and related engines and believe that progress can be made to further reduce the emissions from our vehicles. Similar to how we have improved the efficiency and profitability of our Company, we believe progress must be made through continual implementation of improvement processes, as well as collaboration and ongoing engagement with the equipment manufacturers. We will also remain engaged with our customers and shareholders to help ensure that we continue to consider the needs of all stakeholders. At this time, however, we do not believe that we could responsibly establish a timeline for setting interim and long-term emission reduction targets that are in alignment with the Paris Agreement and an emissions transition plan that the proponent requests without insight as to when the above-mentioned issues might be solved in an economically and operationally reasonable manner.

Our Board and management closely review and oversee our strategy, commitments, and progress on climate and sustainability matters.

Our Board is committed to effective oversight of our climate-related risks and progress across our sustainability initiatives. This commitment is reflected in the oversight responsibilities for these matters which are shared by our standing committees. In particular, the Risk Committee periodically reviews and discusses with Company management various environmental, social, and governance (ESG) considerations, which include environment, safety, and sustainability matters. With the assistance of the Company’s Compliance Department, the Risk Committee periodically assesses management of sustainability-related risks.

On a day-to-day basis, our sustainability efforts are managed by our respective operational departments with oversight by our ESG working group, which interacts regularly with our third-party ESG consultant, as well as our management-level ESG Steering Committee. This cross-functional committee is composed of Executive Management including our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer, as well as officers from Operations, Finance, Safety, Compliance, Human Resources, Legal, Equipment/Maintenance, Real Estate, Marketing, and Information Technology. Our operational leaders are responsible for measuring and monitoring ESG matters and for reviewing and applying stakeholder feedback and insights. To facilitate transparency and accountability in our ESG program, members of our ESG Steering Committee regularly report our ESG initiatives and progress to the Risk Committee, and from time to time the full Board of Directors.

Through this cross-functional collaboration, our Board and management help to implement a responsible climate and sustainability strategy that serves the best interests of the Company, its shareholders, and its stakeholders.

We believe the shareholder proposal is not in the best interest of the Company.

While we will continue to provide transparency related to our emissions-related efforts, the Company, using its judgment and appropriate discretion, considered and rejected the proposal to establish interim and long-term emission reduction targets that are in alignment with the Paris Agreement and an emissions transition plan. The proposal encourages company emission goal-setting and emissions transition planning without reliable, economic, productive, efficient and available zero-emission fleet equipment and infrastructure.

To be approved, the number of votes cast “for” the shareholder proposal must exceed the votes cast “against” the shareholder proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE

SHAREHOLDER PROPOSAL Regarding EMISSION Reduction Targets.

Annual Report on Form 10-K

Shareholders may obtain a copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2024, without charge, from our website, or by writing to Adam N. Satterfield, Executive Vice President, Chief Financial Officer and Assistant Secretary, Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360. Exhibits are not included, but copies of those exhibits may be obtained upon payment of copying charges.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

Some banks, brokers or other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or Annual Report to Shareholders may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of either document to any shareholder upon request submitted in writing to the following address: Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360, Attention: Adam N. Satterfield, Executive Vice President, Chief Financial Officer and Assistant Secretary or by contacting us at (336) 889-5000. Any shareholder who wants to receive separate copies of the Annual Report to Shareholders and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address or telephone number.

You may also elect to receive or access our proxy statement, Annual Report to Shareholders and/or other shareholder communications electronically via email or the Internet by contacting Computershare Trust Company, N.A. if you are a registered shareholder, or by contacting your bank, broker or other nominee record holder if you are a beneficial owner. If you vote your proxy using the Internet, you may also indicate at that time that you agree to receive or access proxy materials electronically in future years. Receiving this information electronically is faster than regular mail. In addition, electronic delivery benefits the environment by consuming fewer natural resources and creating less paper waste. Electronic delivery of proxy materials and other shareholder communications is efficient and convenient, and you may revoke your consent to electronic delivery at any time.

DeadlineS for Shareholder Proposals AND DIRECTOR NOMINATIONS

Any shareholder desiring to present a proposal for inclusion in the proxy statement to be acted upon at our 2026 Annual Meeting in accordance with Exchange Act Rule 14a-8 must ensure that the proposal is received by us at our principal executive offices no later than December 22, 2025.

In addition to any other applicable requirements, for business to be properly brought before the 2026 Annual Meeting by a shareholder, even if the proposal or proposed director candidate is not to be included in our proxy statement, our bylaws provide that the shareholder must give timely advance notice of such business in writing to our Secretary. Such notice must be given, either by personal delivery or by certified mail addressed to our Secretary, at our principal office and received at least 120 days and not more than 150 days prior to the first anniversary of the date that we mailed our proxy materials for the Annual Meeting. As a result, such proposals, including director nominations submitted pursuant to these provisions of our bylaws (including pursuant to Rule 14a-19 and the proxy access provisions of our bylaws), must be received no earlier than the close of business on November 22, 2025 and no later than the close of business on December 22, 2025.

As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the notice must contain, among other information: (i) the name and address, as they appear on our stock transfer books, of such shareholder proposing such business; (ii) the name and address of such beneficial owner, if any; (iii) a representation that the shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to bring the business specified in the notice before the meeting; (iv) the class and number of shares of our stock beneficially owned, directly or indirectly, by the shareholder and by such beneficial owner, if any; (v) a description of any agreement that has been entered into by or on behalf of the shareholder or any of its affiliates or associates, the intent of which is to mitigate loss, manage risks or benefit from changes in the share price of our stock, or to increase or decrease the voting power of the shareholder or any of its affiliates or associates with respect to shares of our stock; and (vi) a representation as to whether or not the shareholder or beneficial owner, if any, or any of their respective affiliates, associates or others acting in concert therewith intend to solicit proxies in support of director nominees other than the Company's nominees in accordance with Rule 14a-19 under the Exchange Act. Article 3, Section 6 of our bylaws sets forth additional procedural and substantive requirements for shareholders desiring to nominate directors for election in accordance with Rule 14a-19.

As to each item of business, the notice must contain: (i) a brief description of the business to be brought before the meeting, including the complete text of any resolutions to be presented at the 2026 Annual Meeting and the reasons therefor; (ii) a description of all agreements, arrangements and understandings between the shareholder or beneficial owner, if any, and any other person(s) (including their names) in connection with the proposal of such business by the shareholder; (iii) any other information relating to the shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement; and (iv) any material interest of the shareholder or beneficial owner, if any, in such business. In addition, any notice of a proposed director candidate, including pursuant to the proxy access provisions of our bylaws, must also comply with our bylaws, including the criteria set forth under the caption “Corporate Governance – Director Nominations” in this proxy statement. If written notice is not timely or properly given, we may exclude the proposal or proposed director candidate from consideration at the meeting.

By Order of the Board of Directors

Ross H. Parr

Senior Vice President - Legal Affairs,

General Counsel and Secretary

Thomasville, North Carolina

April 21, 2025

Appendix A

OLD DOMINION FREIGHT LINE, INC.

2025 STOCK INCENTIVE PLAN

old dominion freight line, inc.

2025 stock INCENTIVE PLAN

1.
Purpose

The purposes of the Plan are to encourage and enable selected Employees and Directors of the Company and its Affiliates to acquire or increase their holdings of Common Stock and other equity-based interests in the Company and/or to provide other incentive awards in order to promote a closer identification of their interests with those of the Company and its shareholders, and to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of its operation largely depends. These purposes may be carried out through the granting of Awards to selected Participants.

2.
Effective Date; Term

The Effective Date of the Plan shall be May 21, 2025 (the “Effective Date”). Awards may be granted on or after the Effective Date, but no Awards may be granted after May 20, 2035. Awards that are outstanding at the end of the Plan term (or such earlier termination date as may be established by the Board pursuant to Section 17(a)) shall continue in accordance with their terms, unless otherwise provided in the Plan or an Award Agreement.

3.
Definitions

In addition to other terms defined herein, in an Award Agreement or in another instrument, the following terms shall have the meanings given below:

(a)
Administrator means the Board and, upon its delegation of all or part of its authority to administer the Plan to the Committee, the Committee.
(b)
Affiliate means any Parent or Subsidiary of the Company, and also includes any other business entity which controls, is controlled by or is under common control with the Company; provided, however, that the term “Affiliate” shall be construed in a manner in accordance with the registration provisions of applicable federal securities laws if and to the extent required.
(c)
Applicable Law means any applicable laws, rules or regulations (or similar guidance), including but not limited to the Securities Act, the Exchange Act, the Code and the listing or other rules of any applicable stock exchange. References to any applicable laws, rules and regulations, including references to any sections or other provisions of applicable laws, rules and regulations, shall also refer to any successor provisions thereto unless the Administrator determines otherwise.
(d)
Award means, individually or collectively, a grant under the Plan of an Incentive Option; a Nonqualified Option; a Stock Appreciation Right; a Restricted Stock Award; a Restricted Stock Unit; a Deferred Stock Unit; a Performance Share; a Performance Unit; a Phantom Stock Award; an Other Stock-Based Award; a Dividend Equivalent Award; and/or any other award granted under the Plan.
(e)
Award Agreement means an award agreement or certificate (which may be in written or electronic form, in the Administrator’s discretion, and which includes any amendment or supplement thereto) between the Company and a Participant, specifying such terms, conditions and restrictions (including but in no way limited to restrictive covenants) as may be established by the Administrator with regard to an Award and shares of Common Stock or any other benefit related to an Award.
(f)
Board or Board of Directors means the Board of Directors of the Company.
(g)
Cause means, unless otherwise provided in an Award Agreement or determined by the Administrator, a Participant’s termination of employment or service resulting from the Participant’s (i) termination for “Cause” as defined under an Award Agreement, or any employment, change in control, severance, retirement, consulting or other similar plan, policy or agreement with or established by the Company or an Affiliate that is applicable to the Participant, if any, or (ii) if the Participant is not a participant in or has not entered into any such plan, policy or agreement or if any such plan, policy or agreement does not define “Cause,” then the Participant’s termination shall be for “Cause” if termination results due to the Participant’s (A) material dishonesty; (B) refusal to perform his or her duties for the Company or an Affiliate; or (C) engaging in fraudulent conduct or conduct that could be materially damaging to the Company without a reasonable good faith belief that such conduct was in the best interest of the Company. The determination of “Cause” shall be made by the Administrator and its determination shall be final and conclusive. Without in any way limiting the effect of the foregoing, for purposes of the Plan and an Award, a Participant’s employment or service shall also be deemed to have terminated for Cause if, after the Participant’s employment or service has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Administrator, a termination for Cause.
(h)
A Change of Control shall (except as may be otherwise required, if at all, under Code Section 409A) be deemed to have occurred on the earliest of the following dates:
(i)
The date any person or group of persons together with its affiliates is or becomes (or publicly discloses that such person or group is or has become), directly or indirectly, the “beneficial owner” of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that the event described in this subparagraph (i) shall not be deemed to be a Change of Control by virtue of the beneficial ownership, or the acquisition of beneficial ownership, of voting securities by (A) any employee benefit plan sponsored or maintained by the Company or by a person controlled by the Company; (B) any underwriter (as such term is defined in Section 2(a)(11) of the Securities Act) that beneficially owns voting securities temporarily in connection with an offering of such securities; or (C) any member of the family of Earl E. Congdon or John R. Congdon unless David S. Congdon, acting in good faith, provides written notice to the Company that David S. Congdon believes, and within twenty (20) business days after the Company receipt of David S. Congdon’s notice a majority of the independent members of the Board of Directors determines, that the beneficial ownership of voting securities by such family member creates a substantial threat to corporate policy and effectiveness. For the purpose of clause (C) above, “family” means any lineal descendent, including adoptive relationships, of Earl E. Congdon or John R. Congdon, any spouse of the foregoing and any trust established by or for the benefit of any of the foregoing, and “independent” shall have the meaning set forth in the corporate governance rules of the principal exchange on which the Common Stock is listed; or
(ii)
The date there shall have been a change in a majority of the Board within a twelve (12)-month period unless the nomination for election by the Company’s shareholders of each new Director was approved by the vote of two-thirds (2/3) or more of the members of the Board (or a committee of the Board, if nominations are approved by a Board committee rather than the Board) then still in office who were in office at the beginning of the twelve (12)-month period; or
(iii)
The date of the consummation of a merger, share exchange or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger, share exchange or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving or acquiring entity) at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger, share exchange or consolidation; or
(iv)
The effective date of the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(v)
The date on which the shareholders of the Company approve a complete liquidation or dissolution of the Company, to the extent that shareholder approval is required by Applicable Law.

For the purposes herein, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the

Company, a Subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any Subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act.

For the purposes of clarity, a transaction shall not constitute a Change of Control if its principal purpose is to change the state of the Company’s incorporation, create a holding company that would be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or is another transaction of other similar effect.

Notwithstanding the preceding provisions of this Section 3(h), in the event that any Awards granted under the Plan are deemed to be deferred compensation subject to (and not exempt from) the provisions of Code Section 409A, then a transaction shall only be considered a “Change of Control” with respect to such Awards if it also qualifies as (A) a change in the ownership of the Company; (B) a change in effective control of the Company; or (C) a change in the ownership of a substantial portion of the assets of the Company, as such terms are defined and interpreted under Regulation Section 1.409A-3(i)(5).

(i)
Code means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific Code section shall be deemed to include all related regulations or other guidance with respect to such Code section.
(j)
Committee means the Talent and Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan. For clarity, the term “Committee” includes the Board (or subcommittee of the Committee or other committee of the Board) if exercising the authority of the Committee under the Plan.
(k)
Common Stock means the common stock of Old Dominion Freight Line, Inc., $0.10 par value, or any successor securities thereto.
(l)
Company means Old Dominion Freight Line, Inc., a Virginia corporation, together with any successor thereto. In the Administrator’s discretion, the term “Company” may also refer to the Company and any or all of its Affiliates.
(m)
Deferred Stock Unit means a Restricted Stock Unit, the terms of which may, in the Administrator’s discretion, provide for delivery of shares of Common Stock, cash or a combination thereof on a date or dates subsequent to the date the Award is earned and vested, as provided in Section 9.
(n)
Director means a member of the Board.
(o)
Disability shall, except as may be otherwise determined by the Administrator (taking into account any Code Section 409A considerations), as applied to any Participant, have the meaning given in an Award Agreement, or in any employment, change in control, severance, retirement, consulting or other similar plan, policy or agreement with or established by the Company or an Affiliate that is applicable to the Participant, or, if the Participant is not a participant in or has not entered into any such plan, policy or agreement or if such plan, policy or agreement does not define “Disability,” “Disability” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Administrator shall have authority to determine if a Disability has occurred.
(p)
Dividend Equivalent Award means a right granted to a Participant pursuant to Section 13 to receive the equivalent value (in cash or shares of Common Stock) of dividends paid on Common Stock.
(q)
Effective Date means the effective date of the Plan, as provided in Section 2.
(r)
Employee means any person who is an employee of the Company or any Affiliate (including entities which become Affiliates after the Effective Date). For this purpose, an individual shall be considered to be an Employee only if there exists between the individual and the Company or an Affiliate the legal and bona fide relationship of employer and employee (taking into account Code Section 409A considerations if and to the extent applicable); provided, however, that with respect to Incentive Options, “Employee” means any person who is considered an employee of the Company or any Parent or Subsidiary for purposes of Treasury Regulation Section 1.421-1(h).
(s)
Exchange Act means the Securities Exchange Act of 1934, as amended.
(t)
Exercise Price means the price at which an Option or SAR may be exercised, as provided in Section 7(b) and Section 8(a), respectively.
(u)
Fair Market Value per share of the Common Stock shall, unless otherwise determined by the Administrator, be determined in accordance with the following provisions: (A) if the shares of Common Stock are listed for trading on The Nasdaq Stock Market LLC (“Nasdaq”) or another national or regional stock exchange, the Fair Market Value shall be the closing sales price per share of the shares on Nasdaq or other principal stock exchange on which such securities are listed on the date an Award is granted or other determination is made (such date of determination being referred to herein as a “valuation date”), or, if there is no transaction on such date, then on the trading date nearest preceding the valuation date for which closing price information is available, and, provided further, if the shares are not listed for trading on Nasdaq or another stock exchange but are regularly quoted on an automated quotation system (including the OTC Bulletin Board and the quotations published by the OTC Markets Group) or by a recognized securities dealer, the Fair Market Value shall be the closing sales price for such shares as quoted on such system or by such securities dealer on the valuation date, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the valuation date (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or (B) if the shares of Common Stock are not listed or reported in any of the foregoing, then the Fair Market Value shall be determined by the Administrator based on such valuation measures or other factors as it deems appropriate. Notwithstanding the foregoing, (i) with respect to the grant of Incentive Options, the Fair Market Value shall be determined by the Administrator in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with Code Section 422; and (ii) Fair Market Value shall be determined in accordance with Code Section 409A if and to the extent required.
(v)
Freestanding SAR means a SAR that is granted without relation to an Option, as provided in Section 8.
(w)
Good Reason means, unless the Administrator determines otherwise, (i) “Good Reason” as defined under an Award Agreement or any employment, change in control, severance, retirement, consulting or other similar plan, policy or agreement with or established by the Company or an Affiliate that is applicable to the Participant, if any, or (ii) if the Participant is not a participant in or has not entered into any such plan, policy or agreement or if any such plan, policy or agreement does not define “Good Reason,” then a Participant’s termination shall be for “Good Reason” if termination results due to any of the following without the Participant’s consent: with respect to Employees, (A) a material reduction in the Participant’s base salary or cash bonus opportunity under the Company’s Performance Incentive Plan (“PIP”) or successor cash incentive plan based on a reduction in the Participant’s participation factor or similar adverse change (but not due to the Company’s failure to attain performance-based objectives applicable under such plan), as such base salary or cash bonus opportunity was in effect immediately prior to the date of the Change of Control, (B) a material diminution in the Participant’s position, authority, duties or responsibilities as in effect immediately prior to the date of the Change of Control, or (C) the relocation of the Participant’s principal place of employment by more than fifty (50) miles from the location at which the Participant was stationed immediately prior to the date of the Change of Control. Notwithstanding the foregoing, with respect to Directors in connection with a Change of Control, unless the Administrator determines otherwise, a Director’s termination from service on the Board shall be for “Good Reason” if the Participant ceases to serve as a Director, or, if the Company is not the surviving company in the Change of Control event, a member of the board of directors of the surviving entity, in either case, due to the Participant’s failure to be nominated to serve as a director of such entity or the Participant’s failure to be elected to serve as a director of such entity, but not due to the Participant’s decision not to continue service on the Board of Directors of the Company or the board of directors of the surviving entity, as the case may be. An event or condition that would otherwise constitute “Good Reason” shall constitute Good Reason only if the Company fails to rescind or cure such event or condition within thirty (30) days after receipt from the Participant of written notice of the event which constitutes Good Reason, and Good Reason shall cease to exist for any event or condition described herein on the sixtieth (60th) day following the later of the occurrence or the Participant’s knowledge thereof (or the date the Participant reasonably should have been aware of the first occurrence of such event), unless the Participant has given the Company written notice thereof prior to such date. In the context other than a Change of Control, “Good Reason” shall be as determined by the Administrator (taking into account any Code Section 409A considerations) and set forth in the applicable Award Agreement. The determination of “Good Reason” shall be made by the Administrator and its determination shall be final and conclusive.
(x)
Incentive Option means an Option that is designated by the Administrator as an Incentive Option pursuant to Section 7 and intended to meet the requirements of incentive stock options under Code Section 422.
(y)
Nonqualified Option means an Option (or portion thereof) granted under Section 7 that is not intended to qualify or does not qualify as an incentive stock option under Code Section 422.
(z)
Option means a stock option granted under Section 7 that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the Exercise Price, and subject to such terms and conditions, as may be set forth in the Plan or an Award Agreement or established by the Administrator.
(aa)
Option Period means the term of an Option, as provided in Section 7(d), not to exceed 10 years.
(bb)
Other Stock-Based Award means a right, granted to a Participant under Section 12, that relates to or is valued by reference to shares of Common Stock or other Awards relating to shares of Common Stock.
(cc)
Parent means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).
(dd)
Participant means an individual who is an Employee employed by, or a Director providing services to, the Company or an Affiliate who satisfies the requirements of Section 6 and is selected by the Administrator to receive an Award under the Plan.
(ee)
Performance Award means a Performance Share Award and/or a Performance Unit Award, as provided in Section 10.
(ff)
Performance Measures mean one or more performance factors or criteria which may be established by the Administrator with respect to an Award. Performance Measures may be based on such corporate, business unit, division, individual and/or other performance factors or criteria, whether objective or subjective, as the Administrator in its discretion may deem appropriate. Without in any way limiting the foregoing, such Performance Measures may include, but are not limited to, the following factors or criteria (as determined by the Administrator in its discretion): (i) cash flow; (ii) return on equity; (iii) return on assets; (iv) earnings per share; (v) operations expense efficiency milestones; (vi) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (vii) net income; (viii) operating income; (ix) pre-tax income; (x) book value per share; (xi) return on investment; (xii) return on capital; (xiii) improvements in capital structure; (xiv) expense management; (xv) profitability of an identifiable business unit or service offering; (xvi) maintenance or improvement of profit margins; (xvii) stock price or total shareholder return; (xviii) market share; (xix) revenues or sales; (xx) costs; (xxi) working capital; (xxii) economic wealth created; (xxiii) strategic business criteria; (xxiv) efficiency ratio(s); (xxv) operating ratio(s); (xxvi) achievement of division, group, function or corporate financial, strategic or operational goals; and (xxvii) comparisons with stock market indices or performance metrics of peer companies. The performance factors or criteria may relate to the Company, one or more of its Subsidiaries or other Affiliates or one or more of its segments, operating units or groups, divisions, departments, partnerships, joint ventures or minority investments, facilities, service offerings or any combination of the foregoing. The targeted level or levels of performance with respect to such factors or criteria also may be established at such levels and on such terms as the Administrator may determine, in its discretion, including but not limited to on an absolute basis, in relation to performance in a prior performance period, relative to one or more peer group companies or indices, on a per share and/or share per capita basis, on a pre-tax or after-tax basis and/or any combination thereof.
(gg)
Performance Share means an Award granted under Section 10, in an amount determined by the Administrator and specified in an Award Agreement, stated with reference to a specified number of shares of Common

Stock, that entitles the holder to receive shares of Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator), subject to the terms of the Plan and the terms and conditions established by the Administrator.
(hh)
Performance Unit means an Award granted under Section 10, in an amount determined by the Administrator and specified in an Award Agreement, that entitles the holder to receive shares of Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator), subject to the terms of the Plan and the terms and conditions established by the Administrator.
(ii)
Phantom Stock Award means an Award granted under Section 11, entitling a Participant to a payment in cash, shares of Common Stock or a combination of cash and Common Stock (as determined by the Administrator), following the completion of the applicable vesting period and compliance with the terms of the Plan and other terms and conditions established by the Administrator.
(jj)
Plan means the Old Dominion Freight Line, Inc. 2025 Stock Incentive Plan, as it may be amended and/or restated.
(kk)
Prior Phantom Stock Plan or Prior Phantom Stock Plans means the Old Dominion Freight Line, Inc. 2012 Phantom Stock Plan, the Old Dominion Freight Line, Inc. Phantom Stock Plan and/or the Old Dominion Freight Line, Inc. Director Phantom Stock Plan, in each case, as they may be amended and/or restated.
(ll)
Prior Plan means the Old Dominion Freight Line, Inc. 2016 Stock Incentive Plan, as it may be amended and/or restated.
(mm)
Related SAR means a SAR granted under Section 8 that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.
(nn)
Restricted Award means a Restricted Stock Award, a Restricted Stock Unit Award and/or a Deferred Stock Unit, as provided in Section 9.
(oo)
Restricted Stock Award means an Award of shares of Common Stock granted to a Participant under Section 9. Shares of Common Stock subject to a Restricted Stock Award shall cease to be restricted when, in accordance with the terms of the Plan and the terms and conditions established by the Administrator, the shares vest and become transferable and free of substantial risks of forfeiture.
(pp)
Restricted Stock Unit means an Award granted to a Participant pursuant to Section 9 which is settled, if at all, (i) by the delivery of one (1) share of Common Stock for each Restricted Stock Unit, (ii) in cash in an amount equal to the Fair Market Value of one (1) share of Common Stock for each Restricted Stock Unit, or (iii) in a combination of cash and shares equal to the Fair Market Value of one (1) share of Common Stock for each Restricted Stock Unit, as determined by the Administrator. A Restricted Stock Unit represents the unfunded promise of the Company to deliver shares of Common Stock, cash or a combination thereof, as applicable, at the end of the applicable restriction period if and only to the extent the Award vests and ceases to be subject to forfeiture, subject to compliance with the terms of the Plan and Award Agreement and any other terms and conditions established by the Administrator.
(qq)
Retirement shall, except as may be otherwise determined by the Administrator (taking into account any Code Section 409A considerations), as applied to any Participant, have the meaning given such term under an Award Agreement, or any employment, change in control, severance, retirement, consulting or other similar plan, policy or agreement with or established by the Company or an Affiliate that is applicable to the Participant, if any, or if the Participant is not a participant in or has not entered into any such plan, policy or agreement or if such plan, policy or agreement does not define “Retirement,” then, unless the Administrator determines otherwise, “Retirement” shall mean retirement in accordance with the retirement policies and procedures established by the Company. The Administrator shall have authority to determine if a Retirement has occurred.

(rr)
SAR or Stock Appreciation Right means a stock appreciation right granted under Section 8 entitling the Participant to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess, if any, of the Fair Market Value on the date of exercise over the Exercise Price, subject to the terms of the Plan and Award Agreement and any other terms and conditions established by the Administrator. References to “SARs” include both Related SARs and Freestanding SARs, unless the context requires otherwise.
(ss)
Securities Act means the Securities Act of 1933, as amended.
(tt)
Subsidiary means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).
(uu)
Termination Date means the date of termination of a Participant’s employment or service with the Company or an Affiliate for any reason, as determined by the Administrator (taking into account any Code Section 409A considerations).
4.
Administration of the Plan
(a)
The Plan shall be administered by the Board or, upon its delegation, by the Committee (or a subcommittee thereof). To the extent required under Rule 16b-3 adopted under the Exchange Act, the Committee shall be comprised solely of two or more “non-employee directors,” as such term is defined in Rule 16b-3, or as may otherwise be permitted under Rule 16b-3. In addition, Committee members shall qualify as “independent directors” under applicable stock exchange rules if and to the extent required.
(b)
Subject to the provisions of the Plan, the Administrator shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority to (i) determine all matters relating to Awards, including selection of individuals to be granted Awards, the types of Awards, the number of shares of Common Stock, if any, subject to an Award, and all terms, conditions, restrictions and limitations of an Award; (ii) prescribe the form or forms of Award Agreements evidencing any Awards granted under the Plan; (iii) establish, amend and rescind rules and regulations for the administration of the Plan; (iv) correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement; and (v) construe and interpret the Plan, Awards and Award Agreements, interpret rules and regulations for administering the Plan and make all other determinations deemed necessary or advisable for administering the Plan. In addition, (i) the Administrator shall have the authority to accelerate the date that any Award which was not otherwise exercisable, vested or earned shall become exercisable, vested or earned in whole or in part without any obligation to accelerate such date with respect to any other Award granted to any recipient; and (ii) the Administrator may in its sole discretion modify or extend the terms and conditions for exercise, vesting or earning of an Award (in each case, taking into account any Code Section 409A considerations). The Administrator’s authority to grant Awards and authorize payments under the Plan shall not in any way restrict the authority of the Company to grant compensation to Employees or Directors under any other compensation plan, program or arrangement of the Company or an Affiliate. In addition, the Administrator shall have the authority and discretion to establish terms and conditions of Awards (including but not limited to the establishment of subplans) or other arrangements as the Administrator determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States. In addition to action by meeting in accordance with Applicable Law, any action of the Administrator with respect to the Plan may be taken by a written instrument signed by all of the members of the Board or Committee, as appropriate, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. All determinations of the Administrator with respect to the Plan and any Award or Award Agreement will be final and binding on the Company and all persons having or claiming an interest in any Award granted under the Plan.
(c)
Notwithstanding the provisions of Section 4(b), Awards granted to a Participant under the Plan shall be subject to a minimum vesting (or earning) (collectively, “vesting”) period of one year (with no installment vesting during such first year); provided, however, that (i) the Administrator may provide for the acceleration of vesting and/or exercisability of any Award in its discretion, including but not limited to in cases of death, Disability, Retirement or other termination of employment or service or (to the extent provided in Section 14 herein) a Change of Control; (ii) the Administrator may provide for the grant of an Award to any Participant without a minimum vesting period or with a shorter minimum vesting period, but only with respect to Awards for no more than an aggregate of five percent (5%) of the total number of shares of Common Stock authorized for issuance under the Plan pursuant to Section 5(a) herein, upon such terms and conditions as the Administrator shall determine; (iii) the Administrator also may provide for the grant of Awards to Participants that have different vesting terms in the case of Awards that are substituted for other equity awards in connection with mergers, consolidations or other similar transactions or Awards that are granted in exchange for foregone cash compensation; and (iv) with respect to Awards granted to non-employee Directors, the minimum vesting period shall be the period commencing with the date on which such non-employee Director is elected or appointed to the Board, and ending on the earlier to occur of (X) the one year anniversary of the grant date of such Award or (Y) the date of the next annual meeting of the Company’s shareholders following such non-employee Director’s election or appointment to the Board, so long as the period between the date of the annual meeting of the Company’s shareholders related to the grant date and the date of the next annual meeting of the Company’s shareholders is not less than 50 weeks.
(d)
The Administrator may adjust or modify Performance Measures or other performance factors or criteria or other terms or conditions of Awards due to extraordinary items, transactions, events or developments, or in recognition of, or in anticipation of, any other unusual or infrequent events affecting the Company or the financial statements of the Company, or in response to, or in anticipation of, changes in Applicable Law, accounting principles or business conditions, in each case as determined by the Administrator. By way of example but not limitation, the Administrator may provide with respect to any Award that any evaluation of performance shall exclude or otherwise adjust for any specified circumstance or event that occurs during a performance period, including circumstances or events such as the following: (i) asset write-downs or impairment charges; (ii) significant litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting standards or principles, or other laws or regulations; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in then-current accounting principles; (vi) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q; (vii) acquisitions or divestitures; (viii) a change in the Company’s fiscal year; and/or (ix) any other specific unusual or infrequent events.
(e)
Notwithstanding the other provisions of Section 4, the Board may delegate to one or more officers of the Company the authority, within specified parameters, to grant Awards to eligible Participants, and to make any or all of the determinations reserved for the Administrator in the Plan and summarized in Section 4(b) with respect to such Awards (subject to any restrictions imposed by Applicable Law and such terms and conditions as may be established by the Administrator); provided, however, that, if and to the extent required by Section 16 of the Exchange Act, the Participant, at the time of said grant or other determination, is not deemed to be an officer or director of the Company within the meaning of Section 16 of the Exchange Act. To the extent that the Administrator has delegated authority to grant Awards pursuant to this Section 4(e) to an officer(s), references to the “Administrator” shall include references to such officer(s), subject, however, to the requirements of the Plan, Rule 16b-3 and other Applicable Law.
5.
Shares of Stock Subject to the Plan; Award Limitations
(a)
Shares of Stock Subject to the Plan: Subject to adjustments as provided in this Section 5, the maximum aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall not exceed six million (6,000,000) shares. Shares delivered under the Plan shall be authorized but unissued shares or shares purchased on the open market or by private purchase. The Company hereby reserves sufficient authorized shares of Common Stock to meet the grant of Awards hereunder. If the Plan is approved by the shareholders, no further awards shall be granted under the Prior Plan on or after the Effective Date, although Prior Plan awards that are outstanding as of such date shall continue in accordance with their terms.
(b)
Award Limitations: Notwithstanding any provision in the Plan to the contrary, the following limitations shall apply to Awards granted under the Plan, in each case subject to adjustments pursuant to Section 5(d):
(i)
The maximum aggregate number of shares of Common Stock that may be issued under the Plan pursuant to the grant of Incentive Options shall not exceed six million (6,000,000) shares of Common Stock.
(ii)
With respect to non-employee Directors, in any 12-month period, the maximum number of shares of Common Stock subject to Awards granted during any 12-month period to any non-employee Director, taken together with any cash fees paid during such 12-month period to such non-employee Director in respect of service as a member of the Board, shall not exceed One Million Dollars ($1,000,000) in total value (calculating the value of any such Awards based on the Fair Market Value per share of Common Stock on the date of grant of such an Award). (For purposes of this Section 5(b)(ii), an Option and Related SAR shall be treated as a single Award.)
(iii)
In the Administrator’s discretion, shares of Common Stock authorized under the Plan may be issued to settle phantom stock awards granted under the Prior Phantom Stock Plans in the event that the Administrator determines that such awards shall be settled in whole or in part in shares of Common Stock, rather than settlement solely in cash. For clarity, references in the Prior Phantom Stock Plans and related award agreements to the “2016 Plan” shall include the Plan as the successor plan to the 2016 Plan.
(c)
Additional Share Counting Provisions. The following provisions shall apply with respect to the share limitations of Section 5(a):
(i)
For purposes of determining the number of shares of Common Stock to be counted against the maximum share limit set forth in Section 5(a), each share of Common Stock subject to an Award shall be counted against the limit as one (1) share.
(ii)
To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any such unissued or forfeited shares subject to the Award will again be available for issuance pursuant to Awards granted under the Plan.
(iii)
Awards settled in cash shall not be counted against the share limitations stated in Section 5(a) herein.
(iv)
Dividends, including dividends paid in shares, or dividend equivalents paid in cash in connection with outstanding Awards, will not be counted towards the share limitations in Section 5(a).
(v)
To the extent that the full number of shares subject to an Award other than an Option or SAR is not issued for any reason (and except as otherwise provided in Section 5(c)(vi) herein), including by reason of failure to achieve maximum performance factors or criteria, only the number of shares issued and delivered shall be considered for purposes of determining the number of shares remaining available for issuance pursuant to Awards granted under the Plan.
(vi)
Notwithstanding the foregoing provisions of Section 5(c), the following shares of Common Stock may not again be made available for issuance as Awards under the Plan: (A) shares withheld from an Award or delivered by a Participant to satisfy tax withholding requirements for Awards; (B) shares not issued or delivered as a result of the net settlement of an outstanding Award; (C) shares withheld or delivered to pay the Exercise Price related to an Award; and (D) shares repurchased on the open market with the proceeds of the Exercise Price of an Option.
(vii)
Further, (A) shares issued under the Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving the Company acquiring another entity shall not reduce the maximum number of shares available for delivery under the Plan, and (B) available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and will not reduce the maximum number of shares available under the Plan, subject, in the case of both (A) and (B) herein, to applicable stock exchange listing requirements.
(d)
Adjustments; Right to Issue Additional Securities: If there is any change in the outstanding shares of Common Stock because of a merger, change in control, consolidation, recapitalization, reorganization or similar transaction or event involving the Company, or if the Board declares a stock dividend, stock split distributable in shares of Common Stock or reverse stock split, other distribution (other than ordinary or regular cash dividends) or combination or reclassification of the Common Stock, or if there is a similar change in the capital stock structure of the Company affecting the Common Stock (excluding conversion of convertible securities by the Company and/or the exercise of warrants by their holders), then the number and type of shares of Common Stock reserved for issuance under the Plan shall be correspondingly adjusted, and the Administrator shall make such adjustments to Awards (such as the number and type of shares subject to an Award and the Exercise Price of an Award) or to any provisions of the Plan or an Award as the Administrator deems equitable to prevent dilution or enlargement of Awards or as may otherwise be advisable. Nothing in the Plan, an Award or an Award Agreement shall limit the ability of the Company to issue additional securities of any type or class.
6.
Eligibility

An Award may be granted only to an individual who satisfies all of the following eligibility requirements on the date the Award is granted:

(a)
The individual is either (i) an Employee or (ii) a Director.
(b)
With respect to the grant of Incentive Options, the individual is otherwise eligible to participate under this Section 6, is an Employee of the Company or a Parent or Subsidiary and does not own, immediately before the time that the Incentive Option is granted, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary. Notwithstanding the foregoing, an Employee who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary may be granted an Incentive Option if the Exercise Price is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock, and the Option Period does not exceed five (5) years. For this purpose, an individual will be deemed to own stock which is attributable to him or her under Code Section 424(d).
(c)
With respect to the grant of substitute awards or assumption of awards in connection with a merger, consolidation, acquisition, reorganization or similar transaction involving the Company or an Affiliate, the recipient is otherwise eligible to receive the Award and the terms of the award are consistent with the Plan and Applicable Law (including, to the extent applicable, the registration provisions of the federal securities laws, Code Section 409A and Code Section 424(a)).
(d)
The individual, being otherwise eligible under this Section 6, is selected by the Administrator as an individual to whom an Award shall be granted (as defined above, a “Participant”).
7.
Options
(a)
Grant of Options: Subject to the terms of the Plan, the Administrator may in its discretion grant Options to such eligible Participants in such numbers, subject to such terms and conditions, and at such times as the Administrator shall determine. Both Incentive Options and Nonqualified Options may be granted under the Plan, as determined by the Administrator; provided, however, that Incentive Options may only be granted to Employees of the Company or a Parent or Subsidiary. To the extent that an Option is designated as an Incentive Option but does not qualify as such under Code Section 422, the Option (or portion thereof) shall be treated as a Nonqualified Option. An Option may be granted with or without a Related SAR.
(b)
Exercise Price: The Exercise Price per share at which an Option may be exercised shall be established by the Administrator and stated in the Award Agreement evidencing the grant of the Option; provided, that (i) the Exercise Price of an Option shall be no less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock as determined on the date the Option is granted (or one hundred ten percent (110%) of the Fair Market Value with respect to Incentive Options granted to an Employee who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary, as provided in Section 6(b)); and (ii) in no event shall the Exercise Price per share of any Option be less than the par value per share of the Common Stock. Notwithstanding the foregoing, the Administrator may in its discretion authorize the grant of substitute or assumed options of an acquired entity with an Exercise Price not equal to one hundred percent (100%) of the Fair Market Value of the stock on the date of grant, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a).

(c)
Date of Grant: An Option shall be considered to be granted on the date that the Administrator acts to grant the Option, or on such later date as may be established by the Administrator in accordance with Applicable Law.
(d)
Option Period and Limitations on the Right to Exercise Options:
(i)
The Option Period shall be determined by the Administrator at the time the Option is granted and shall be stated in the Award Agreement. The Option Period shall not extend more than ten (10) years from the date on which the Option is granted (or five (5) years with respect to Incentive Options granted to an Employee who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary, as provided in Section 6(b)). Any Option or portion thereof not exercised before expiration of the Option Period shall terminate. The period or periods during which, and the terms and conditions pursuant to which, an Option may vest and become exercisable shall be determined by the Administrator in its discretion, subject to the terms of the Plan (including but not limited to the provisions of Section 4(c) herein).
(ii)
An Option may be exercised by giving written notice to the Company in form acceptable to the Administrator at such place and subject to such conditions as may be established by the Administrator or its designee. Such notice shall specify the number of shares to be purchased pursuant to an Option and the aggregate purchase price to be paid therefor and shall be accompanied by payment of such purchase price. Unless an Award Agreement provides otherwise, such payment shall be in the form of cash or cash equivalent; provided that, except where prohibited by the Administrator or Applicable Law (and subject to such terms and conditions as may be established by the Administrator), payment may also be made:
(A)
By delivery (by either actual delivery or attestation) of shares of Common Stock owned by the Participant for such time period, if any, as may be determined by the Administrator;
(B)
By shares of Common Stock withheld upon exercise;
(C)
By delivery of written notice of exercise to the Company and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Company the amount of sale or loan proceeds to pay the Exercise Price;
(D)
By such other payment methods as may be approved by the Administrator and which are acceptable under Applicable Law; and/or
(E)
By any combination of the foregoing methods.

Shares delivered or withheld in payment on the exercise of an Option shall be valued at their Fair Market Value on the date of exercise, as determined by the Administrator or its designee.

(iii)
The Administrator shall determine the extent, if any, to which a Participant may have the right to exercise an Option following termination of the Participant’s employment or service with the Company. Such rights, if any, shall be subject to the sole discretion of the Administrator, shall be stated in the individual Award Agreement, need not be uniform among all Options issued pursuant to this Section 7, and may reflect distinctions based on the reasons for termination of employment or service.
(e)
Notice of Disposition: If shares of Common Stock acquired upon exercise of an Incentive Option are disposed of within two (2) years following the date of grant or one (1) year following the transfer of such shares to a Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Administrator may reasonably require.
(f)
Limitation on Incentive Options: In no event shall there first become exercisable by an Employee in any one calendar year Incentive Options granted by the Company or any Parent or Subsidiary with respect to shares having an aggregate Fair Market Value (determined at the time an Incentive Option is granted) greater than $100,000; provided that, if such limit is exceeded, then the first $100,000 of shares to become exercisable in such calendar year will be Incentive Options and the Options (or portion thereof) for shares with a value in excess of $100,000 that first became exercisable in that calendar year will be Nonqualified Options. In the event the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limitation on the Fair Market Value of shares permitted to be subject to Incentive Options, then such different limit shall be automatically incorporated herein. To the extent that any Incentive Options are first exercisable by a Participant in excess of the limitation described herein, the excess shall be considered a Nonqualified Option.
8.
Stock Appreciation Rights
(a)
Grant of SARs: Subject to the terms of the Plan, the Administrator may in its discretion grant SARs to such eligible Participants, in such numbers, upon such terms and conditions and at such times as the Administrator shall determine. SARs may be granted to the holder of an Option (a “Related Option”) with respect to all or a portion of the shares of Common Stock subject to the Related Option (a “Related SAR”) or may be granted separately to an eligible individual (a “Freestanding SAR”). The Exercise Price per share of a SAR shall be no less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock on the date the SAR is granted. Notwithstanding the foregoing, the Administrator may in its discretion authorize the grant of substitute or assumed SARs of an acquired entity with an Exercise Price per share not equal to at least one hundred percent (100%) of the Fair Market Value of the stock on the date of grant, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a). A SAR shall be considered to be granted on the date that the Administrator acts to grant the SAR, or on such other date as may be established by the Administrator in accordance with Applicable Law.
(b)
Related SARs: A Related SAR may be granted either concurrently with the grant of the Related Option or (if the Related Option is a Nonqualified Option) at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such Related Option. The Exercise Price of a Related SAR shall be equal to the Exercise Price of the Related Option. Related SARs shall be exercisable only at the time and to the extent that the Related Option is exercisable (and may be subject to such additional limitations on exercisability as the Administrator may provide in an Award Agreement), and in no event after the complete termination or full exercise of the Related Option. Notwithstanding the foregoing, a Related SAR that is related to an Incentive Option may be exercised only to the extent that the Related Option is exercisable and only when the Fair Market Value exceeds the Exercise Price of the Related Option. Upon the exercise of a Related SAR granted in connection with a Related Option, the Option shall be canceled to the extent of the number of shares as to which the SAR is exercised, and upon the exercise of a Related Option, the Related SAR shall be canceled to the extent of the number of shares as to which the Related Option is exercised or surrendered.
(c)
Freestanding SARs: A SAR may be granted without relationship to an Option (as defined above, a “Freestanding SAR”) and, in such case, will be exercisable upon such terms and subject to such conditions as may be determined by the Administrator, subject to the terms of the Plan.
(d)
Exercise of SARs:
(i)
Subject to the terms of the Plan (including but not limited to Section 4(c) herein), SARs shall be vested and exercisable in whole or in part upon such terms and conditions as may be established by the Administrator. The period during which a SAR may be exercisable shall not exceed ten (10) years from the date of grant or, in the case of Related SARs, such shorter Option Period as may apply to the Related Option (the “SAR Period”). Any SAR or portion thereof not exercised before expiration of the SAR Period established by the Administrator shall terminate.
(ii)
SARs may be exercised by giving written notice to the Company in form acceptable to the Administrator at such place and subject to such terms and conditions as may be established by the Administrator or its designee. Unless the Administrator determines otherwise, the date of exercise of a SAR shall mean the date on which the Company shall have received proper notice from the Participant of the exercise of such SAR.
(iii)
The Administrator shall determine the extent, if any, to which a Participant may have the right to exercise a SAR following termination of the Participant’s employment or service with the Company. Such rights, if any, shall be determined in the sole discretion of the Administrator, shall be stated in the individual Award Agreement, need not be uniform among all SARs issued pursuant to this Section 8, and may reflect distinctions based on the reasons for termination of employment or service.
(e)
Payment Upon Exercise: Subject to the terms of the Plan, upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (i) the excess, if any, of the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the Exercise Price of the SAR, by (ii) the number of shares of Common Stock with respect to which the SAR is being exercised. The consideration payable upon exercise of a SAR shall be paid in cash, shares of Common Stock (valued at Fair Market Value on the date of exercise of the SAR) or a combination of cash and shares of Common Stock, as determined by the Administrator.
9.
Restricted Awards
(a)
Grant of Restricted Awards: Subject to the terms of the Plan, the Administrator may in its discretion grant Restricted Awards to such Participants, for such numbers of shares of Common Stock, upon such terms and conditions and at such times as the Administrator shall determine. Restricted Awards may be in the form of Restricted Stock Awards, Restricted Stock Units and/or Deferred Stock Units that are subject to certain conditions, which conditions must be met in order for the Restricted Award to vest and be earned (in whole or in part) and no longer subject to forfeiture. Restricted Stock Awards shall be payable in shares of Common Stock. Restricted Stock Units and Deferred Stock Units shall be payable in cash or shares of Common Stock, or partly in cash and partly in shares of Common Stock, in accordance with the terms of the Plan and the discretion of the Administrator. Subject to the provisions of Section 4(c) herein, the Administrator shall determine the nature, length and starting date of the period, if any, during which a Restricted Award may vest and be earned (the “Restriction Period”), and shall determine the conditions which must be met in order for a Restricted Award to be granted, vested, earned and/or distributable (in whole or in part), which conditions may include, but are not limited to, payment of a stipulated purchase price, attainment of performance objectives, continued service or employment for a certain period of time, a combination of performance objectives and continued service, Retirement, Disability, death or other termination of employment or service or any combination of any such or other conditions. In the case of Restricted Awards based in whole or in part upon performance factors or criteria, the Administrator shall determine the Performance Measures applicable to such Restricted Awards.
(b)
Vesting of Restricted Awards: Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Restricted Awards have vested and been earned and are payable and to establish and interpret the terms and conditions of Restricted Awards.
(c)
Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise, if the employment or service of a Participant shall be terminated for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and all or any part of a Restricted Award has not vested or been earned pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.
(d)
Share Certificates; Escrow: Unless the Administrator determines otherwise, a certificate or certificates representing the shares of Common Stock subject to a Restricted Stock Award shall be issued in the name of the Participant (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Law shall be provided) after the Award has been granted. Notwithstanding the foregoing, the Administrator may require that (i) a Participant deliver the certificate(s) (or other instruments) for such shares to the Administrator or its designee to be held in escrow until the Restricted Stock Award vests and is no longer subject to a substantial risk of forfeiture (in which case the shares will be promptly released to the Participant) or is forfeited (in which case the shares shall be returned to the Company); and/or (ii) a Participant deliver to the Company a stock power, endorsed in blank (or similar instrument), relating to the shares subject to the Restricted Stock Award which are subject to forfeiture. Unless the Administrator determines otherwise, a certificate or certificate representing shares of Common Stock issuable pursuant to a Restricted Stock Unit or a Deferred Stock Unit shall be issued in the name of the Participant (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Law shall be provided) promptly after the Award (or portion thereof) has vested and been earned and is distributable.

(e)
Deferred Stock Units: A Deferred Stock Unit represents the unfunded promise of the Company to deliver shares of Common Stock, cash or a combination thereof, as applicable, if and to the extent that the Award has vested and is eligible for distribution (including, by way of example only, distribution upon termination of employment or service or upon a specified date or dates subject to compliance with the terms of the Plan and Award Agreement and any other terms and conditions established by the Administrator (taking into account any Code Section 409A considerations). A Deferred Stock Unit shall be settled, if at all, (i) by the delivery of one (1) share of Common Stock for each Deferred Stock Unit, (ii) in cash in an amount equal to the Fair Market Value of one (1) share of Common Stock for each Deferred Stock Unit or (iii) in a combination of cash and shares equal to the Fair Market Value of one (1) share of Common Stock for each Deferred Stock Unit, as determined by the Administrator.
10.
Performance Awards
(a)
Grant of Performance Awards: Subject to the terms of the Plan, the Administrator may in its discretion grant Performance Awards to such eligible Participants upon such terms and conditions and at such times as the Administrator shall determine. Performance Awards may be in the form of Performance Shares and/or Performance Units. An Award of a Performance Share is a grant of a right to receive shares of Common Stock, the cash value thereof, or a combination thereof (in the Administrator’s discretion), which is contingent upon the achievement of performance or other objectives during a specified period and which has a value on the date of grant equal to the Fair Market Value of a share of Common Stock. An Award of a Performance Unit is a grant of a right to receive shares of Common Stock or a designated dollar value amount of Common Stock, which is contingent upon the achievement of performance or other objectives during a specified period, and which has an initial value determined in a dollar amount established by the Administrator at the time of grant. The Administrator shall have discretion to determine the number of Performance Units and/or Performance Shares granted to any Participant. Subject to the provisions of Section 4(c), the Administrator shall have discretion to determine the nature, length and starting date of the period during which a Performance Award may be earned (the “Performance Period”), and shall determine the Performance Measures and other conditions which must be met in order for a Performance Award to be granted or to vest or be earned (in whole or in part), which conditions may include but are not limited to payment of a stipulated purchase price, attainment of performance objectives, continued service or employment for a certain period of time, a combination of performance objectives and service conditions, Retirement, Disability, death or other termination of employment or service or a combination of any such or other conditions. The Administrator shall determine the Performance Measures applicable to Performance Awards.
(b)
Earning of Performance Awards: Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Performance Awards have been earned and are payable and to interpret the terms and conditions of Performance Awards and the provisions of this Section 10.
(c)
Form of Payment: Payment of the amount to which a Participant shall be entitled upon earning a Performance Award shall be made in cash, shares of Common Stock or a combination of cash and shares of Common Stock, as determined by the Administrator in its sole discretion. Payment may be made in a lump sum or upon such terms as may be established by the Administrator (taking into account any Code Section 409A considerations).
(d)
Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a Participant shall terminate for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and the Participant has not earned all or part of a Performance Award pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.
11.
Phantom Stock Awards
(a)
Grant of Phantom Stock Awards: Subject to the terms of the Plan (including but not limited to Section 4(c) herein), the Administrator may in its discretion grant Phantom Stock Awards to such eligible Participants, in such numbers, upon such terms and conditions and at such times as the Administrator shall determine. A Phantom Stock Award is an

Award to a Participant of a number of hypothetical share units with respect to shares of Common Stock, with a value based on the Fair Market Value of a share of Common Stock (unless the Administrator determines otherwise).
(b)
Vesting of Phantom Stock Awards: Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Phantom Stock Awards have vested, been earned and are payable and to interpret the terms and conditions of Phantom Stock Awards.
(c)
Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a Participant shall be terminated for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and all or any part of a Phantom Stock Award has not vested and become payable pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then vested and earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.
(d)
Payment of Phantom Stock Awards: Upon vesting of all or a part of a Phantom Stock Award and satisfaction of such other terms and conditions as may be established by the Administrator, the Participant shall be entitled to a payment of an amount equal to the Fair Market Value of one (1) share of Common Stock with respect to each such Phantom Stock unit which has vested, been earned and is payable (unless the Administrator determines otherwise). Payment may be made, in the discretion of the Administrator, in cash or in shares of Common Stock valued at their Fair Market Value on the applicable vesting date or dates (or other date or dates determined by the Administrator), or in a combination thereof. Payment may be made in a lump sum or upon such terms as may be established by the Administrator (taking into account any Code Section 409A considerations).
(e)
Awards Under Prior Phantom Stock Plans: Notwithstanding the other provisions herein, unless the Administrator determines otherwise (and subject to any Code Section 409A considerations), if and to the extent that any phantom stock awards granted under a Prior Phantom Stock Plan are settled in shares of Common Stock under the Plan as provided in Section 5(b)(iii), such awards shall be governed by the terms of the applicable Prior Phantom Stock Plan and related award agreement.
12.
Other Stock-Based Awards

The Administrator shall have the authority to grant Other Stock-Based Awards to one or more eligible Participants. Such Other Stock-Based Awards may be valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock or Awards for shares of Common Stock, including but not limited to Other Stock-Based Awards granted in lieu of bonus, salary or other compensation, Other Stock-Based Awards granted with vesting or performance conditions and/or Other Stock-Based Awards granted without being subject to vesting or performance conditions (subject to the terms of Section 4(c) herein). Subject to the provisions of the Plan, the Administrator shall determine the number of shares of Common Stock to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, shares of Common Stock, other securities or any other form of property as the Administrator may determine, or a combination of such forms of consideration; and the other terms and conditions of such Awards.

13.
Dividends and Dividend Equivalents

The Administrator may, in its sole discretion, provide that Awards other than Options and SARs earn dividends or dividend equivalent rights (“dividend equivalents”); provided, however, that dividends and dividend equivalents (whether paid in cash or shares of Common Stock), if any, on unearned or unvested Awards shall not be paid (even if accrued) unless and until the underlying Award (or relevant portion thereof) has vested and/or been earned. Any crediting of dividends or dividend equivalents may be subject to such additional restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of Common Stock or share equivalents. Notwithstanding the other provisions herein, any dividends or dividend equivalents related to an Award shall be structured in a manner so as to avoid causing the Award and related dividends or dividend equivalents to be subject to Code Section 409A or shall otherwise be structured so that the Award and dividends or dividend equivalents are in compliance with Code Section 409A.

14.
Change of Control

Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply in the event of a Change of Control (except to the extent, if any, as may be otherwise provided under Code Section 409A or provided in an Award Agreement):

(a)
To the extent that the successor or surviving company in the Change of Control event does not assume or substitute for an Award (or in which the Company is the ultimate parent corporation and does not continue the Award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Administrator prior to the Change of Control) as Awards outstanding under the Plan immediately prior to the Change of Control event, (i) all outstanding Options and SARs shall become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (ii) any restrictions, including but not limited to the Restriction Period, Performance Period and/or performance factors or criteria applicable to any outstanding Awards other than Options or SARs shall be deemed to have been met, and such Awards shall become fully vested, earned and payable to the fullest extent of the original grant of the applicable Award (or, in the case of performance-based Awards the earning of which is based on attaining a target level of performance, such Awards shall be deemed earned at the greater of actual performance or target performance.
(b)
Further, in the event that an Award is substituted, assumed or continued as provided in Section 14(a) herein, the Award will nonetheless become vested (and, in the case of Options and SARs, exercisable) in full and any restrictions, including but not limited to the Restriction Period, Performance Period and/or performance factors or criteria applicable to any outstanding Award shall be deemed to have been met, and such Awards shall become fully vested, earned and payable to the fullest extent of the original award (or, in the case of performance-based Awards the earning of which is based on attaining a target level of performance, such Awards shall be deemed earned at the greater of actual performance or target performance), if the employment or service of the Participant is terminated within six months before (in which case vesting shall not occur until the effective date of the Change of Control) or one year (or such other period after a Change of Control as may be stated in a Participant’s employment, change in control, severance, consulting or other similar agreement, plan or policy, if applicable) after the effective date of a Change of Control if such termination of employment or service (i) is by the Company not for Cause or (ii) is by the Participant for Good Reason. For clarification, for the purposes of this Section 14, the “Company” shall include any successor to the Company.
(c)
Effect of Change of Control or Other Agreement: Notwithstanding any other provision of the Plan to the contrary, and unless an individual Award Agreement expressly provides otherwise, in the event that a Participant has entered into or is a participant in a change of control, employment, severance, consulting or similar plan or agreement with or established by the Company or an Affiliate, the Participant shall be entitled to the greater of the benefits provided upon a Change of Control under the Plan or the benefits provided upon a change of control of the Company under the other respective plan or agreement, and such other respective plan or agreement shall not be construed to reduce in any way the benefits otherwise provided to a Participant upon the occurrence of a Change of Control as defined in the Plan.
15.
Nontransferability of Awards

Incentive Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers for no consideration by will or the laws of intestate succession or, in the Administrator’s discretion, such transfers for no consideration as may otherwise be permitted in accordance with Treasury Regulation Section 1.421-1(b)(2) or Treasury Regulation Section 1.421-2(c). Awards other than Incentive Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers for no consideration by will or the laws of intestate succession, except for transfers for no consideration if and to the extent permitted by the Administrator in a manner consistent with the registration provisions of the Securities Act. Except as may be permitted by the preceding, an Option or SAR shall be exercisable during the Participant’s lifetime only by him or her or by his or her guardian or legal representative. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

16.
Withholding

The Company shall withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law from any amount payable in cash with respect to an Award. Prior to the delivery or transfer of any certificate for shares or any other benefit conferred under the Plan, the Company shall require any Participant or other person to pay to the Company in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Company to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may in its discretion establish procedures to require or permit a recipient to satisfy such obligations in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to such an Award, by electing (the “election”) to deliver to the Company shares of Common Stock held by the Participant (which are fully vested and not subject to any pledge or other security interest) and/or to have the Company withhold shares of Common Stock from the shares to which the recipient is otherwise entitled. The number of shares to be withheld or delivered shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to, but not exceeding (unless otherwise permitted by the Administrator in a manner in accordance with Applicable Law and applicable accounting principles), the amount of such obligations being satisfied. Such withholding obligations shall be subject to such terms and procedures as may be established by the Administrator.

17.
Amendment and Termination of the Plan and Awards
(a)
Amendment and Termination of Plan; Prohibition on Repricing: The Plan may be amended, altered, suspended and/or terminated at any time by the Board; provided, that (i) approval of an amendment to the Plan by the shareholders of the Company shall be required to the extent, if any, that shareholder approval of such amendment is required by Applicable Law; and (ii) except for adjustments made pursuant to Section 5(d) or in connection with a Change of Control, the Company may not, without obtaining shareholder approval, (A) amend the terms of outstanding Options or SARs to reduce the Exercise Price of such outstanding Options or SARs; (B) exchange outstanding Options or SARs for cash, for Options or SARs with an Exercise Price that is less than the Exercise Price of the original Option or SAR, or for other equity awards at a time when the original Option or SAR has an Exercise Price above the Fair Market Value of the Common Stock; or (C) take other action with respect to Options or SARs that would be treated as a repricing under the rules of the principal stock exchange on which shares of the Common Stock are listed.
(b)
Amendment and Termination of Awards: The Administrator may amend, alter, suspend and/or terminate any Award granted under the Plan, prospectively or retroactively, but (except as otherwise provided in Section 17(c)) such amendment, alteration, suspension or termination of an Award shall not, without the written consent of a Participant with respect to an outstanding Award, materially adversely affect the rights of the Participant with respect to the Award.
(c)
Amendments to Comply with Applicable Law: Notwithstanding Section 17(a) and Section 17(b) herein, the following provisions shall apply:
(i)
The Administrator shall have unilateral authority to amend the Plan and any Award (without Participant consent) to the extent necessary to comply with Applicable Law or changes to Applicable Law (including but in no way limited to Code Section 409A, Code Section 422 and federal securities laws).
(ii)
The Administrator shall have unilateral authority to make adjustments to the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting the Company or any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law, or accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable accounting principles or Applicable Law.
18.
Compliance with Applicable Law

The Company may impose such restrictions on Awards, shares of Common Stock and any other benefits underlying Awards hereunder as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities or other laws applicable to such securities. Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with Applicable Law (including but not limited to the requirements of the Securities Act). The Company will be under no obligation to register shares of

Common Stock or other securities with the Securities and Exchange Commission or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or similar organization, and the Company will have no liability for any inability or failure to do so. The Company may cause a restrictive legend or legends to be placed on any certificate issued pursuant to an Award hereunder in such form as may be prescribed from time to time by Applicable Law or as may be advised by legal counsel.

19.
No Right or Obligation of Continued Employment or Service or to Awards; Compliance with the Plan

Neither the Plan, an Award, an Award Agreement nor any other action related to the Plan shall confer upon a Participant any right to continue in the employ or service of the Company or an Affiliate as an Employee or Director, or interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment or service at any time. Except as otherwise provided in the Plan, an Award Agreement or as may be determined by the Administrator, all rights of a Participant with respect to an Award shall terminate upon the termination of the Participant’s employment or service. In addition, no person shall have any right to be granted an Award, and the Company shall have no obligation to treat Participants or Awards uniformly. By participating in the Plan, each Participant shall be deemed to have accepted all of the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Administrator and shall be fully bound thereby. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

20.
General Provisions
(a)
Shareholder Rights: Except as otherwise determined by the Administrator or provided in the Plan, a Participant and his or her legal representative, legatees or distributees shall not be deemed to be the holder of any shares of Common Stock subject to an Award and shall not have any rights of a shareholder unless and until certificates for such shares have been issued and delivered to him, her or them under the Plan. A certificate or certificates for shares of Common Stock acquired upon exercise of an Option or SAR shall be issued in the name of the Participant or his or her beneficiary and distributed to the Participant or his or her beneficiary (or, in the case of uncertificated shares, other written notice of ownership in accordance with Applicable Law shall be provided) as soon as practicable following receipt of notice of exercise and, with respect to Options, payment of the Exercise Price (except as may otherwise be determined by the Company in the event of payment of the Exercise Price pursuant to Section 7(d)(ii)(C)). Except as otherwise provided in Section 9(d) regarding Restricted Stock Awards or otherwise determined by the Administrator, a certificate for any shares of Common Stock issuable pursuant to a Restricted Award, Performance Award, Phantom Stock Award or Other Stock-Based Award shall be issued in the name of the Participant or his or her beneficiary and distributed to the Participant or his or her beneficiary (or, in the case of uncertificated shares, other written notice of ownership in accordance with Applicable Law shall be provided) after the Award (or portion thereof) has vested and been earned and is distributable.
(b)
Section 16(b) Compliance: To the extent that any Participants in the Plan are subject to Section 16(b) of the Exchange Act, it is the general intention of the Company that transactions under the Plan shall comply with Rule 16b-3 under the Exchange Act and that the Plan shall be construed in favor of such Plan transactions meeting the requirements of Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Administrator, in its sole and absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.
(c)
Unfunded Plan; No Effect on Other Plans:
(i)
The Plan shall be unfunded, and the Company shall not be required to create a trust or segregate any assets that may at any time be represented by Awards under the Plan. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Affiliate, including, without limitation, any specific funds, assets or other property which the Company or any Affiliate, in their discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to shares of Common Stock or other amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Affiliate. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.
(ii)
The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Administrator.
(iii)
Except as otherwise provided in the Plan, the adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of stock incentive or other compensation for employees or service providers of the Company or any Affiliate.
(d)
Governing Law: The Plan and Awards shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of laws provisions of any state, and in accordance with applicable federal laws of the United States. Any and all disputes between a Participant or person claiming through him or her and the Company or any Affiliate relating to the Plan or an Award shall be brought only in the state courts located in Guilford County, North Carolina, or the United States District Court for the Middle District of North Carolina, as appropriate.
(e)
Beneficiary Designation: The Administrator may, in its discretion, permit a Participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of Awards (if any) to which the Participant is otherwise entitled in the event of death. In the absence of such designation by a Participant, and in the event of the Participant’s death, the estate of the Participant shall be treated as beneficiary for purposes of the Plan, unless the Administrator determines otherwise. The Administrator shall have discretion to approve and interpret the form or forms of such beneficiary designation. A beneficiary, legal guardian, legal representative or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent that the Plan and/or Award Agreement provide otherwise, and to any additional restrictions deemed necessary or appropriate by the Administrator.
(f)
Gender and Number: Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.
(g)
Severability: If any provision of the Plan or an Award Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan or the Award Agreement (which shall be construed or deemed amended to conform to Applicable Law), and the Plan or Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
(h)
Rules of Construction: Headings are given to the sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or other provision of law shall (unless the Administrator determines otherwise) be construed to refer to any amendment to or successor of such provision of law.
(i)
Successors and Assigns: The Plan shall be binding upon the Company, its successors and assigns, and Participants, their executors, administrators and permitted transferees and beneficiaries.
(j)
Award Agreement: The grant of any Award under the Plan shall be evidenced by an Award Agreement between the Company and the Participant. Such Award Agreement may state terms, conditions and restrictions applicable to the Award and may state such other terms, conditions and restrictions, including but not limited to terms, conditions and restrictions applicable to shares of Common Stock or other benefits subject to an Award, as may be established by the Administrator.
(k)
Right of Offset: Notwithstanding any other provision of the Plan or an Award Agreement, the Company may at any time (subject to any Code Section 409A considerations) reduce the amount of any payment or benefit otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to or on behalf of the Company or an Affiliate that is or becomes due and payable.
(l)
Uncertificated Shares: Notwithstanding anything in the Plan to the contrary, to the extent the Plan provides for the issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may, in the Company’s discretion, be effected on a non-certificated basis, to the extent not prohibited by the Company’s articles of incorporation or bylaws or by Applicable Law (including but not limited to applicable state corporate law and the applicable rules of any stock exchange on which the Common Stock may be traded).
(m)
Income and Other Taxes: Participants are solely responsible and liable for the satisfaction of all federal, state, foreign and/or local taxes and penalties that may arise in connection with Awards (including but not limited to any income, employment or excise taxes and penalties arising under Code Section 409A or otherwise), and the Company shall not have any obligation to indemnify, gross up or otherwise hold any Participant or any other person harmless from any or all of such taxes. The Company shall have no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for a Participant or any other person, and the Company shall not be liable for any interest or penalty that a Participant incurs by failing to make timely payments of tax or otherwise.
(n)
Effect of Certain Changes in Status: Notwithstanding the other terms of the Plan or an Award Agreement, the Administrator has sole discretion to determine (taking into account any Code Section 409A considerations), at the time of grant of an Award or at any time thereafter, the effect, if any, on Awards (including but not limited to modifying the vesting, exercisability and/or earning of Awards) granted to a Participant if the Participant’s status as an Employee or Director changes, including but not limited to a change from full-time to part-time, or vice versa, or if other similar changes in the nature or scope of the Participant’s employment or service occur.
(o)
Shareholder Approval: The Plan is subject to approval by the shareholders of the Company, which approval must occur, if at all, within twelve (12) months of the Effective Date. Any Awards granted prior to such shareholder approval shall be conditioned upon and shall be effective only upon approval of the Plan by such shareholders on or before such date. Amendments to the Plan shall be subject to shareholder approval if and to the extent required under Applicable Law.
(p)
Deferrals: Subject to the provisions of the Plan, the Administrator may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be payable with respect to an Award. Any such deferral shall be subject to such terms and conditions as may be established by the Administrator and to any applicable Code Section 409A requirements.
(q)
Fractional Shares: Except as otherwise provided in an Award Agreement or determined by the Administrator, (i) the total number of shares issuable pursuant to the exercise, vesting or earning of an Award shall be rounded down to the nearest whole share, and (ii) no fractional shares shall be issued. The Administrator may, in its discretion, determine that a fractional share shall be settled in cash.
(r)
Compliance with Recoupment, Ownership and Other Policies or Agreements: Notwithstanding anything in the Plan or an Award Agreement to the contrary, the Administrator may, at any time, in its discretion provide that an Award, shares of Common Stock, cash or other benefits related to an Award shall be forfeited and/or recouped if the Participant, during employment or service or following termination of employment or service for any reason, engages in certain specified conduct, including but not limited to violation of policies of the Company or an Affiliate, breach of non-solicitation, non-competition, confidentiality or other restrictive covenants or other conduct by the Participant that is determined by the Administrator to be detrimental to the business or reputation of the Company or any Affiliate. In addition, without limiting the effect of the foregoing, as a condition to participation in the Plan, each Participant shall be deemed to have agreed to comply with the Company’s Clawback Policy(ies), Stock Ownership and Equity Retention Policy(ies) and/or other policies adopted by the Company or an Affiliate, each as in effect from time to time and to the extent applicable to the Participant. Further, each Participant shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply under an Award Agreement, other agreement or arrangement and/or Applicable Law. By participating in the Plan, a Participant shall be deemed to have consented to the provisions of the Plan, including but not limited to this Section 20(r).

(s)
Attestation: Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Award or taxes relating to the exercise, vesting or earning of an Award by delivering shares of Common Stock, the Participant may, unless the Administrator determines otherwise and subject to procedures satisfactory to the Administrator, satisfy such delivery requirement by presenting proof of beneficial ownership of such shares, in which case the Company shall treat the Award as exercised, vested or earned without further payment and/or shall withhold such number of shares from the shares acquired by the exercise, vesting or earning of the Award, as appropriate.
(t)
Plan Controls: Unless the Administrator determines otherwise, (i) in the event of a conflict between any term or provision contained in the Plan and an express term contained in any Award Agreement, the applicable terms and provisions of the Plan will govern and prevail, and (ii) the terms of an Award Agreement shall not be deemed to be in conflict or inconsistent with the Plan merely because they impose greater or additional restrictions, obligations or duties, or if the Award Agreement provides that such Award Agreement terms apply notwithstanding the provisions to the contrary in the Plan.
(u)
Indemnification: No member of the Board or Committee or its or their designees or agents, as applicable, shall be liable while acting as Administrator for any action or determination made in good faith with respect to the Plan, an Award or an Award Agreement. In addition to such other rights of indemnification as members of the Board or the Committee or officers or employees of the Company or an Affiliate to whom authority to act for the Board or the Committee is delegated may have under the Company’s articles of incorporation, bylaws and/or other instrument and/or pursuant to Applicable Law, such individuals shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereof, to which any such individual may be a party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder and against all amounts paid by such individual in a settlement thereof that is approved by the Company’s legal counsel or paid in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be formally determined that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that any such individual shall give the Company an opportunity, at its own expense, to defend the same before such individual undertakes to defend such action, suit or proceeding.
(v)
Electronic Delivery and Participation: The Company may, in its sole discretion, decide to deliver to and obtain a Participant’s acceptance of any documents related to an Award that may be granted under the Plan by electronic means or request such Participant’s consent to participate in the Plan by electronic means.
21.
Compliance with Code Section 409A

Notwithstanding any other provision in the Plan or an Award Agreement to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Plan or any Award, it is the general intention of the Company that the Plan and all such Awards shall, to the extent practicable, comply with, or be exempt from, Code Section 409A, and the Plan and any such Award Agreement shall, to the extent practicable, be construed in accordance therewith. Deferrals of shares or any other benefit issuable pursuant to an Award that are otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with, or exempt from, Code Section 409A. In the event that the Company (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise, distributions that are subject to Code Section 409A to any Participant who is a “specified employee” (as defined under Code Section 409A) upon a separation from service may only be made following the expiration of the six (6)-month period after the date of separation from service (with such distributions that were delayed to be made during the seventh (7th) month following separation of service, and any remaining payments due to be made in accordance with the Plan or Award Agreement), or, if earlier than the end of the six (6)-month period, the date of death of the specified employee, or as otherwise permitted under Code Section 409A; and, provided further, if such a distribution is settled in cash in an amount based on the Fair Market Value of the Common Stock, then the Fair Market Value of the Common Stock shall be determined as of the date of settlement following the expiration of the six (6)-month period unless an Award Agreement provides otherwise. For the purposes herein, the phrase “termination of employment” or similar phrases will be interpreted in accordance with the term “separation from service” as defined under Code Section 409A if and to the extent required under Code Section 409A. For purposes of Code Section 409A, each installment payment provided under the Plan or an Award Agreement shall be treated as a separate payment. Without in any way limiting the effect of any of the foregoing, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in the Plan or any Award Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or Award Agreement, as applicable, and (ii) terms used in the Plan or an Award Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Neither the Company, its Affiliates, the Board, the Committee nor its or their designees or agents makes any representations that the payments or benefits provided under the Plan or an Award Agreement comply with Code Section 409A, and in no event will the Company, its Affiliates, the Board, the Committee nor its or their designees or agents be liable for any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant (or any person claiming through him or her) on account of non-compliance with Code Section 409A.

[Signature Page To Follow]

IN WITNESS WHEREOF, this Old Dominion Freight Line, Inc. 2025 Stock Incentive Plan is, by the authority of the Board of Directors of the Company, executed on behalf of the Company, the 21st day of May, 2025.

OLD DOMINION FREIGHT LINE, INC.

By:
Name:	Kevin M. Freeman
Title:	President and Chief Executive Officer

ATTEST:

By:
Name:	Ross H. Parr
Title:	Senior Vice President – Legal Affairs, General Counsel and Secretary

OLD DOMINION FREIGHT LINE, INC. ATTN: ADAM N. SATTERFIELD, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER 500 OLD DOMINION WAY THOMASVILLE, NC 27360 SCAN TO VIEW MATERIALS & VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 20, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 20, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V64137-P27727 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY OLD DOMINION FREIGHT LINE, INC. Company Proposals - The Board of Directors recommends that you vote "FOR ALL" of the nominees in Proposal 1 and "FOR" Proposals 2, 3, and 4. 1. Election of twelve directors named below to the Company's Board of Directors for one-year terms and until their respective successors have been elected and qualified, as set forth in the accompanying proxy statement. Nominees: 01) Sherry A. Aaholm 02) David S. Congdon 03) John R. Congdon, Jr. 04) Andrew S. Davis 05) Kevin M. Freeman 06) Bradley R. Gabosch 07) Greg C. Gantt 08) John D. Kasarda 09) Debra S. King 10) Cheryl S. Miller 11) Wendy T. Stallings 12) Thomas A. Stith, III 2. Approval, on an advisory basis, of the compensation of the Company's named executive officers. 3. Approval of the Old Dominion Freight Line, Inc. 2025 Stock Incentive Plan. 4. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2025. For All Withhold All For All Except For Against Abstain To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. Shareholder Proposal - The Board of Directors recommends that you vote "AGAINST" Proposal 5. For Against Abstain 5. Shareholder proposal regarding emission reduction targets. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. IF NO SPECIFICATION IS MADE WITH RESPECT TO A MATTER WHERE A BALLOT IS PROVIDED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. These shares should be represented at the meeting either in person or by your properly completed proxy. The meeting will be held Wednesday, May 21, 2025, at 10:00 a.m. Eastern Daylight Time, at the Grand over Resort, 1000 Club Road, Greensboro, North Carolina 27407. PLEASE SIGN AND SEND IN YOUR PROXY THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID AGENTS, OR ANY OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2024. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 21, 2025: The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2024 Annual Report to Shareholders are available on our corporate website at https://ir.odfl.com/annual-shareholder-meeting-information. V64138-P27727 OLD DOMINION FREIGHT LINE, INC. Annual Meeting of Shareholders on May 21, 2025, 10:00 A.M. EDT This proxy is solicited on behalf of the Board of Directors and will be voted as properly specified by the shareholder. The undersigned shareholder(s) of Old Dominion Freight Line, Inc. designates David S. Congdon, Kevin M. Freeman and Ross H. Parr, and any of them, with full power to act alone, agents and proxies to vote the shares of the undersigned at the Annual Meeting of Shareholders, Wednesday, May 21, 2025 at 10:00 a.m. Eastern Daylight Time, and at any adjournment thereof, as designated on the reverse side. The shares represented by this proxy will be voted in accordance with the instructions of the undersigned shareholder(s) when instructions are given in accordance with the procedures described herein and the accompanying proxy statement. This proxy, if properly executed and returned, will be voted "FOR ALL" regarding election of all of the director nominees identified in Proposal 1, "FOR" each of Proposals 2, 3 and 4, and "AGAINST" Proposal 5, if no instruction to the contrary is indicated. If any other business is properly presented at the meeting, this proxy will be voted in accordance with the best judgment of the agents and proxies named above. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned revokes this proxy by properly voting at the annual meeting or otherwise properly completing and delivering a later-dated proxy. Continued and to be signed on reverse side